UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS

AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2024

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________________ to __________________

Commission file number 1-11758

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

Morgan Stanley 401(k) Plan

c/o Morgan Stanley Benefits Department

750 Seventh Ave.

New York, NY 10019

B.	Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

MORGAN STANLEY

1585 Broadway

New York, NY 10036

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Morgan Stanley 401(k) Plan
(Name of Plan)

Date:	June 26, 2025	By:	/s/ David Stark
(Signature)
		Name	David Stark
		Title:	Chief Medical Officer and Global Head of Benefits

Morgan Stanley
401(k) Plan

  Employer ID Number: 20-8764829

  Plan Number:  003

Financial Statements at December 31, 2024 and
2023, and for the Year Ended December 31, 2024,
Supplemental Schedule at December 31, 2024, and Report of Independent Registered Public Accounting Firm

MORGAN STANLEY 401(k) PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits at December 31, 2024 and 2023	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2024	3

Notes to Financial Statements at December 31, 2024 and 2023, and for the Year Ended December 31, 2024	4–15

SUPPLEMENTAL SCHEDULE:

Form 5500, Schedule H, Line 4i — Schedule of Assets (Held at End of Year) at December 31, 2024	16–60

NOTE:	All other schedules required by section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and Plan Administrator of Morgan Stanley 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Morgan Stanley 401(k) Plan (the "Plan") as of December 31, 2024 and 2023, the related statement of changes in net assets available for benefits for the year ended December 31, 2024, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2024 and 2023, and the changes in net assets available for benefits for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedule

The supplemental schedule of assets (held at end of year) as of December 31, 2024 has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedule is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

New York, New York

June 26, 2025

We have served as the auditor of the Plan since 2022.

MORGAN STANLEY 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AT DECEMBER 31, 2024 AND 2023

	2024	2023
ASSETS:
Participant-directed investments, at fair value	$21,589,503,782	$18,638,890,270

Receivables:
Employer contributions	397,705,435	395,458,159
Notes receivable from participants	130,367,784	130,654,048
Receivables for securities sold and other	63,115,973	70,065,789
Total Receivables	591,189,192	596,177,996

Total Assets	22,180,692,974	19,235,068,266

LIABILITIES:
Participant-directed investments, at fair value	23,003,570	28,796,088
Payables for securities purchased and other	139,281,040	185,177,858

Total Liabilities	162,284,610	213,973,946

NET ASSETS AVAILABLE FOR BENEFITS	$22,018,408,364	$19,021,094,320

The notes to the financial statements are an integral part of these financial statements.

MORGAN STANLEY 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2024

ADDITIONS:
Net investment income:
Appreciation in fair value of investments	$2,949,069,297
Dividends and interest	236,316,280
Net investment income	3,185,385,577

Contributions:
Employer contributions	397,705,435
Participant contributions	833,466,954
Rollover contributions	81,596,595
Total contributions	1,312,768,984

Interest income on notes receivable from participants	8,865,722

Total additions	4,507,020,283

DEDUCTIONS:
Benefits paid to participants	1,492,636,531
Administrative fees	17,069,708

Total deductions	1,509,706,239

Net increase in net assets available for benefits	2,997,314,044

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	19,021,094,320

End of year	$22,018,408,364

The notes to the financial statements are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

AT DECEMBER 31, 2024 AND 2023, AND FOR THE YEAR ENDED DECEMBER 31, 2024

1.	DESCRIPTION OF THE PLAN

The following summary of the Morgan Stanley 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information. Terms used in this description have the same meaning as in the Plan document.

General — The Plan is a profit-sharing plan that includes a “qualified cash or deferred arrangement” as described in Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan’s interest in the Morgan Stanley Stock Fund is designated as an employee stock ownership plan within the meaning of Code section 4975(e)(7) to the extent provided in the Plan.

Morgan Stanley Domestic Holdings, LLC, (the “Plan Sponsor”), is a limited liability company wholly-owned by Morgan Stanley Capital Management, LLC, a limited liability company whose sole member is Morgan Stanley (the “Company”). The Plan Sponsor has delegated certain functions to Morgan Stanley Services Group Inc. (“MSSG”), a corporation wholly-owned by the Plan Sponsor. The Company’s Chief Human Resources Officer or his or her delegate (the “Plan Administrator”) has the authority to control and manage the operation and administration of the Plan, make rules and regulations, and take actions to administer the Plan. The Plan Administrator has delegated certain operational and administrative responsibilities to certain employees in the Company’s Human Resources department.

All of the Plan’s investments are held in a trust account at The Northern Trust Company (the “Trustee”).

Eligibility — U.S. benefits-eligible employees, generally defined as full-time, part-time and hourly employees of participating companies, are eligible to participate in the Plan.

Individuals who are (a) classified by a participating company as non-U.S. benefits-eligible workers, interns, summer associates, contingent workers, leased workers, independent contractors or consultants, regardless of whether or not such classification is subsequently upheld for any purpose by a court or federal, state or local administrative authority; (b) covered by a collective bargaining agreement with respect to which a participating company is a party, unless such agreement provides for participation in the Plan; or (c)  Puerto Rico residents, are not eligible to participate in the Plan.

Eligible participants who terminate employment and are later rehired by a participating company may participate in the Plan immediately upon rehire.

Employee Contributions — Eligible participants may elect to contribute before-tax and/or Roth after-tax contributions of 1% to 50% of eligible pay subject to Code limits ($23,000 for 2024). Those participants who have attained at least age 50 by the end of 2024 may elect an additional before-tax or Roth after-tax “Catch-Up Contribution” of 1% to 50% of eligible pay, subject to Code limits ($7,500 for 2024).

Certain eligible participants may also elect to contribute non-Roth after-tax contributions of 1% to 50% of eligible earnings. Participants eligible to make non-Roth after-tax contributions include eligible employees considered to be non-highly compensated employees from the prior plan year. Highly compensated employees from 2023 (employees who earned $277,165.65 or more during 2022) are permitted to elect to contribute non-Roth after-tax contributions of 1% to 9% of eligible earnings during 2024. Participants may also contribute eligible rollover distributions from other qualified retirement plans, excluding other qualified plans sponsored by the Company and its affiliates. All contributions are subject to certain Code limitations.

Company Contributions — In addition to the eligibility requirements for each type of Company Contribution described below, to be eligible for Company Contributions for any given Plan Year, a participant must be actively at work or on an authorized leave of absence on December 31 or, during the year, have terminated employment because of Retirement, Release, Total and Permanent Disability (each as defined by the Plan) or died. Company Contributions are generally credited to participant accounts during the first quarter of the year following the calendar year for which the contribution amounts are determined.

Company Match: For employees (except Senior Advisors and Advisory Directors (or equivalent titles) each as defined in the Plan) with eligible pay of $275,001 or less and who are not eligible to receive a Fixed Contribution (as described below), the Plan-provided Company Match for the year ended December 31, 2024 ( the “2024 Company Match”) was one dollar for each dollar of before-tax and/or Roth after-tax contributions that eligible participants contributed to the Plan, up to a maximum of 5% of eligible pay. For these employees, the maximum 2024 Company Match was $13,750.

For employees with eligible pay of $100,001 or less who are eligible to receive a Fixed Contribution or employees with eligible pay over $275,001, the Plan-provided 2024 Company Match was one dollar for each dollar of before-tax or Roth after-tax contributions that eligible participants contributed to the Plan, up to a maximum of 4% of eligible pay, up to the Code limit of $330,000. For these employees, the maximum 2024 Company Match was $13,200.

The Company Match is made at the discretion of the Plan Sponsor. The 2024 Company Match contributions were invested according to each participant’s investment elections on file or in a default fund or funds, as selected by the Plan Administrator. The 2024 Company Match was $392,290,569 of which $9,010,409 was covered by forfeitures held by the Plan. The 2023 Company Match was $385,427,965 of which $6,708,369 was covered by forfeitures held by the Plan. Contributions are recorded as Employer contributions receivable on the Company’s balance sheet and are generally paid in the first quarter following the year of accrual.

Fixed Contribution: Eligible employees with annualized base pay and eligible annual pay of $100,001 or less and who are not employed as Financial Advisors, Producing Assistant Branch Managers, Producing Branch Managers, or Producing Sales Managers (or equivalent title), Advisory Directors or Senior Advisors (or equivalent title) at December 31 or who are not classified as Saxon employees of Morgan Stanley’s U.S. Residential Mortgage Business receive a Fixed Contribution of 2% of eligible pay regardless of whether they contribute to the Plan or receive a Company Match. The 2024 Fixed Contribution of $14,425,275 was recorded as Employer contributions receivable at December 31, 2024 and paid in cash by the Company in Q1 2025. The 2023 Fixed Contribution of $16,738,563 was recorded as Employer contributions receivable at December 31, 2023 and paid in cash by the Company in Q1 2024.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions, allocations of Company

Contributions and Plan earnings, and charged with an allocation of Plan losses and administrative expenses not otherwise paid by the Plan Sponsor, and reduced by the amount of any benefit payments to such participant. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investments — Participants direct the investment of their contributions into various investment options offered by the Plan, which are subject to change from time to time. At December 31, 2024, the Plan offered mutual funds, commingled or collective trust funds, an employer stock fund, and separately managed accounts (“Separate Accounts”).

The Plan is intended to meet the requirements of Section 404(c) of ERISA, with the result that participants, and no other fiduciaries, are responsible for the investment of their Plan accounts.

Employer Stock Provisions — The Morgan Stanley Stock Fund is invested primarily in “employer securities” (as defined in the Code), is designated an employee stock ownership plan to the extent provided in the Plan, and is subject to additional plan provisions, including the ability of eligible participants to elect to receive current cash dividend distributions relating to the Morgan Stanley Stock Fund.

Voting and Tender Rights — Each participant may direct a vote on shares of Company common stock in the Morgan Stanley Stock Fund that are allocated to his or her Plan account. Each participant is to be notified prior to the time that voting rights are to be exercised. Unvoted shares, including shares held in the Plan’s forfeiture account, are to be voted in the same proportion as the total actual votes cast by participants with respect to shares held in the Morgan Stanley Stock Fund for or against the matter under consideration. Similar rules apply to tender or other similar rights appurtenant to Company common stock held in the Morgan Stanley Stock Fund, except that shares for which no tender direction is given by the participant will not be tendered. If there is a tender for less than all shares or if there are more tender directions than can be satisfied, participant shares are to be tendered on a pro rata basis.

Vesting — Participants are vested immediately in their Employee Contributions plus earnings thereon. Generally, participants are vested in any Company Contributions upon the earlier of: (i) completion of three years of service, or (ii) termination of employment due to death, Retirement, Release or Total and Permanent Disability, each as defined by the Plan. There is no partial vesting. A participant is always fully vested in dividends paid with respect to the Morgan Stanley Stock Fund.

Other — Certain reservists and persons who provide military service are entitled to additional rights under the Plan. Additional rules apply in the event that the Plan becomes top-heavy as described in the Code.

Forfeitures — The unvested portion of a participant’s account may be forfeited on termination of such participant’s employment for specified reasons. Forfeitures are used to reduce the year-end Company Contributions and pay certain Plan expenses.

Notes Receivable from Participants — Generally, a participant may borrow a total of up to the lesser of $50,000 or 50% of his/her vested Plan account. A participant may have a maximum of two outstanding loans at a time.

Payment of Benefits — Participants may elect to receive all or a portion of their vested account balance following termination of employment.

Participants may withdraw any vested amount allocated to their accounts while in service after attaining age 59-1/2. In the event of a hardship (as defined in the Plan), participants regardless of age may withdraw their vested Employee and Company Contributions to the extent permitted by the Plan. Voluntary Employee Contributions made before 1984 and after-tax Employee Contributions made after 1983 also may be withdrawn in service without regard to the participant’s age, subject to Plan terms. Payments are made in cash and/or in-kind in shares of Morgan Stanley stock at the direction of the participant. There is no limit on the number of non-hardship withdrawals.

To the extent a participant elects to receive his or her vested interest in the Morgan Stanley Stock Fund in-kind, shares are recorded electronically in book entry form on the records of the Company’s transfer agent, Broadridge Corporate Issuer Solutions, LLC.

Plan Termination — Although it has not expressed any intent to do so, the Plan Sponsor (or its delegate, MSSG) has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In such event, participants become fully vested in any Company Contributions to the extent required by the Code.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The Plan’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates — The preparation of financial statements requires Plan management to make estimates and assumptions regarding the valuation of certain financial instruments that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from the estimates and assumptions used.

Administrative Expenses — Administrative expenses of the Plan are paid by the Plan, unless paid by the Plan Sponsor, as provided in the Plan document. The Plan Sponsor is under no obligation to pay the Plan’s administrative expenses. Participants pay administrative costs for loans, distributions and qualified domestic relation orders.

All investment management and transaction fees directly related to the Plan’s investments are paid by the Plan. Management fees and operating expenses charged to the Plan for investments are deducted from income earned on a daily basis and are not separately reflected. Consequently, investment management fees and operating expenses are reflected as a reduction of investment return for such investments.

Payment of Benefits — Benefit payments to participants are recorded upon distribution. Amounts allocated to participants who elected to withdraw from the Plan during the year ended December 31, 2024 generally were paid prior to the year end. Amounts requested in the Plan Year but paid subsequent to the Plan Year were not significant.

Risks and Uncertainties — The Plan utilizes various investments and derivative instruments. Investments and derivatives, in general, are exposed to various risks, such as interest rate, market liquidity and credit risks, as well as overall market volatility. Market risks include global events which could impact the value of investment securities, such as global pandemics or international conflict. Due to the level of risk associated with certain investments and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is reasonably possible that changes in the value of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the financial statements.

Included in investments at December 31, 2024 are shares of the Company’s common stock, which represent fifteen percent of participant-directed investments at December 31, 2024. A significant decline in the market value of the Company’s stock would significantly affect the net assets available for benefits.

Investment Valuation and Income Recognition — Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. The cost of Plan investments is based on the average cost method for individual securities. Dividends are recorded on the ex-dividend date. Realized and unrealized gains and losses on investments are reflected in Net investment income/loss—Net appreciation/depreciation in fair value of investments.

The Plan’s investments and derivative instruments are measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date (see Note 6).

In determining fair value, the Plan uses various valuation approaches and establishes a hierarchy for inputs used in measuring fair value that requires the most observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability that were developed based on market data obtained from sources independent of the Plan. Unobservable inputs are inputs that reflect assumptions the Plan believes other market participants would use in pricing the asset or liability that are developed based on the best information available in the circumstances. The fair value hierarchy has three levels based on the observability of inputs as follows, with Level 1 being the highest and Level 3 being the lowest level:

Level 1. Valuations based on quoted prices in active markets that the Plan has the ability to access for identical assets or liabilities. Valuation adjustments, block discounts and discounts for entity-specific restrictions that would not transfer to market participants are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these investments does not entail a significant degree of judgment.

Level 2. Valuations based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, significant market inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs.

Level 3. Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from investment to investment and is affected by a wide variety of factors, including the type of investment, whether the investment is new and not yet established in the marketplace, the liquidity of markets and other characteristics particular to the investment. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Plan in determining fair value is greatest for instruments categorized in Level 3 of the fair value hierarchy.

The Plan considers prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2, or from Level 2 to Level 3 of the fair value hierarchy.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the total fair value amount is disclosed in the level appropriate for the lowest level input that is significant to the total fair value of the asset or liability.

Notes Receivable from Participants — Notes receivable from participants are measured at their unpaid principal balance plus accrued interest. Principal and interest are repaid semi-monthly and any delinquent payments at December 31, 2024 and 2023 were not significant. Based on the terms of the Plan document, delinquent participant loans are recorded as distributions when a distributable event occurs.

3.	DERIVATIVE INSTRUMENTS AND REPURCHASE AGREEMENTS

Derivative instruments are permitted in the Plan’s Separate Account portfolios only to the extent that they comply with all of the Plan’s policy guidelines and are consistent with the Plan’s risk and return objectives. In addition, derivative instruments may be used only if they are deemed to be more attractive than a similar direct investment in the underlying cash market, or if the investment vehicle is being used to manage the risk of the portfolio. Any use of derivative instruments may not result in exposure of the Plan to investment sectors that are otherwise prohibited under the investment guidelines.

The investment guidelines established with each Separate Account manager for the Plan set forth the guidelines for the commitments that an investment manager may make with respect to derivative instruments. Within the scope of the investment guidelines, the Plan may be invested in futures, options, swaps, and forwards.

Market risk arises from adverse changes in the fair value of these contracts.

Futures and options — The Plan held certain fixed income future and option contracts, and cash and cash equivalents in Separate Accounts at December 31, 2024 and 2023. When the investment manager purchases or writes an option, an amount equal to the premium paid or received by the Plan is recorded as an asset or liability and is subsequently adjusted to the current market value of the option written or purchased. The fair value of these investments at December 31, 2024 and 2023 was not significant and the changes in fair value are accounted for as part of Net appreciation/depreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Swaps — At December 31, 2024 and 2023, the investment assets held by the Plan included positions in interest rate swaps, credit default swaps, overnight index swaps, and inflation swaps. Under the investment managers’ standard International Swap and Derivatives Association agreements, counterparty risk is limited by provisions which allow for the mutual exchange of collateral should a swap’s market value exceed $250,000. Further, the investment managers are instructed to restrict trading to only those counterparties with the largest capitalization and highest credit ratings in the industry. Investment manager policy is to execute swaps only with counterparties whose credit rating is A-/A3 or better, unless otherwise approved by the Plan. These assets were held in Separate Accounts at December 31, 2024 and 2023. The fair value of these investments at December 31, 2024 and 2023 was not significant and the changes in fair value are accounted for as part of Net appreciation/depreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Forwards — The Plan may enter into forward foreign currency contracts in order to hedge certain foreign currency denominated investments. Forward foreign currency commitments are generally entered into with counterparties of high credit quality; therefore, the risk of nonperformance by the counterparties is considered negligible. Additionally, the Plan’s investment guidelines require that the forward foreign currency contracts be restricted in their application and used for economic hedging purposes. The Plan held positions in forward foreign currency contracts in Separate Accounts at December 31, 2024 and 2023. The fair value of these investments at December 31, 2024 and 2023 was not significant and the changes in fair value are accounted for as part of Net appreciation/depreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Securities sold under agreements to repurchase (“repurchase agreements”) — The Plan held positions in repurchase agreements in Separate Accounts at December 31, 2024. The changes in fair value are accounted for as part of Net appreciation/depreciation in fair value of investments in the Statement of changes in net assets available for benefits.

4.	related PARTY and EXEMPT party-IN-INTEREST TRANSACTIONS

Parties-in-interest include Plan fiduciaries, employees, participant employers and service providers, certain owners and certain relatives of such individuals, as defined by ERISA.

There were a range of investment options available in the Plan at December 31, 2024 and 2023, of which one was managed by Morgan Stanley Investment Management (“MSIM”) and was removed as an option during 2024 and one was an employer stock fund (Morgan Stanley Stock Fund). All party-in-interest investments are in the Morgan Stanley Stock Fund, the fund managed by MSIM, an affiliate of the Plan Sponsor, and funds issued by Northern Trust, Principal, PIMCO, Blackrock, JPMorgan Chase Bank, N.A., T. Rowe Price, Artisan Partners, Fidelity Institutional Asset Management, Shenkman, Thompson, Siegel & Walmsley, Wellington Trust Company, N.A., State Street Global Advisors, Weatherbie Capital LLC, Westwood Management Corp., Westfield Capital Management Company, and William Blair Investment Management, LLC.

The Plan has a revenue-sharing agreement whereby Northern Trust, as fund manager of the Northern Trust Sustainability Index Fund, returns a portion of the investment fees to the recordkeeper to offset the Plan’s administrative expenses. Revenue-sharing activity of this fund was not significant.

Investments in and gain or losses related to common stock and funds issued by Morgan Stanley or its affiliate, MSIM, and notes receivables from participants are as follows:

Investments and receivables held by the Plan

	At December 31, 2024	At December 31, 2023	Year Ended December 31, 2024
Morgan Stanley common stock
Number of shares held	26,058,267	28,556,594	n/a
Fair value of shares held	$3,276,045,327	$2,662,902,391	n/a
Net realized gain	n/a	n/a	$204,037,977
Dividend income	n/a	n/a	$97,727,798

Investments in a Registered Investment Company issued by MSIM
Fair value of shares held	$—	$1,379,437,845	n/a
Net realized loss	n/a	n/a	$(347,042,687)

Notes receivable from participants
Participant loans	$130,367,784	$130,654,048	n/a
Interest income	n/a	n/a	$8,865,722

Eligible participants of the Morgan Stanley Stock Fund may elect to receive current cash payment of dividends paid on the Morgan Stanley Stock Fund within the Plan, to the extent provided in the Plan.

Certain officers and employees of the Plan Sponsor (who may also be participants in the Plan) perform administrative services related to the operation, record keeping and financial reporting of the Plan. The Plan Sponsor pays these individuals’ salaries and other administrative expenses on behalf of the Plan. Certain fees, including fees for the investment management services, to the extent not paid by the Plan Sponsor, are paid by the Plan. All direct and indirect fees paid by the Plan are considered party-in-interest transactions.

5.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service determined and informed the Plan Sponsor by a letter dated May 22, 2018, that the Plan and its related Trust continue to be designed in accordance with the applicable provisions of the Code. The Plan has been amended since receiving this letter; however, the Plan Sponsor and the Plan Administrator believe the Plan is currently designed and operated in compliance with the applicable requirements of the Code.

The Plan Sponsor has analyzed the tax positions taken by the Plan, and has concluded that at December 31, 2024 and 2023, there are no uncertain tax positions taken by the Plan that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits of the Plan for any tax periods in progress. The Plan Sponsor believes the Plan is no longer subject to income tax examinations for years prior to 2017.

6.	FAIR VALUE MEASUREMENTS

The following descriptions of the valuation methods and assumptions used by the Plan to determine the fair values of investments apply to investments held directly by the Plan.

Registered Investment Companies (“mutual funds”) — Mutual funds are registered with the Securities and Exchange Commission and are intended to meet the requirements of the Investment Company Act of 1940 with respect to income distribution, fee structure, and diversification of assets. Mutual funds are generally marked to quoted prices and are categorized in Level 1 of the fair value hierarchy if based upon prices which are observable in an active market. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

Morgan Stanley Stock Fund (the “Fund”) — The Plan holds investments in the Fund holding Morgan Stanley common stock and containing a short-term investment fund to facilitate participant transactions into and out of the Fund. The Company has specific rules that govern employee transactions in Morgan Stanley stock. Employees may transact in Morgan Stanley stock (including the Fund) only during a window period designated by the Company. Shorter window periods and prior approval requirements apply to those employees deemed Access Persons (as defined in the Company’s employee trading policy) by the Company. Access Persons who are members of the Company’s Management or Operating Committees are prohibited from selling the Fund within six months of a purchase.

Separate Accounts — The Separate Accounts are professionally managed portfolios held by the Plan. The participants share in the appreciation and depreciation in proportion to their contribution to the Separate Account. Separate Accounts are administered and supervised by investment managers who decide how to invest funds contributed by investors, subject to written investment guidelines. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

A description of the valuation methods and assumptions applied to the major categories of the Fund and the Separate Accounts are as follows:

Corporate equities

Corporate equities, including Morgan Stanley common stock, are exchange-traded equity securities that are generally valued based on quoted prices from the exchange. To the extent these securities are actively traded, valuation adjustments are not applied. Unlisted equity securities are generally valued based on an assessment of each security, considering rounds of financing and third-party transactions, discounted cash flow analyses and market-based information, including comparable transactions, trading multiples and changes in market outlook, among other factors. Listed fund units are generally marked to the exchange-traded price if actively traded, or to NAV if not. Unlisted fund units are generally marked to NAV. Corporate equities are generally categorized in Level 1 of the fair value hierarchy. Stapled securities, consisting of two or more corporate equity securities that are contractually bound to form a single salable unit that cannot be bought or sold separately, are categorized in Level 2 of the fair value hierarchy. Corporate equities are classified as Level 3 if not actively traded, inputs are unobservable or if undergoing an aged merger or acquisition event or corporate action.

Cash and cash equivalents

Cash and cash equivalents are valued at cost, which approximates fair value and are generally categorized in Level 1 of the fair value hierarchy. Commercial Papers are categorized in Level 2 of the fair value hierarchy.

Government and agency securities

Government and agency securities are valued using factors which include but are not limited to market quotations, yields, maturities, and the bond’s terms and conditions. U.S. Treasury securities and U.S. Index Linked Government Bonds, valued using quoted market prices, are categorized in Level 1 of the fair value hierarchy. Non-U.S. index-linked securities are generally categorized in Level 1 of the fair value hierarchy. Callable agency-issued debt securities are valued by benchmarking model-derived prices to quoted market prices and trade data for comparable instruments. The fair value of agency mortgage pass-through pool securities is model driven based on spreads of a comparable to be announced security. The fair value of state and municipal securities is determined using recently executed transactions, market price quotations or pricing models that factor in, where applicable, interest rates, bond or credit default swap spreads and volatility. Callable agency-issued debt securities, agency mortgage pass-through pool securities, and state and municipal government securities are generally categorized in Level 2 of the fair value hierarchy.

Corporate debt instruments

Corporate debt instruments are composed of corporate bonds, corporate loans, and asset-backed securities. Corporate bonds and corporate loans are valued using factors which include but are not limited to recently executed transactions, market price quotations and spreads. Asset-backed securities may be valued based on price or spread data obtained from observed transactions or independent external parties such as vendors or brokers. When position-specific external price data are not observable, the fair value determination may require benchmarking to similar securities. For index linked securities, the market price is adjusted daily by the appropriate index factor. Corporate debt instruments are generally categorized in Level 2 of the fair value hierarchy. Corporate debt instruments are classified as Level 3 if not actively traded or if inputs are unobservable.

Derivative instruments

Depending on the investment and terms of the transaction, the fair value of over-the-counter (“OTC”) derivative investments can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks, including closed-form analytic formulas, such as the Black-Scholes option-pricing model, and simulation models or a combination thereof. Many pricing models do not entail material subjectivity as the methodologies employed do not necessitate significant judgment, since model inputs may be observed from actively quoted markets, as is the case for generic interest rate swaps and certain option contracts. Interest rate swaps are valued using observable inputs. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives. Derivative instruments are categorized in Level 2 of the fair value hierarchy, except for cash collateral related to the derivative instruments, which are valued at carrying value and categorized in Level 1.

Repurchase agreements

The fair value of repurchase agreements is computed using a standard cash flow discounting methodology. The inputs to the valuation include contractual cash flows and collateral funding spreads which are estimated using various benchmarks, interest rate yield curves and option volatilities. Repurchase agreements are categorized in Level 2 of the fair value hierarchy.

Collective Trust Funds — Each investment is administered and supervised by its respective investment manager who decides how to invest the contributed funds. The Collective Trust Funds do not have a readily determinable fair value. The fair values of participating units held in the Collective Trust Funds are valued at NAVs as a practical expedient. Terms of the applicable Collective Trust Fund Agreements and/or Investment Management Agreements permit the termination of the agreement and the receipt of the fund securities at fair value within 30 days. There were no unfunded commitments and no restricted redemption notice periods. Other than certain funds managed by State Street Global Advisors and BlackRock, Inc., from which the Plan does not restrict the frequency of redemptions, the Plan generally prohibits the sale of the Collective Trust Fund investment options within 30 days of a purchase into that investment option.

	Plan's Investment Assets and Liabilities at Fair Value at December 31, 2024
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:

Registered Investment Companies	78,829,907	—	—	78,829,907

Separately Managed Accounts
Corporate equities	6,134,331,011	—	237,475	6,134,568,486
Cash and cash equivalents	3,329,031	4,294,246	—	7,623,277
Government and agency securities
U.S. Treasury and agency securities	869,592,096	284,877,550	—	1,154,469,646
Other sovereign government obligations	8,643,551	1,487,796	—	10,131,347
Total Government and agency securities	878,235,647	286,365,346	—	1,164,600,993
Corporate debt instruments	—	171,927,434	—	171,927,434
Derivative instruments	18,583,234	8,496,358	—	27,079,592
Repurchase agreements	—	570,000,000	—	570,000,000
	7,034,478,923	1,041,083,384	237,475	8,075,799,782

Collective Trust Funds *				13,434,874,093

Participant-directed investments				21,589,503,782

Investment Liabilities:
Separately Managed Accounts
Derivative instruments	19,256,791	3,746,779	—	23, 003,570
Participant-directed investments	19,256,791	3,746,779	—	23,003,570

*	Amounts represent certain investments that are measured at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

Other receivables and other payables are valued at their carrying value, which approximates fair value. Level 3 assets reflect positions held prior to 2022 subject to sanctions as a result of the expansion or escalation of hostilities between Russia and Ukraine.

	Plan's Investment Assets and Liabilities at Fair Value at December 31, 2023
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:

Registered Investment Companies	1,563,563,790	-	-	1,563,563,790

Separately Managed Accounts
Corporate equities	5,280,630,210	-	1,505,745	5,282,135,955
Cash and cash equivalents	4,721,804	2,676,723	-	7,398,527
Government and agency securities
U.S. Treasury and agency securities	799,048,611	531,855,877	-	1,330,904,488
Other sovereign government obligations	13,064,888	2,712,094	-	15,776,982
State and municipal securities	-	3,605,644	-	3,605,644
Total Government and agency securities	812,113,499	538,173,615	-	1,350,287,114
Corporate debt instruments	-	297,878,593	400,645	298,279,238
Derivative instruments	20,088,684	11,084,147	-	31,172,831
Repurchase agreements	-	638,000,000	-	638,000,000
	6,117,554,197	1,487,813,078	1,906,390	7,607,273,665

Collective Trust Funds *				9,468,052,815

Participant-directed investments				18,638,890,270

Investment Liabilities:
Separately Managed Accounts
Derivative instruments	23,614,002	5,182,086	-	28,796,088
Participant-directed investments	23,614,002	5,182,086	-	28,796,088

*	Amounts represent certain investments that are measured at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

7.	SuBSEQUENT EVENTS

The Plan has evaluated subsequent events for adjustment to or disclosure in these financial statements through the date of this report and has not identified any recordable or disclosable events not otherwise reported in these financial statements or the notes thereto.

SUPPLEMENTAL SCHEDULE

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Registered Investment Companies
*	Pax	Pax Global Environmental Markets Fund		46,815,800
*	PIMCO	PIMCO International Bond Fund (Unhedged)		32,014,107
		Registered Investment Companies Total		78,829,908
	Corporate Equities
	#Reorg/Retail Merger 02-12-2025	65,262 Shares of Common Stock		1,132,948
	3I Group Ord	49,014 Shares of Common Stock		2,187,766
	5Th 3Rd Bancorp Com	214,438 Shares of Common Stock		9,066,439
	Aalberts Nv	15,084 Shares of Common Stock		536,373
	Aar Corp Com	46,126 Shares of Common Stock		2,826,601
	Aar Corp Com	78,353 Shares of Common Stock		4,801,472
	Academy Sports & Outdoors Inc Com	81,964 Shares of Common Stock		4,715,389
	Acadia Pharmaceuticals Inc Com	288,932 Shares of Common Stock		5,301,902
	Accenture Plc Cls A	51,602 Shares of Common Stock		18,153,068
	Accor Sa	46,885 Shares of Common Stock		2,283,765
	Acerinox Sa	38,400 Shares of Common Stock		375,762
	Adobe Inc Com	6,800 Shares of Common Stock		3,023,824
	Adr Anheuser Busch Inbev Sa/Nv Sponsoredadr	18,371 Shares of Common Stock		919,836
	Adr Argenx Se Sponsored Ads	10,057 Shares of Common Stock		6,185,055
	Adr Ascendis Pharma A/S Sponsored Adr	83,880 Shares of Common Stock		11,547,760
	Adr Astrazeneca Plc Sponsored Adr Unitedkingdom	125,221 Shares of Common Stock		8,204,480
	Adr Cemex Sab De Cv	288,170 Shares of Common Stock		1,625,279
	Adr Legend Biotech Corp Spon Ads Each Rep 2 Ord Shs	123,750 Shares of Common Stock		4,026,825
	Adr Novo-Nordisk A S Adr	10,763 Shares of Common Stock		925,833
	Adr Tencent Music Entmt Group Ads	172,407 Shares of Common Stock		1,956,819
	Adr Totalenergies Se Sponsored Adr	211,028 Shares of Common Stock		11,501,026
	Advance Res Inv Reit	235 Shares of Common Stock		437,223
	Aena Sme S.A. 144A	19,387 Shares of Common Stock		3,962,852
	Aeon Delight Co.Ltd. Npv	19,046 Shares of Common Stock		526,564
	Agco Corp Com	135,501 Shares of Common Stock		12,666,633
	Agilysys Inc Com Stk	34,584 Shares of Common Stock		4,555,059
	Air Liquide(L')	41,233 Shares of Common Stock		6,699,978
	Alamo Group Inc Com	24,731 Shares of Common Stock		4,597,740
	Allianz Se Npv(Regd)(Vinkuliert)	13,977 Shares of Common Stock		4,282,615
	Allied Props Real Trust Units	56,688 Shares of Common Stock		675,983
	Ally Finl Inc Com	71,500 Shares of Common Stock		2,574,715
	Alnylam Pharmaceuticals Inc Com	22,860 Shares of Common Stock		5,379,187
	Altarea Reit	2,794 Shares of Common Stock		278,903
	Alten Npv	5,555 Shares of Common Stock		454,712
	Amazon Com Inc Com	30,115 Shares of Common Stock		6,606,930
	Amentum Hldgs Inc Com	142,400 Shares of Common Stock		2,994,672
	Ameren Corp Com	255,510 Shares of Common Stock		22,776,161
	American Healthcare Reit Inc Com	40,609 Shares of Common Stock		1,154,108
	American Homes 4 Rent Common Stock	81,587 Shares of Common Stock		3,052,986
	American International Group Inc Com	253,562 Shares of Common Stock		18,459,314
	American Tower Corp	8,210 Shares of Common Stock		1,505,796

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Americold Rlty Tr Inc Com	68,477 Shares of Common Stock		1,465,408
	Amerisafe Inc Com	48,759 Shares of Common Stock		2,513,039
	Ametek Inc New Com	39,590 Shares of Common Stock		7,136,493
	Amorepacific Group	23,119 Shares of Common Stock		326,648
	Amotiv Limited Npv	82,415 Shares of Common Stock		540,889
	Anheuser-Busch Inb Npv	42,722 Shares of Common Stock		2,134,514
	Ansell Npv	36,538 Shares of Common Stock		765,093
	Aon Plc	16,309 Shares of Common Stock		5,857,540
	Applovin Corp Com Cl A Com Cl A	38,000 Shares of Common Stock		12,305,540
	Arcbest Corp Com	51,002 Shares of Common Stock		4,759,507
	Archer-Daniels-Midland Co Com	96,800 Shares of Common Stock		4,890,336
	Arclands Corp Npv	33,214 Shares of Common Stock		358,431
	Ares Management Lp Com Shs Repstg Ltd Partner	51,980 Shares of Common Stock		9,202,019
	Argan	4,401 Shares of Common Stock		275,713
	Argen X Se	3,990 Shares of Common Stock		2,478,987
	Arjo Ab Ser'B'Npv	70,647 Shares of Common Stock		231,840
	As One Corporation Npv	32,889 Shares of Common Stock		554,777
	Askul Corp Npv	29,376 Shares of Common Stock		314,770
	Asmpt Ltd	66,395 Shares of Common Stock		640,193
	Atea Asa Nok10	51,867 Shares of Common Stock		645,749
	Atlantic Un Bankshares Corp Com	126,207 Shares of Common Stock		4,780,721
	Atlassian Corp Cl A	42,750 Shares of Common Stock		10,404,495
	Austria Tech Systemtechnik	11,857 Shares of Common Stock		148,686
	Avalonbay Cmntys Reit	21,095 Shares of Common Stock		4,640,267
	Avanos Med Inc Com	98,155 Shares of Common Stock		1,562,628
	Avanza Bank Hldg Npv	32,814 Shares of Common Stock		810,457
	Avista Corp Com	97,374 Shares of Common Stock		3,566,810
	Axa Sa	67,244 Shares of Common Stock		2,389,742
	Axon Enterprise Inc Com	32,060 Shares of Common Stock		19,053,899
	Azbil Corp Npv	79,200 Shares of Common Stock		618,593
	Az-Com Maruwa Hldg Npv	55,986 Shares of Common Stock		395,422
	Azelis Group Nv Npv	26,717 Shares of Common Stock		525,644
	Azz Inc Com	41,629 Shares of Common Stock		3,410,248
	B & M European Value Retail Sa Ord	110,821 Shares of Common Stock		509,367
	Banca Generali	27,320 Shares of Common Stock		1,269,083
	Banco Actinver Sa Cbfi (Prologis)	81,414 Shares of Common Stock		226,747
	Banco Bpm Npv	88,637 Shares of Common Stock		717,014
	Bank Nt Butterfield Com Bmd1(Post Rev Split)	67,032 Shares of Common Stock		2,450,020
	Bank Of America Corp	764,679 Shares of Common Stock		33,607,642
	Bankinter Sa	74,386 Shares of Common Stock		588,484
	Banner Corp Com New Com New	41,869 Shares of Common Stock		2,795,593
	Baxter Intl Inc Com	168,300 Shares of Common Stock		4,907,628
	Baxter Intl Inc Com	386,468 Shares of Common Stock		11,269,407
	Baycurrent Inc Npv	22,256 Shares of Common Stock		753,385
	Be Semiconductor Industries Nv	3,852 Shares of Common Stock		527,711

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Beazley Plc (Uk) Ord	87,072 Shares of Common Stock		890,385
	Becton Dickinson & Co Com	115,643 Shares of Common Stock		26,235,927
	Bff Bank S.P.A.	208,929 Shares of Common Stock		1,990,383
	Big Yellow Group (Placing) Ord	37,854 Shares of Common Stock		455,120
	Bilfinger Se	14,461 Shares of Common Stock		692,564
	Binggrae Krw5000	10,350 Shares of Common Stock		572,285
	Bio Rad Laboratories Inc Cl A Cl A	10,700 Shares of Common Stock		3,515,057
	Biogen Inc Common Stock	29,900 Shares of Common Stock		4,572,308
	Blackline Inc Com	38,941 Shares of Common Stock		2,366,055
	Block Inc	82,100 Shares of Common Stock		6,977,679
	Blue Bird Corp Com	111,716 Shares of Common Stock		4,315,589
	Bnp Paribas Eur2	36,173 Shares of Common Stock		2,218,212
	Boeing Co Com	45,452 Shares of Common Stock		8,045,004
	Boise Cascade Co Com	37,115 Shares of Common Stock		4,411,489
	Boot Barn Hldgs Inc Com	15,961 Shares of Common Stock		2,423,199
	Booz Allen Hamilton Hldg Corp Cl A Com Stk	29,640 Shares of Common Stock		3,814,668
	Bqe Cant Vaudoise Chf1 (Regd)	6,294 Shares of Common Stock		579,916
	Brembo N.V. Npv	58,358 Shares of Common Stock		549,487
	Bristol Myers Squibb Co Com	322,049 Shares of Common Stock		18,215,091
	British American Tobacco Ord Gbp0.25	143,833 Shares of Common Stock		5,187,930
	Broadstone Net Lease Inc Com	68,530 Shares of Common Stock		1,086,886
	Bucher Industries (Regd)	2,074 Shares of Common Stock		746,068
	Bureau Veritas Eur0.12	48,802 Shares of Common Stock		1,482,681
	C&C Group Ord (Cdi)	390,003 Shares of Common Stock		713,122
	Cadre Hldgs Inc Com	72,400 Shares of Common Stock		2,338,520
	Casella Waste Sys Inc Cl A Com Stk	81,877 Shares of Common Stock		8,663,405
	Cdl Hospitality Tr Npv Stapled Units	767,254 Shares of Stapled Securities		483,682
	Cdn Apartment Prop Trust Units	30,738 Shares of Common Stock		911,112
	Cdn Pac Kans Cy Com Npv	80,185 Shares of Common Stock		5,802,847
	Ceco Environmental Corp Com	22,655 Shares of Common Stock		684,861
	Cellnex Telecom Sa	26,460 Shares of Common Stock		835,954
	Cent Garden & Pet Co Cl A	72,204 Shares of Common Stock		2,386,342
	Centene Corp Del Com	68,834 Shares of Common Stock		4,169,964
	Century Cmntys Inc Com	60,845 Shares of Common Stock		4,463,589
	Cf Inds Hldgs Inc Com	144,314 Shares of Common Stock		12,312,870
	Chipotle Mexican Grill Inc Com Stk	129,850 Shares of Common Stock		7,829,955
	Chubb Ltd Ord	125,735 Shares of Common Stock		34,740,581
	Cie Automotive Sa	18,947 Shares of Common Stock		498,338
	Cie De St-Gobain	30,514 Shares of Common Stock		2,707,884
	Citigroup Inc Com New Com New	297,601 Shares of Common Stock		20,948,134
	City Hldg Co Com	38,867 Shares of Common Stock		4,604,962
	Clarivate Plc	514,600 Shares of Common Stock		2,614,168
	Cnh Industrial Nv Com Stk	155,200 Shares of Common Stock		1,758,416
	Coastal Finl Corp Wa Com New Com New	7,050 Shares of Common Stock		598,616
	Coca Cola Co Com	401,799 Shares of Common Stock		25,016,006

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Coca-Cola Bottlers Npv	84,020 Shares of Common Stock		1,334,932
	Cogent Communications Hldgs Inc	31,646 Shares of Common Stock		2,438,957
	Cognizant Tech Solutions Corp Cl A	22,300 Shares of Common Stock		1,714,870
	Coinbase Global Inc Com Cl A	30,030 Shares of Common Stock		7,456,449
	Colgate-Palmolive Co Com	147,500 Shares of Common Stock		13,409,225
	Comcast Corp New-Cl A	369,169 Shares of Common Stock		13,854,913
	Commercial Metals Co Com	73,700 Shares of Common Stock		3,655,520
	Conagra Brands Inc Com	349,732 Shares of Common Stock		9,705,063
	Conagra Brands Inc Com	116,800 Shares of Common Stock		3,241,200
	Conmed Corp Com	68,828 Shares of Common Stock		4,710,588
	Conocophillips Com	266,414 Shares of Common Stock		26,420,276
	Constellium Se (France) Class A	334,738 Shares of Common Stock		3,437,759
	Contact Energy Npv	157,511 Shares of Common Stock		838,333
	Convatec Group Plc Ord (Wi)	184,007 Shares of Common Stock		509,756
	Copart Inc Com	103,500 Shares of Common Stock		5,939,865
	Copt Defense Properties Com Stk	158,120 Shares of Common Stock		4,893,814
	Copt Defense Properties Com Stk	19,296 Shares of Common Stock		597,211
	Core Laboratories Inc Com	47,894 Shares of Common Stock		829,045
	Corpay Inc Com	11,700 Shares of Common Stock		3,959,514
	Cousins Pptys Inc	42,312 Shares of Common Stock		1,296,440
	Crowdstrike Hldgs Inc Cl A Cl A	14,015 Shares of Common Stock		4,795,372
	Crown Hldgs Inc Com	45,000 Shares of Common Stock		3,721,050
	Csx Corp Com Stk	175,260 Shares of Common Stock		5,655,640
	Cummins Inc	62,921 Shares of Common Stock		21,934,261
	Cvs Health Corp Com	244,152 Shares of Common Stock		10,959,983
	Daihatsu Diesel Npv	46,347 Shares of Common Stock		548,815
	Daiichikosho Co Npv	55,072 Shares of Common Stock		645,474
	Daiwa House Reit Investment Co	431 Shares of Common Stock		635,695
	Daiwa Securities Living Investment Corporation	688 Shares of Common Stock		390,053
	Daiwabo Holdings Npv	28,400 Shares of Common Stock		557,844
	Dalata Hotel Group Ord Eur0.01	132,733 Shares of Common Stock		641,868
	Danske Bank A/S Dkk10	158,433 Shares of Common Stock		4,481,338
	Datadog Inc Com Usd0.00001 Cl A	60,260 Shares of Common Stock		8,610,551
	Dayforce Inc	61,700 Shares of Common Stock		4,481,888
	Dcc Ord Eur0.25 (Cdi)	10,689 Shares of Common Stock		688,087
	Deutsche Boerse Ag Npv(Regd)	31,785 Shares of Common Stock		7,319,933
	Deutsche Telekom Npv(Regd)	317,049 Shares of Common Stock		9,484,710
	Dexcom Inc Com	114,784 Shares of Common Stock		8,926,752
	Dexerials Corp Npv	36,153 Shares of Common Stock		568,543
	Diamondback Energy Inc Com	30,970 Shares of Common Stock		5,073,815
	Digico Infras Npv	22,100 Shares of Common Stock		60,890
	Digital Rlty Tr Inc Com	15,283 Shares of Common Stock		2,710,134
	Dl E&C Co Ltd Krw5000	10,083 Shares of Common Stock		220,201
	Docusign Inc Com	46,350 Shares of Common Stock		4,168,719
	Dollar Gen Corp New Com	30,000 Shares of Common Stock		2,274,600

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Dollar Tree Inc Com Stk	39,030 Shares of Common Stock		2,924,908
	Dometic Group Ab Npv	92,904 Shares of Common Stock		437,225
	Dominion Energy Inc Com Stk Npv	106,000 Shares of Common Stock		5,709,160
	Dominion Energy Inc Com Stk Npv	124,730 Shares of Common Stock		6,717,958
	Domino'S Pizza Group Plc Ord Gbp0.00520833	89,860 Shares of Common Stock		354,503
	Dongbu Insurance Co Ltd Krw500	10,056 Shares of Common Stock		702,209
	Dowa Holdings Co Ltd	17,977 Shares of Common Stock		509,707
	Draegerwerk Kgaa Non-Vtg Prf Npv	13,122 Shares of Preferred Stock		631,834
	Draftkings Inc New Cl A	236,500 Shares of Common Stock		8,797,800
	Echostar Corporation	39,935 Shares of Common Stock		914,512
	Elementis Ord Gbp0.05	150,259 Shares of Common Stock		273,244
	Elevance Health Inc	75,526 Shares of Common Stock		27,861,541
	Elis Sa Eur1.00	34,388 Shares of Common Stock		673,006
	Engie Comstk	194,455 Shares of Common Stock		3,082,793
	Eog Resources Inc Com	79,891 Shares of Common Stock		9,793,039
	Eqt Corp Com	361,363 Shares of Common Stock		16,662,448
	Eqty Lifestyle Pptys Inc Reit	21,410 Shares of Common Stock		1,425,906
	Eqty Resdntl Eff 5/15/02	35,512 Shares of Common Stock		2,548,341
	Equinix Inc Com Par $0.001	8,529 Shares of Common Stock		8,041,909
	Equitable Hldgs Inc Com	443,783 Shares of Common Stock		20,933,244
	Essex Ppty Tr Reit	6,717 Shares of Common Stock		1,917,300
	Essilorluxottica Eur 0.18	1,847 Shares of Common Stock		450,601
	Euroapi Sa Eur1	46,929 Shares of Common Stock		139,954
	Eurocommercial Eur10.00	31,312 Shares of Common Stock		719,803
	Europris Asa Nok1	121,472 Shares of Common Stock		777,559
	Evergy Inc Com Npv	80,500 Shares of Common Stock		4,954,775
	Evolution Mining Npv	232,296 Shares of Common Stock		691,803
	Evraz Plc Ord Us0.5	234,412 Shares of Common Stock		237,475
	Extra Space Storage Inc Com	28,822 Shares of Common Stock		4,311,771
	Exxon Mobil Corp Com	251,157 Shares of Common Stock		27,016,958
	Fagron Npv	44,302 Shares of Common Stock		768,860
	Fair Isaac Corporation Com	4,228 Shares of Common Stock		8,417,652
	Fastighets Ab Bald Ser'B'Npv	178,516 Shares of Common Stock		1,240,811
	Fidelity Natl Finl Inc New Formerly Fidelity Common Stock	65,631 Shares of Common Stock		3,684,524
	Fila Holdings Corp	17,745 Shares of Common Stock		485,768
	First Advantage Corp New Com	107,357 Shares of Common Stock		2,010,797
	First Bancorp N C Com	104,631 Shares of Common Stock		4,600,625
	First Ctzns Bancshares Inc Cl A Cl A	1,935 Shares of Common Stock		4,088,694
	Firstservice Corp Com Npv	55,374 Shares of Common Stock		10,023,801
	Fiserv Inc Com	169,597 Shares of Common Stock		34,838,616
	Flex Ltd Com Usd0.01	129,920 Shares of Common Stock		4,987,629
	Flight Centre Travel Group Ltd	16,221 Shares of Common Stock		167,521
	Fluidra Sa Eur1	25,804 Shares of Common Stock		628,455
	Flutter Entertainment Plc Ord Eur 0.09 (Cdi)	673 Shares of Common Stock		174,642
	Flutter Entertainment Plc Ord Eur0.09	7,066 Shares of Common Stock		1,826,208

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Flywire Corp Com Vtg Com Vtg	90,434 Shares of Common Stock		1,864,749
	Forbo Hldgs Ag Chf28(Regd)	620 Shares of Common Stock		516,524
	Fortive Corp Com Mon Stock	132,756 Shares of Common Stock		9,956,700
	Fortum Oyj Eur3.40	45,704 Shares of Common Stock		639,618
	Four Corners Ppty Tr Inc Com	167,992 Shares of Common Stock		4,559,303
	Fp Corp Npv	30,769 Shares of Common Stock		547,013
	Fukushima Galilei Co Ltd	26,044 Shares of Common Stock		438,154
	Fuyo General Lease Npv	10,218 Shares of Common Stock		760,694
	Galderma Group Ag Chf0.01	21,411 Shares of Common Stock		2,377,714
	Gallagher Arthur J & Co Com	28,060 Shares of Common Stock		7,964,831
	Gaming & Leisure Pptys Inc Com	79,620 Shares of Common Stock		3,834,499
	Gaming & Leisure Pptys Inc Com	32,044 Shares of Common Stock		1,543,239
	Ge Aerospace	115,497 Shares of Common Stock		19,263,745
	Ge Healthcare Technologies Inc Com	67,270 Shares of Common Stock		5,259,169
	Ge Vernova Llc Com	20,424 Shares of Common Stock		6,718,066
	Ge Vernova Llc Com	26,140 Shares of Common Stock		8,598,230
	Gecina Sa Eur7.50	8,490 Shares of Common Stock		795,182
	Gerresheimer Ag Npv (Br)	5,976 Shares of Common Stock		439,359
	Gift Holdings Inc	26,826 Shares of Common Stock		620,466
	Glaukos Corp Com	38,076 Shares of Common Stock		5,709,115
	Global Pmts Inc Com	62,440 Shares of Common Stock		6,997,026
	Global Pmts Inc Com	36,000 Shares of Common Stock		4,034,160
	Globant Sa Usd1.20	27,950 Shares of Common Stock		5,993,039
	Glp J-Reit Reit	831 Shares of Common Stock		652,490
	Gms Inc Com	56,574 Shares of Common Stock		4,799,172
	Goodman Group Npv	202,938 Shares of Common Stock		4,478,133
	Grainger Plc Ord Gbp0.05	263,496 Shares of Common Stock		742,505
	Granges Ab Npv	52,886 Shares of Common Stock		630,367
	Graphic Packaging Hldg Co Com Stk	113,100 Shares of Common Stock		3,071,796
	Greencore Group Ord Gbp0.01 (Cdi)	316,295 Shares of Common Stock		767,696
	Gulfport Energy Corp Com Usd0.01	14,843 Shares of Common Stock		2,734,081
	H & E Equip Svcs Inc Com	43,837 Shares of Common Stock		2,146,260
	H.U. Group Holdings Inc	32,489 Shares of Common Stock		529,011
	Halliburton Co Com	129,300 Shares of Common Stock		3,515,667
	Hamilton Lane Inc Cl A Cl A	51,941 Shares of Common Stock		7,689,865
	Hanwha Aerospace Co Ltd	10,289 Shares of Common Stock		2,281,940
	Hawkins Inc Com	34,780 Shares of Common Stock		4,266,463
	Healthpeak Op Llc	85,176 Shares of Common Stock		1,726,518
	Heineken Nv Eur1.60	12,428 Shares of Common Stock		884,114
	Henry Schein Inc Common Stock	38,300 Shares of Common Stock		2,650,360
	Hensoldt Ag Com	10,800 Shares of Common Stock		385,827
	Hf Sinclair Corporation Com Usd0.01	108,800 Shares of Common Stock		3,813,440
	Hill & Smith Plc Ord Gbp0.25	29,667 Shares of Common Stock		694,055
	Hilton Worldwide Hldgs Inc Com New Com New	26,350 Shares of Common Stock		6,512,666
	Hiscox Ord Gbp0.065 (Di)	49,582 Shares of Common Stock		672,505

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Home Depot Inc Com	30,165 Shares of Common Stock		11,733,883
	Honeywell Intl Inc Com Stk	63,970 Shares of Common Stock		14,450,183
	Hosokawa Micron Co Npv	18,722 Shares of Common Stock		502,120
	Hubspot Inc Com	16,610 Shares of Common Stock		11,573,350
	Huhtamaki Oyj Ser'I'Npv	12,874 Shares of Common Stock		455,655
	Hunt J B Trans Svcs Inc Com	33,360 Shares of Common Stock		5,693,218
	Huntington Bancshares Inc Com	927,959 Shares of Common Stock		15,097,893
	Huntington Ingalls Inds Inc Com	25,200 Shares of Common Stock		4,762,044
	Hysan Development Npv	186,911 Shares of Common Stock		284,892
	Iac Inc Com New	83,895 Shares of Common Stock		3,619,230
	Ibstock Plc Ord Gbp0.01	237,723 Shares of Common Stock		523,995
	Icon Plc Com	27,050 Shares of Common Stock		5,672,656
	Imdex Ltd Npv	407,097 Shares of Common Stock		584,766
	Impinj Inc Com	11,815 Shares of Common Stock		1,716,247
	Inaba Denkisangyo Npv	30,719 Shares of Common Stock		765,629
	Inchcape Ord Gbp0.10	74,321 Shares of Common Stock		716,248
	Incitec Pivot Npv	323,643 Shares of Common Stock		587,124
	Indutrade Ab Npv	19,161 Shares of Common Stock		480,358
	Inmode Ltd Com Ils0.01	32,386 Shares of Common Stock		540,846
	Innospec Inc Com Stk	23,048 Shares of Common Stock		2,536,663
	Inogen Inc Com	62,310 Shares of Common Stock		571,383
	Inspire Med Sys Inc Com	5,151 Shares of Common Stock		954,892
	Insulet Corp Com Stk	27,730 Shares of Common Stock		7,239,471
	Intapp Inc Com	7,615 Shares of Common Stock		488,045
	Intel Corp Com	245,701 Shares of Common Stock		4,926,305
	Interparfums Inc	18,612 Shares of Common Stock		2,447,664
	Interrent Real Est Trust Units	52,664 Shares of Common Stock		371,673
	Intl Paper Co Com	326,969 Shares of Common Stock		17,597,472
	Invincible Investments Corp Reit	1,136 Shares of Common Stock		478,514
	Invitation Homes Inc Com	96,581 Shares of Common Stock		3,087,695
	Ipsos Eur0.25	9,873 Shares of Common Stock		469,463
	Iqvia Hldgs Inc Com Usd0.01	5,600 Shares of Common Stock		1,100,456
	Irhythm Technologies Inc Com	28,601 Shares of Common Stock		2,578,952
	J & J Snack Foods Corp Com Stk Npv	31,180 Shares of Common Stock		4,836,953
	Jacobs Solutions Inc Com	20,900 Shares of Common Stock		2,792,658
	Jazz Pharmaceuticals Plc Com Usd0.0001	30,500 Shares of Common Stock		3,756,075
	Jbg Smith Properties Com Usd0.01 Wi	139,120 Shares of Common Stock		2,138,274
	Jm Ab Npv	27,897 Shares of Common Stock		421,387
	John Wood Group Pl Ord Gbp0.0428571	284,258 Shares of Common Stock		233,539
	Johnson & Johnson Com Usd1	263,376 Shares of Common Stock		38,089,437
	Jtc Plc Ord Gbp0.01	45,900 Shares of Common Stock		565,654
	Jungheinrich Non-Vtg Prf Npv	21,395 Shares of Preferred Stock		568,485
	Just Eat Takeaway.Com N.V.	33,804 Shares of Common Stock		461,878
	Kamigumi Co Ltd Npv	28,771 Shares of Common Stock		626,826
	Kawasaki Heavy Ind Npv	9,471 Shares of Common Stock		438,718

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Kemira Oyj Npv	24,143 Shares of Common Stock		488,002
	Kenvue Inc Com	1,620,655 Shares of Common Stock		34,600,984
	Keppel Dc Reit	537,210 Shares of Common Stock		858,465
	Kilroy Rlty Corp Com	22,566 Shares of Common Stock		912,795
	Kimberly-Clark Corp Com	148,852 Shares of Common Stock		19,505,566
	Kinder Morgan Inc Del Com	145,300 Shares of Common Stock		3,981,220
	Kinepolis Group Npv	16,425 Shares of Common Stock		670,119
	Kinx Inc Krw500	3,823 Shares of Common Stock		198,661
	Kissei Pharm Co Npv	22,761 Shares of Common Stock		602,480
	Klepierre Eur1.40	73,411 Shares of Common Stock		2,113,275
	Kolon Industries Krw5000	12,711 Shares of Common Stock		234,422
	Koninklijke Philips Nv	64,365 Shares of Common Stock		1,629,722
	Kotobuki Spirits Npv	48,684 Shares of Common Stock		674,996
	Kraft Heinz Co Com	158,500 Shares of Common Stock		4,867,535
	Kratos Defense & Security Solutions Inc	104,156 Shares of Common Stock		2,747,635
	Kratos Defense & Security Solutions Inc	109,758 Shares of Common Stock		2,895,416
	Krones Ag Ord Npv	4,724 Shares of Common Stock		587,004
	Kyushu Railway Cor Npv	26,506 Shares of Common Stock		645,953
	L3Harris Technologies Inc Com	139,861 Shares of Common Stock		29,409,971
	Labcorp Hldgs Inc Com	6,500 Shares of Common Stock		1,490,580
	Lam Resh Corp Com New	60,080 Shares of Common Stock		4,339,578
	Lamb Weston Hldgs Inc Com Usd5	13,300 Shares of Common Stock		888,839
	Lanxess Ag Npv	16,442 Shares of Common Stock		401,466
	Las Vegas Sands Corp Com Stk	318,703 Shares of Common Stock		16,368,586
	Lg Innotek Co Krw5000	3,416 Shares of Common Stock		375,907
	Liberty Broadband Corp Com Ser C Com Serc	43,024 Shares of Common Stock		3,216,474
	Liberty Global Ltd. Common Stock	153,100 Shares of Common Stock		1,953,556
	Lig Nex1 Co Ltd Krw5000	15,066 Shares of Common Stock		2,256,600
	Lineage Inc Com	10,190 Shares of Common Stock		596,828
	Link Real Estate Investment Trust Units	279,429 Shares of Common Stock		1,181,681
	Live Nation Entertainment Inc	33,480 Shares of Common Stock		4,335,660
	Lkq Corp Com Lkq Corp	107,500 Shares of Common Stock		3,950,625
	Loar Holdings Inc Com	16,165 Shares of Common Stock		1,194,755
	Logista Integral S A	20,580 Shares of Common Stock		622,269
	London Stock Exchange Group Ord Gbp0.06918604	21,272 Shares of Common Stock		3,006,443
	Loomis Ak	23,750 Shares of Common Stock		723,081
	Lpl Finl Hldgs Inc Com	17,310 Shares of Common Stock		5,651,888
	Ls Electric Co Ltd	5,226 Shares of Common Stock		570,826
	Lynas Rare Earths Ltd	103,820 Shares of Common Stock		413,321
	M & T Bk Corp Com	22,500 Shares of Common Stock		4,230,225
	Macom Technology Solutions Holdings Inc Com Stk	42,860 Shares of Common Stock		5,567,943
	Mapletree Ind Tst Npv (Reit)	658,079 Shares of Common Stock		1,066,086
	Mapletree Logistic Npv (Reit)	809,305 Shares of Common Stock		753,421
	Markel Group Inc	2,400 Shares of Common Stock		4,142,952
	Marr Spa Eur0.50	32,309 Shares of Common Stock		336,567

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Marriott Vacations Worldwide Corp Com	5,225 Shares of Common Stock		469,205
	Maruwa Co Ltd Npv	2,491 Shares of Common Stock		766,352
	Masimo Corp Com Stk	36,390 Shares of Common Stock		6,015,267
	Match Group Inc New Com	109,500 Shares of Common Stock		3,581,745
	Mayr-Melnhof Karto Npv	3,697 Shares of Common Stock		304,728
	Medacta Group Sa Chf0.10	15,022 Shares of Common Stock		1,767,002
	Mediobanca Spa Eur0.5	146,585 Shares of Common Stock		2,136,427
	Meidensha Corp Npv	18,281 Shares of Common Stock		508,904
	Meitec Group Holdings Inc Npv	29,419 Shares of Common Stock		555,022
	Melrose Indust Plc Ord Gbp0.001	912,518 Shares of Common Stock		6,329,035
	Melrose Indust Plc Ord Gbp0.001	72,100 Shares of Common Stock		500,071
	Merit Med Sys Inc Com	48,238 Shares of Common Stock		4,665,579
	Metlife Inc Com Stk Usd0.01	230,725 Shares of Common Stock		18,891,763
	Microsoft Corp Com	28,064 Shares of Common Stock		11,828,976
	Middleby Corp Com	12,400 Shares of Common Stock		1,679,580
	Mirvac Group Stapled Securities	616,664 Shares of Stapled Securities		715,889
	Mitie Group Ord Gbp0.025	462,560 Shares of Common Stock		637,241
	Mitsubishi Estate Co Ltd	110,000 Shares of Common Stock		1,540,182
	Mitsubishi Ufj Fin Npv	337,500 Shares of Common Stock		3,964,272
	Mitsui Fudosan Co Ltd Npv	303,059 Shares of Common Stock		2,449,001
	Miura Co Ltd Npv	22,924 Shares of Common Stock		580,539
	Molson Coors Beverage Company Com Usd0.01 Class B	46,600 Shares of Common Stock		2,671,112
	Monday Com Ltd Com Npv	25,170 Shares of Common Stock		5,926,025
	Montrose Environmental Group Inc Com	116,218 Shares of Common Stock		2,155,844
	Moog Inc Cl A	22,672 Shares of Common Stock		4,462,756
	Morgan Stanley Com Stk Usd0.01	26,053,650 Shares of Common Stock		3,275,464,627
	Morgan Stanley Com Stk Usd0.01	4,619 Shares of Common Stock		580,701
	Mosaic Co/The	169,400 Shares of Common Stock		4,163,852
	Msci Inc Com Usd0.01	13,530 Shares of Common Stock		8,118,135
	Munters Group Ab Npv	29,177 Shares of Common Stock		491,158
	Myr Group Inc Del Com Stk	1,668 Shares of Common Stock		248,148
	Nagaileben Co Npv	26,007 Shares of Common Stock		364,555
	Namen-Akt Belimo Holding Ag (Split Holding Ag (Split)	1,037 Shares of Common Stock		685,993
	Namen-Akt Vz Holding Ag	6,628 Shares of Common Stock		1,053,166
	Natera Inc Com	18,950 Shares of Common Stock		2,999,785
	Natera Inc Com	66,477 Shares of Common Stock		10,523,309
	National Bk Hldgs Corp Cl A Com Stk	82,103 Shares of Common Stock		3,535,355
	National Grid Ord Gbp0.12431289	916,322 Shares of Common Stock		10,902,216
	National Storage R Reit Stapled Unit	454,031 Shares of Common Stock		657,805
	National Storage R Reit Stapled Unit	538,285 Shares of Common Stock		779,873
	Natl Fuel Gas Co Com	46,900 Shares of Common Stock		2,845,892
	Ncino Inc New Com	56,159 Shares of Common Stock		1,885,819
	Neogen Corp Com	399,806 Shares of Common Stock		4,853,645
	Neogenomics Inc Com New Com New	180,785 Shares of Common Stock		2,979,337
	Nestle Sa Chf0.10(Regd)	25,412 Shares of Common Stock		2,099,697

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	News Corp Com Cl A	95,605 Shares of Common Stock		2,632,962
	News Corp Com Cl A	673,858 Shares of Common Stock		18,558,049
	Nextage Co Ltd Npv	50,473 Shares of Common Stock		455,721
	Nextdc Ltd Npv	84,797 Shares of Common Stock		791,206
	Nib Holdings Ltd Npv	159,662 Shares of Common Stock		541,724
	Nice Information S Krw500	48,461 Shares of Common Stock		400,948
	Nippon Accommodati Reit	82 Shares of Common Stock		306,274
	Nippon Building Fd Reit	1,255 Shares of Common Stock		977,424
	Nippon Prologis Re Reit	504 Shares of Common Stock		714,823
	Nippon Sanso Holdings Corp	97,006 Shares of Common Stock		2,730,686
	Nisource Inc Com	121,299 Shares of Common Stock		4,458,951
	Nitto Kohki Co Ltd Npv	30,208 Shares of Common Stock		521,471
	Nkt A/S	23,582 Shares of Common Stock		1,684,756
	Nnn Reit Inc	27,389 Shares of Common Stock		1,118,841
	Noble Corporation Plc Com	53,700 Shares of Common Stock		1,686,180
	Norfolk Southn Corp Com	96,501 Shares of Common Stock		22,648,785
	Norma Group Se Npv	16,260 Shares of Common Stock		251,548
	Northern Oil & Gas Inc Com New	128,089 Shares of Common Stock		4,759,787
	Northwestern Energy Group Inc	67,410 Shares of Common Stock		3,603,739
	Novanta Inc Novanta Inc	16,545 Shares of Common Stock		2,527,580
	Novo Nordisk A/S Ser'B'Dkk0.1	44,500 Shares of Common Stock		3,857,046
	Novonesis (Novozymes) B	31,476 Shares of Common Stock		1,781,933
	Nsd Co Ltd Npv	21,958 Shares of Common Stock		472,105
	Nu Holdings Ltd	699,390 Shares of Common Stock		7,245,680
	Oc Oerlikon Corp Chf1 (Regd)	59,832 Shares of Common Stock		231,736
	Oci N.V. Eur0.02	30,600 Shares of Common Stock		342,687
	Odfjell Drilling Limited Usd0.01	162,796 Shares of Common Stock		735,333
	Oge Energy Corp Com	93,792 Shares of Common Stock		3,868,920
	Okinawa Cellular Npv	20,461 Shares of Common Stock		566,336
	Ollies Bargain Outlet Hldgs Inc Com	53,810 Shares of Common Stock		5,904,571
	Otsuka Holdings Co Ltd	34,700 Shares of Common Stock		1,898,829
	Outokumpu Oyj Ser'A'Npv	111,804 Shares of Common Stock		336,321
	Pacific Basin Ship Usd0.01	1,828,490 Shares of Common Stock		386,038
	Palantir Technologies Inc Cl A Cl A	201,070 Shares of Common Stock		15,206,924
	Palomar Hldgs Inc Com	25,994 Shares of Common Stock		2,744,706
	Paltac Corporation	20,577 Shares of Common Stock		571,118
	Papa Johns Intl Inc Com	83,088 Shares of Common Stock		3,412,424
	Par Technology Corp Com	10,473 Shares of Common Stock		761,073
	Park 24 Co Ltd Npv	11,834 Shares of Common Stock		166,674
	Patrizia Se Npv (Regd)	55,556 Shares of Common Stock		454,473
	Penta Ocean Const Npv	109,591 Shares of Common Stock		456,397
	Perella Weinberg Partners Com Usd0.0001 Cl A	157,137 Shares of Common Stock		3,746,146
	Pernod Ricard Npv Eur 1.55	11,369 Shares of Common Stock		1,283,213
	Perrigo Company Limited Com Eur0.001	120,700 Shares of Common Stock		3,103,197
	Pets At Home Group Ord Gbp0.01	141,702 Shares of Common Stock		364,873

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Philip Morris Intl Com Stk Npv	180,534 Shares of Common Stock		21,727,267
	Piper Sandler Companies Com Usd0.01	15,211 Shares of Common Stock		4,562,539
	Planet Fitness Inc Cl A Cl A	35,973 Shares of Common Stock		3,556,651
	Plymouth Indl Reit Inc Com	284,113 Shares of Common Stock		5,057,211
	Post Hldgs Inc Com Stk	32,375 Shares of Common Stock		3,705,643
	Potlatchdeltic Corporation	119,787 Shares of Common Stock		4,701,640
	Prestige Consumer Healthcare Inc Com	62,857 Shares of Common Stock		4,908,503
	Progyny Inc Com	180,613 Shares of Common Stock		3,115,574
	Prologis Inc Com	48,244 Shares of Common Stock		5,099,391
	Pros Hldgs Inc Com	78,012 Shares of Common Stock		1,713,144
	Psp Swiss Property Chf0.10 (Regd)	6,526 Shares of Common Stock		928,222
	Ptc Inc Com	30,970 Shares of Common Stock		5,694,454
	Pure Storage Inc Cl A Cl A	101,190 Shares of Common Stock		6,216,102
	Pvtpl Databricks, Inc. Series H Preferred Stock	470,619 Shares of Preferred Stock		43,532,258
	Qualcomm Inc Com	106,054 Shares of Common Stock		16,292,015
	Rambus Inc Del Com	42,913 Shares of Common Stock		2,268,381
	Rathbones Group Ord Gbp0.05	31,039 Shares of Common Stock		645,296
	Reckitt Benck Grp Ord Gbp0.10	49,013 Shares of Common Stock		2,966,683
	Recordati Eur0.125	16,642 Shares of Common Stock		871,979
	Regency Ctrs Corp Com	36,503 Shares of Common Stock		2,698,667
	Relo Group Inc	37,130 Shares of Common Stock		455,620
	Relx Plc	114,013 Shares of Common Stock		5,181,845
	Renasant Corp Com	133,405 Shares of Common Stock		4,769,229
	Renewi Plc Ord Gbp1	34,750 Shares of Common Stock		352,084
	Resonac Holdings Corp Npv	27,805 Shares of Common Stock		710,340
	Rexel Eur5	34,619 Shares of Common Stock		881,860
	Rexford Indl Rlty Inc Com	42,864 Shares of Common Stock		1,657,122
	Rhi Magnesita N.V.	12,842 Shares of Common Stock		524,316
	Rinnai Corp Npv	16,654 Shares of Common Stock		345,351
	Rockwell Automation	22,840 Shares of Common Stock		6,527,444
	Rockwell Automation	56,790 Shares of Common Stock		16,230,014
	Roland Corporation Npv	18,176 Shares of Common Stock		453,359
	Rpm Intl Inc	60,180 Shares of Common Stock		7,405,751
	Rs Group Plc Ord Gbp0.10	48,784 Shares of Common Stock		416,377
	Rxo Llc Com	178,966 Shares of Common Stock		4,266,549
	Ryman Hospitality Pptys Inc Com	18,108 Shares of Common Stock		1,889,389
	S.W. Airl Co Com	267,822 Shares of Common Stock		9,004,176
	S-1 Corporation	14,805 Shares of Common Stock		595,358
	Sabra Health Care Reit Inc Com	95,460 Shares of Common Stock		1,653,367
	Safestore Hldgs Ord Gbp0.01	90,031 Shares of Common Stock		726,141
	Safran Sa Eur0.20	18,639 Shares of Common Stock		4,093,675
	Sam Yung Trading Krw500	41,924 Shares of Common Stock		362,526
	Samsung Electronic Gdr	10,544 Shares of Common Stock		9,595,040
	Samsung Electronic Krw100	50,483 Shares of Common Stock		1,824,336
	San-Ai Obbli Co Ltd Npv	42,331 Shares of Common Stock		510,418

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Sanofi Sponsored Adr	203,092 Shares of Common Stock		9,795,127
	Sanwa Holdings Npv	35,773 Shares of Common Stock		1,001,990
	Saul Ctrs Inc Com	4,507 Shares of Common Stock		174,872
	Savers Value Vlg Inc Com	29,613 Shares of Common Stock		303,533
	Savills Ord Gbp0.025	53,629 Shares of Common Stock		695,829
	Sawai Group Holdings Co Ltd	38,753 Shares of Common Stock		530,400
	Sberbank Of Russia Spon Adr	260,208 Shares of Common Stock		11,787
	Schlumberger Ltd Com Com	266,568 Shares of Common Stock		10,220,217
	Schwab Charles Corp Com New	403,252 Shares of Common Stock		29,844,681
	Scout24 Se Npv	8,718 Shares of Common Stock		768,239
	Seacoast Bkg Corp Fla Com New Com New	170,875 Shares of Common Stock		4,704,189
	Seb Sa Eur1.00	3,437 Shares of Common Stock		311,414
	Sega Sammy Hldgs I Npv	26,627 Shares of Common Stock		521,155
	Segro Plc Ord Gbp0.10	213,096 Shares of Common Stock		1,871,373
	Sekisui House Reit Reit	1,425 Shares of Common Stock		700,894
	Sekisui Jushi Corp Npv	33,744 Shares of Common Stock		455,832
	Sempra Com	180,842 Shares of Common Stock		15,863,460
	Semtech Corp Com	151,830 Shares of Common Stock		9,390,686
	Senior Plc Gbp0.10	457,519 Shares of Common Stock		914,503
	Sensirion Hldg Ag Chf0.1	2,827 Shares of Common Stock		172,817
	Sgs Sa Chf0.04 (Regd)	41,474 Shares of Common Stock		4,159,070
	Shangri-La Asia Hkd1	680,888 Shares of Common Stock		464,564
	Sharkninja Com Usd0.0001	46,700 Shares of Common Stock		4,546,712
	Ship Healthcare Holdings Inc Npv	30,855 Shares of Common Stock		432,905
	Shoei Co Ltd Npv	39,245 Shares of Common Stock		562,605
	Siemens Ag Npv(Regd)	60,292 Shares of Common Stock		11,772,247
	Simmons 1St Natl Corp Cl A $0.01 Par Cl A $0.01 Par	125,192 Shares of Common Stock		2,776,759
	Sirius Xm Hldgs Inc New Com	139,206 Shares of Common Stock		3,173,897
	Siteone Landscape Supply Inc Com	32,912 Shares of Common Stock		4,336,814
	Sitime Corp Com	10,037 Shares of Common Stock		2,153,238
	Sitio Royalties Corp Com Cl A	198,981 Shares of Common Stock		3,816,456
	Sl Corporation Krw500	17,258 Shares of Common Stock		353,448
	Sm Energy Co Com	133,625 Shares of Common Stock		5,179,305
	Sonic Automotive Inc Cl A	38,630 Shares of Common Stock		2,447,211
	Soulbrain Co Ltd Krw500	4,326 Shares of Common Stock		486,038
	Southern Co Com Stk	238,382 Shares of Common Stock		19,623,606
	Spar Nord Bank As Dkk10	43,605 Shares of Common Stock		1,247,310
	Sparebank 1 Smn Nok25	54,034 Shares of Common Stock		815,076
	Spectris Ord Gbp0.05	16,196 Shares of Common Stock		508,720
	Sprout Social Inc Com Cl A Com Cl A	39,125 Shares of Common Stock		1,201,529
	Sps Comm Inc Com	37,864 Shares of Common Stock		6,966,597
	Ss&C Technologies Hldgs Inc Com	23,000 Shares of Common Stock		1,742,940
	Stabilus Se Common Stock	12,484 Shares of Common Stock		391,047
	Stanley Black & Decker Inc Com	265,876 Shares of Common Stock		21,347,184
	Steadfast Group Npv	289,021 Shares of Common Stock		1,037,895

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Stepan Co Com	70,190 Shares of Common Stock		4,541,293
	Stepstone Group Inc Cl A Cl A	168,632 Shares of Common Stock		9,760,420
	Stockland Npv (Stapled)	573,660 Shares of Stapled Securities		1,704,872
	Sumco Corporation Npv	56,411 Shares of Common Stock		424,626
	Sumitomo Mitsui Financial Group Npv	123,500 Shares of Common Stock		2,957,839
	Sun Hung Kai Prop Npv	138,591 Shares of Common Stock		1,331,860
	Suncor Energy Inc New Com Stk	355,430 Shares of Common Stock		12,681,742
	Sunstone Hotel Invs Inc New Com	217,030 Shares of Common Stock		2,569,635
	Suruga Bank Npv	125,910 Shares of Common Stock		903,706
	Svitzer Group A/S Dkk10	11,536 Shares of Common Stock		359,138
	Swiss Re Ag Chf0.10	12,049 Shares of Common Stock		1,744,363
	Taiyo Yuden Co Ltd Npv	17,387 Shares of Common Stock		251,025
	Tandem Diabetes Care Inc Com New Com Usd0.001(Post Rev Splt)	197,957 Shares of Common Stock		7,130,411
	Tapestry Inc Com Usd0.01	122,920 Shares of Common Stock		8,030,364
	Td Synnex Corporation Com Usd0.001	27,400 Shares of Common Stock		3,213,472
	Te Connectivity Plc Com Usd0.01	112,111 Shares of Common Stock		16,028,510
	Tecan Group Ag Chf0.10 (Regd)	1,625 Shares of Common Stock		363,283
	Teradyne Inc Com	33,850 Shares of Common Stock		4,262,392
	Terreno Rlty Corp	14,005 Shares of Common Stock		828,256
	Texas Instruments Inc Com	55,412 Shares of Common Stock		10,390,304
	Tgs Asa	29,011 Shares of Common Stock		289,667
	The Baldwin Insurance Group Inc Class A Common Stock	121,441 Shares of Common Stock		4,707,053
	The Cigna Group	24,781 Shares of Common Stock		6,843,025
	The Cooper Companies, Inc.	64,160 Shares of Common Stock		5,898,229
	The Hartford Insurance Group Inc Com Usd0.01	281,915 Shares of Common Stock		30,841,501
	The Trade Desk Inc Com Cl A Com Cl A	74,350 Shares of Common Stock		8,738,356
	Thermo Fisher Scientific Inc Com Usd1	39,775 Shares of Common Stock		20,692,148
	Thermon Group Hldgs Inc	84,271 Shares of Common Stock		2,424,477
	Tkh Group Nv Cva Eur0.25	12,637 Shares of Common Stock		436,013
	Tokyo Gas Co Ltd Npv	39,320 Shares of Common Stock		1,093,334
	Tokyo Tatemono Co Npv	42,975 Shares of Common Stock		712,877
	Toyo Suisan Kaisha Npv	10,621 Shares of Common Stock		727,170
	Tractor Supply Co Com	72,850 Shares of Common Stock		3,865,421
	Transalta Corp Mtn Com Npv	77,275 Shares of Common Stock		1,092,338
	Transcat Inc Com	19,271 Shares of Common Stock		2,037,716
	Transdigm Group Inc Com	10,864 Shares of Common Stock		13,767,730
	Txnm Energy Inc Com Npv	103,097 Shares of Common Stock		5,069,279
	Tyson Foods Inc Cl A Com (Delaware)	66,512 Shares of Common Stock		3,820,449
	U S Physical Therapy Com	17,290 Shares of Common Stock		1,533,796
	Ubisoft Entertain Npv	22,770 Shares of Common Stock		310,055
	Ubs Group Ag Usd0.10 (Regd)	396,039 Shares of Common Stock		12,118,247
	Ucb Npv	32,816 Shares of Common Stock		6,531,142
	Ulta Beauty Inc Com Stk Usd0.01	2,800 Shares of Common Stock		1,217,804
	Ultragenyx Pharmaceutical Inc Com	51,493 Shares of Common Stock		2,166,311
	Unibail-Rodamco- Westfield	14,043 Shares of Stapled Securities		1,057,460

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Unicredit Spa Npv	28,194 Shares of Common Stock		1,124,733
	Union Pac Corp Com	66,646 Shares of Common Stock		15,197,954
	Unite Group Ord Gbp0.25	93,496 Shares of Common Stock		944,366
	Unite Group Ord Gbp0.25	70,985 Shares of Common Stock		716,992
	United Parcel Svc Inc Cl B	177,667 Shares of Common Stock		22,403,809
	Unitedhealth Group Inc Com	51,734 Shares of Common Stock		26,170,161
	Upstart Hldgs Inc Com	144,554 Shares of Common Stock		8,900,190
	Urban Edge Pptys Com	222,839 Shares of Common Stock		4,791,039
	Us Bancorp	297,204 Shares of Common Stock		14,215,267
	Us Foods Hldg Corp Com	31,900 Shares of Common Stock		2,151,974
	Vallourec Sa Eur0.02 (Post Consolidation)	59,581 Shares of Common Stock		1,013,050
	Value Added Techno Krw500	21,995 Shares of Common Stock		282,081
	Veeco Instrs Inc Del Com	151,827 Shares of Common Stock		4,068,964
	Ventas Inc Reit	83,902 Shares of Common Stock		4,940,989
	Veritex Hldgs Inc Com	61,523 Shares of Common Stock		1,670,965
	Verra Mobility Corp	217,902 Shares of Common Stock		5,268,870
	Vertex Inc Cl A Cl A	92,381 Shares of Common Stock		4,928,526
	Vertiv Holdings Llc Com Usd0.0001	129,310 Shares of Common Stock		14,690,909
	Viatris Inc	742,280 Shares of Common Stock		9,241,386
	Viatris Inc	267,500 Shares of Common Stock		3,330,375
	Viavi Solutions Inc Com Npv	295,189 Shares of Common Stock		2,981,409
	Vicat Sa Eur4	17,543 Shares of Common Stock		665,776
	Vici Pptys Inc Com	109,791 Shares of Common Stock		3,206,995
	Virbac Sa Eur1.25	1,391 Shares of Common Stock		455,880
	Vistra Corp Com Usd0.01	48,110 Shares of Common Stock		6,632,926
	Vistry Group Plc Gbp0.50	67,647 Shares of Common Stock		484,605
	Vital Energy Inc Com Usd0.01(Post Rev Split)	174,356 Shares of Common Stock		5,391,088
	Vonovia Se Npv	85,470 Shares of Common Stock		2,594,943
	Vonovia Se Npv	128,989 Shares of Common Stock		3,916,217
	Vontier Corp Com Usd0.0001 Wi	82,311 Shares of Common Stock		3,001,882
	Vornado Rlty Tr Com	28,012 Shares of Common Stock		1,177,624
	Vse Corp Com	19,884 Shares of Common Stock		1,890,968
	Vulcan Materials Co Com	26,700 Shares of Common Stock		6,868,041
	Wacker Chemie Ag Npv(Br)	2,988 Shares of Common Stock		216,709
	Walgreens Boots Alliance Inc Com	363,900 Shares of Common Stock		3,395,187
	Wal-Mart De Mex Com Npv	572,900 Shares of Common Stock		1,512,377
	Walmart Inc Com	370,619 Shares of Common Stock		33,485,427
	Walt Disney Co	150,851 Shares of Common Stock		16,797,259
	Warehouses De Pauw Npv	22,263 Shares of Common Stock		438,013
	Warner Bros Discovery Inc	306,700 Shares of Common Stock		3,241,819
	Waste Connections Inc Com	36,370 Shares of Common Stock		6,240,365
	Wells Fargo & Co New Com Stk	544,717 Shares of Common Stock		38,260,922
	Welltower Inc Com Reit	55,023 Shares of Common Stock		6,934,549
	Wesco Intl Inc Com	12,200 Shares of Common Stock		2,207,712
	Westn Digital Corp Com	109,944 Shares of Common Stock		6,555,961

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Equities (continued)
	Wetherspoon (J.D) Ord Gbp0.02	70,496 Shares of Common Stock		529,735
	Wharf Real Estate Hkd0.1	142,000 Shares of Common Stock		363,046
	Whitehaven Coal Npv	117,405 Shares of Common Stock		450,686
	Wienerberger Ag Npv	18,569 Shares of Common Stock		514,931
	Wihlborgs Fast. Ab Npv	116,689 Shares of Common Stock		1,106,773
	Williams Co Inc Com	167,521 Shares of Common Stock		9,066,237
	Willis Towers Watson Plc Com Usd0.000115	5,000 Shares of Common Stock		1,566,200
	Wing Tai Holdings Npv	473,971 Shares of Common Stock		430,820
	Wingstop Inc Com	6,751 Shares of Common Stock		1,918,634
	Wizz Air Hldgs Plc Ord Gbp0.0001	119,317 Shares of Common Stock		2,150,335
	Xometry Inc Cl A Com Cl A Com	31,915 Shares of Common Stock		1,361,494
	Yeti Hldgs Inc Com	72,564 Shares of Common Stock		2,794,440
	Zegona Communicati Ord Gbp0.01	70,200 Shares of Common Stock		367,499
	Zenkoku Hosho Co L Npv	19,176 Shares of Common Stock		676,455
	Zimmer Biomet Hldgs Inc Com	21,700 Shares of Common Stock		2,292,171
	Zimmer Biomet Hldgs Inc Com	223,778 Shares of Common Stock		23,637,674
	Zuken Inc Npv	15,258 Shares of Common Stock		402,906
	Zumtobel Group Ag	47,176 Shares of Common Stock		239,369
		Corporate Equities Total		6,134,568,486
	Cash and Cash Equivalents
	Cash and cash equivalents	Foreign currency		7,623,277
		Cash and Cash Equivalents Total		7,623,277
	Government Securities
	Federal Home Loan Banks	Federal Home Ln Bk Disc Nt 0% 04-04-2025		15,336,176
	Federal Home Loan Banks	Federal Home Ln Bks Cons Bd Dtd 09/25/2024 Fltg 4.385% 03-25-2025		15,106,115
	Federal Home Loan Banks	Federal Home Loan Bank Fltg Rt 07-21-2025		13,191,433
	Federal Home Loan Banks	Federal Home Ln Bks Cons Bd Dtd 07/11/2024 Fltg 4.295% 01-13-2025		12,000,329
	Federal Home Loan Banks	Federal Home Ln Bk Disc Nt 01-27-2025		10,527,654
	Federal Home Loan Banks	Federal Home Loan Banks 03-07-2025		9,823,498
	Federal Home Loan Banks	Federal Home Ln Bk Disc Nt 02-11-2025		7,099,830
	Federal Home Loan Banks	Federal Home Ln Bks Cons Bd Dtd 11/01/2024 Fltg 4.35% 02-03-2025		6,900,703
	Federal Home Loan Banks	Federal Home Ln Bks Cons Bd Dtd 07/23/2024 Fltg 4.35% 02-03-2025		6,500,653
	Federal Home Loan Banks	Federal Home Ln Bk Fltg 06-26-2026		6,333,629
	Federal Home Loan Banks	Federal Home Ln Bks Cons Bd Dtd 12/13/2024 Fltg 4.36% 05-20-2025		5,684,908
	Federal Home Loan Banks	Federal Home Loan Banks 05-02-2025		4,732,900
	Federal Home Loan Banks	Federal Home Loan Banks Disc Nt 02-10-2025		4,115,103
	Federal Home Loan Banks	Federal Home Ln Bk Disc Nt 01-03-2025		3,998,597
	Federal Home Loan Banks	Federal Home Ln Bks Cons Bd Dtd 11/01/2024 Fltg 4.365% 03-05-2025		3,800,203
	Federal Home Loan Banks	Federal Home Loan Banks Fltg 02-27-2025		3,600,432
	Federal Home Loan Banks	Federal Home Loan Banks Fltg 01-27-2025		2,700,110
	Federal Home Loan Banks	Federal Home Ln Bks Cons Bd Dtd 12/20/2024 Fltg 4.365% 06-23-2025		2,599,970
	Federal Home Loan Banks	Federal Home Loan Banks Fltg 5.355% 02-25-2025		2,100,255
	Federal Home Loan Banks	Federal Home Ln Bk Disc Nt 01-24-2025		1,730,130
	Federal Home Loan Banks	Federal Home Ln Bks Cons Bd Dtd 12/20/2024 Fltg 4.36% 05-22-2025		899,993
	FFCB	Federal Farm Credit Fltg 10-15-2026		11,700,195

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government Securities (continued)
	FFCB	Federal Farm Credit Bank Fltg Rt Due 05-27-2025		9,504,268
	FFCB	Fed Farm Cr Bks Cons Systemwide Bds Dtd 4.46% 01-23-2025		7,620,295
	FFCB	Federal Farm Credit Bank Fltg 10-16-2026		6,500,167
	FFCB	Federal Farm Cr 5.42% 06-26-2026		2,284,509
	FFCB	Federal Farm Credit Bank Fltg Rt 11-17-2025		2,201,569
	FFCB	Federal Farm Credit Bank 5.0% 04-04-2025		1,872,906
	FFCB	Federal Farm Credit Bank Fltg 12-23-2026		999,964
	FFCB	Federal Farm Cr Bks Fltg Rt 06-24-2026		899,805
	FFCB	Federal Farm Credit Fltg 06-20-2025		586,995
	FHLMC	Federal Home Ln Mtg Corp Fltg Rt 09-23-2026		3,899,917
	FHLMC	Federal Home Ln Mtg Corp Fltg Rt 10-16-2026		2,899,925
	FHLMC	Federal Home Ln Mtg Corp .68% Due 08-06-2025/08-06-2021 Reg		2,739,480
	FHLMC	Federal Home Ln Mtg Corp Dtd 10/23/2020 .65% 10-22-2025		2,137,330
	FHLMC	Federal Home Ln Mtg Corp Dtd 10/27/2020 .65% 10-27-2025		1,359,101
	FHLMC	Fhlm Multi Family Structured Pass Thro Ser Kbx1 Cl A2 2.92% 01-25-2026		745,013
	FHLMC	Federal Home Loan Mortgage Corp 5.5% 08-01-2054		387,866
	FHLMC	Fhlmc Multiclass Fhms Q029 A Fltg 25/8/2027 08-25-2027		249,999
	FHLMC	Federal Home Ln Mtg Corp Ser 5442 Cl Fb Fltg 08-25-2054		235,364
	FHLMC	Fhlm Multi Family Structured Pass Thro Ser Kbx1 Cl A2 2.92% 01-25-2026		206,948
	FHLMC	Federal Home Ln Mtg Corp Pool #Zm2479 4%01-01-2047 Beo		180,698
	FHLMC	Fhlmc Multiclass Sr 4153 Cl Dc 1.75% 05-15-2041		91,194
	FHLMC	Federal Home Ln Mtg Corp Pool #Zm5146 4%12-01-2047 Beo		88,058
	FHLMC	Federal Home Ln Mtg Corp Ser 4678 Cl Af Fltg Rt 12-15-2042		43,429
	FHLMC	Fhlmc Multiclass Ser 4620 Cl Af 11-15-2042		28,888
	FHLMC	Federal Home Ln Mtg Corp Pool #J17884 3%01-01-2027 Beo		3,491
	FHLMC	Fhlmc Multiclass Ser K730 Cl A2 3.59% 01-25-2025 Reg		3,068
	FNMA	Fnma 30 Year Pass-Throughs 6% 30 Years Settles February		7,230,149
	FNMA	Fnma Single Family Mortgage 4.5% 30 Years Settles March		6,294,335
	FNMA	Fnma Fltg Rt 11-20-2026		5,600,139
	FNMA	Fnma Fltg 10-23-2026		4,633,989
	FNMA	Fnma Pool #Ma5295 6% 03-01-2054 Beo		3,594,211
	FNMA	Fnma Single Family Mortgage 4% 30 Years Settles March		2,741,216
	FNMA	Fnma Tranche 852 .7% Due 07-30-2025		1,371,056
	FNMA	Fnma Pool #Fm3004 4% 01-01-2046 Beo		1,178,757
	FNMA	Fnma Single Family Mortgage 4% 30 Years Settles March		1,175,068
	FNMA	Fnma 30 Year Pass-Throughs 6.5% 30 Years Settles February		1,020,543
	FNMA	Fnma Pool #Ma4700 4% 08-01-2052 Beo		847,514
	FNMA	Fnma Ser 19-28 Cl Fj Fltg Due 06-25-2059 Reg		336,597
	FNMA	Fnma Sr 06-114 Cl Af Fltg 12-25-2036		296,357
	FNMA	Fnma Remic Ser 12-120 Cl We 1.25% 11-25-2027		273,853
	FNMA	Fnma Pool #Ma3029 3% Due 06-01-2032 Reg		235,555
	FNMA	Fnma Pool #Bl0449 3.59% 12-01-2025		198,085
	FNMA	Fnma Pool #Bl1942 3.15% 03-01-2026		196,798
	FNMA	Federal National Mortgage Assoc 6.5% 10-01-2053		162,078
	FNMA	Fnma Pool #Ma2871 3% 01-01-2032 Beo		161,839

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government Securities (continued)
	FNMA	Fnma Pool #Fm1549 4% 09-01-2048 Beo		114,205
	FNMA	Fnma Pool #Bl3670 2.08% 10-01-2026 Beo		95,803
	FNMA	Fnma Pool #Fs8344 4% 06-01-2049 Beo		88,780
	FNMA	Fnma Pool #Ab3968 3% 12-01-2026 Beo		80,119
	FNMA	Fnma Pool #Av3961 4% 01-01-2029 Beo		32,787
	FNMA	Federal Natl Mtg Assn Gtd Mtg Pool #Al5548 7.166% Due 05-01-2038 Beo		16,113
	FNMA	Federal Natl Mtg Assn Gtd Mtg Pool #Aj8540 3% 01-01-2027 Beo		12,502
	Fannie Mae	Fannie Mae Fltg Rt 07-29-2026		12,188,398
	Fannie Mae	Fannie Mae Fltg Rt 12-11-2026		4,799,676
	Fannie Mae	Fannie Mae Fltg Rt 08-21-2026		3,799,864
	Fannie Mae	Fannie Mae Fn Cb5774 5.5% 02-01-2053		1,866,331
	Fannie Mae	Fannie Mae Bx9727 5% 04-01-2053		631,397
	Freddie Mac	Freddie Mac Pool Fr Sd8452 5% 1/8/2054 5% 08-01-2054		9,851,680
	Freddie Mac	Freddie Mac Multiclass Sr 5410 Cl Fb Fltg Rt 05-25-2054		621,190
	Freddie Mac	Freddie Mac Pool Fr Qi6910 5.5% 1/6/20545.5% 06-01-2054		481,611
	Freddie Mac	Freddie Mac Fr Qi6051 5.5% 1/5/2054 5.5%05-01-2054		480,295
	Freddie Mac	Freddie Mac Sr 5426 Cl Cf Fltg Rt 6.2237% 12-15-2050		177,739
	Freddie Mac	Freddie Mac Sr 5345 Cl A 5.5% 01-25-2047		139,558
	GNMA	Gnma Ii Jumbos 3.5 30 Years Settles Feb		5,359,973
	GNMA	Gnma 2022-H24 Remic Passthru Ctf 5.51598% 11-20-2072		1,489,158
	GNMA	Gnma 5.50598% 11-20-2072		1,207,433
	GNMA	Gnma Sr 23-H21 Cl Fa Fltg Rt 09-20-2073		755,768
	GNMA	Gnma Sr 23-H19 Cl Fa Fltg Rt 08-20-2073		710,025
	GNMA	Government National Mortgage Assoc 5.84598% 08-20-2071		505,163
	GNMA	Gnma Sr 23-H12 Cl Fa Fltg Rt 05-20-2073		492,953
	GNMA	Government National Mortgage Assoc 5.14598% 04-20-2072		497,873
	GNMA	Gnma Remic Passthru Ctf Sr 20-H14 Cl Fh 0.0% 08-20-2070		407,011
	GNMA	Gnma Pool #Ma5764 4.5% 02-20-2049 Beo		297,368
	GNMA	Gnma Sr 24-Ho4 Cl Fa Fltg Rt 02-20-2074		291,611
	GNMA	Gnma 2017-H05 Remic Passthru Ctf Cl Fc Fltg 02-20-2067		242,919
	GNMA	Gnma Ser 15-H08 Cls Fb Fltg Due 03-20-2065		238,461
	GNMA	Gnma 2019-H11 Remic Passthru Ctf 5.04004% 05-20-2069		206,259
	GNMA	Gnma Sr 23-H19 Cl Fa Fltg Rt 08-20-2073		202,864
	GNMA	Gnma 2016-H17 Mtg Pass Thru Ctf Cl Mx Fc08-20-2066		162,428
	GNMA	Gnma Pool #Ma5265 4.5% 06-20-2048 Beo		143,649
	GNMA	Gnma Remic Passthru Ctf Ser 2015-H18 Cl Fb Fltg Rt Due 07-20-2065		90,328
	GNMA	Gnmaii Pool #Ma8199M 3.5% Due 08-20-2052Reg		86,355
	GNMA	Gnma Fltg Rt Ser 18-H15 Cl Fg 08-20-2068 Reg		84,389
	GNMA	Gnma Remic Sr 16-H09 Cl Fb Fltg Rt 04-20-2066		30,820
	GNMA	Gnma Remic 2015-H30 Cl Fd Flt Rt 10-20-2065		22,288
	GNMA	Gnma Ser 19-H05 Cl Ft Frn Due 04-20-2069 Reg		21,957
	GNMA	Gnma Remic Ser 2013-H16 Cl Fa Fltg 07-20-2063		10,218
	GNMA	Gnma 2016-H20 Remic Passthru Ctf Cl Fg 08-20-2066		5,381
	Australia	PVTPL NBN CO LTD 4.0% 10-01-2027		294,231
	Brazil	SECRETARIA TESOURO 0% T-BILL 01/04/25 BRL1000		988,774

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government Securities (continued)
	Canada	CANADA(GOVT OF) 4.25% IDX/LKD 01/12/26 CAD		271,559
	Canada	PVTPL NOVA CHEMICALS CORP 8.5% 11-15-2028		114,394
	France	FRANCE(GOVT OF) IDX/LKD SNR 01/03/2026 EUR1		1,485,325
	France	FRANCE(GOVT OF) IDX/LKD SNR 25/07/2031 EUR1		472,526
	France	FRANCE(GOVT OF) IDX/LKD BDS 25/07/2038 EUR1		207,539
	France	FRANCE(GOVT OF) IDX/LKD SNR 25/07/2027 EUR1		144,630
	Italy	ITALY(REP OF) IDX/LKD SNR 26/05/2025 EUR		4,861,978
	Italy	ITALY(REP OF) IDX/LKD SNR 15/05/2030 EUR		482,779
	Italy	PVTPL CASSA DEPOSITI E PRESTIT 5.875% 04-30-2029		305,460
	Mexico	MEXICO(UTD MEX ST) 4% GTD 24/08/2034 DUAL CURR		106,716
	Poland	REPUBLIC OF POLAND 4.625% 03-18-2029		395,436
	United States	United States Of Amer Treas Notes Fltg Rt07-31-2025		32,743,280
	United States	United States Of Amer Treas Bills 0% T-Bill 01-28-2025		32,431,443
	United States	United Sts Treas Bills 0% T-Bill 05-08-2025		30,377,941
	United States	United States Of Amer Treas Bills 0% T-Bill03-04-2025		28,993,830
	United States	United Sts Treas Bills 0% T-Bill 06-20-2025		26,227,506
	United States	United States Of Amer Treas Bills 0% T-Bill 06-26-2025		24,988,672
	United States	United Sts Treas Bills 0% T-Bill 05-29-2025		24,675,070
	United States	United States Of Amer Treas Notes Fltg 10-31-2026		24,611,122
	United States	United States Of Amer Treas Bills 0% T-Bill 02-11-2025		23,564,966
	United States	United Sts Treas Bills 01-14-2025 Unitedsts Treas Bills		22,982,843
	United States	United Sts Treas Bills 03-25-2025 Unitedsts Treas Bills		22,880,125
	United States	United States Of Amer Treas Bills 0% 0% T-Bill 01-07-2025		20,488,348
	United States	United States Of Amer Treas Notes 3.625%05-15-2026		19,140,172
	United States	United States Of Amer Treas Bills 0% T-Bill 01-23-2025		18,211,621
	United States	United States Of Amer Treas Bills 0% T-Bill05-01-2025		18,048,468
	United States	United States Of Amer 0% T-Bill 03-18-2025		16,896,796
	United States	United States Treas Nts Dtd 04/30/2024 Fltg Rate 4.38996% 04-30-2026		16,400,287
	United States	United Sts Treas Bills 0% T-Bill 04-22-2025		16,387,728
	United States	United States Of Amer Treas Notes Fltg Rt 01-31-2026		16,026,925
	United States	United Sts Treas Bills 0% T-Bill 01-09-2025		15,851,724
	United States	United Sts Treas Bills 0% T-Bill 04-17-2025		15,707,042
	United States	United Sts Treas Bills Dtd 12/26/2024 0%12-26-2025		14,695,394
	United States	United States Of Amer Treas Bills 0% 07-03-2025		14,491,424
	United States	United States Of Amer Treas Bills 0% T-Bill 01-30-2025		14,153,310
	United States	United States Of Amer Treas Bills 0% T-Bill 06-12-2025		13,348,287
	United States	United States Of Amer Treas Bills 0% T-Bill 02-25-2025		13,116,840
	United States	United States Of Amer Treas Bills 0% T-Bill 01-21-2025		13,085,630
	United States	United Sts Treas Nts 0.125% 07-15-2031		13,011,640
	United States	United States Treas Nts Fltg Rt 07-31-2026		12,946,646
	United States	United Sts Treas Bills 0% T-Bill 07-10-2025		11,741,595
	United States	United States Of Amer Treas Bills 0% T-Bill 02-04-2025		11,311,352
	United States	United States Of Amer Treas Notes Fltg Rt 01-31-2025		10,000,324
	United States	United States Of Amer Treas Bills 0% T-Bill 04-03-2025		9,930,796
	United States	United States Of Amer Treas Bills 0% 03-06-2025		9,926,763

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government Securities (continued)
	United States	United States Of Amer Treas Notes Fltg Rt 10-31-2025		9,732,221
	United States	United States Of Amer Treas Notes 0.125%10-15-2026		9,343,080
	United States	United States Of Amer Treas Bills 0% Tbill01-02-2025		9,265,000
	United States	Us Treasury Infl Indx 0.125% 01-15-2030		8,145,378
	United States	United States Treas Infl Index Nts 0.5% 01-15-2028		8,047,752
	United States	United States Of Amer Treas Bills 0% T-Bill 02-13-2025		6,735,529
	United States	United Sts Treas Bills 0% T-Bill 04-24-2025		6,583,727
	United States	United States Treas Nts .625% Due 07-15-2032 Reg		6,506,122
	United States	United States Of Amer Treas Bills 0% T-Bill 05-22-2025		6,257,751
	United States	Tsy Infl Ix N/B 0.375% 07-15-2027		6,250,871
	United States	United States Of Amer Treas Notes Nts 0.125% Infl Index 07-15-2026		5,786,925
	United States	United States Of Amer Treas Bills 0% T-Bill 01-16-2025		5,690,617
	United States	United States Of Amer Treas Notes 1.875% 07-15-2034		5,460,135
	United States	United Sts Treas Bills 0% T-Bill 06-05-2025		5,378,100
	United States	United States Of Amer Treas Notes 1.125% 01-15-2033		5,361,440
	United States	Tsy Infl Ix N/B Us Gvt National 0.375%01-15-2027		5,270,427
	United States	United States Treas Infl Idx 0.25% 07-15-2029		5,053,820
	United States	United States Treas Nts Dtd 01/15/2023 3.875% 01-15-2026		4,983,242
	United States	United States Of Amer Treas Bills 0% T-Bill10-30-2025		4,890,775
	United States	United States Treas Nts Infl Idx Dtd 0.625% 01-15-2026		4,847,433
	United States	United States Treas Infl Indexed Nts 0.75% 07-15-2028		4,589,427
	United States	United States Treas Nts .125% Due 07-15-2030		4,438,807
	United States	United States Of Amer Treas Bonds 04-15-2028		4,405,096
	United States	United States Of Amer Treas Notes 0.125% 01-15-2031		4,348,019
	United States	United States Of Amer Treas Notes 1.625%10-15-2027		4,342,338
	United States	Tsy Infl Ix N/B Tii 0 1/8 01/15/32 01-15-2032		4,146,109
	United States	United States Of Amer Treas Bills 0% T-Bill 04-15-2025		4,134,972
	United States	United States Of Amer Treas Bills 0% T-Bill 10-02-2025		3,903,445
	United States	United Sts Treas Bills 0% T-Bill 11-28-2025		3,854,577
	United States	Tsy Infl Ix N/B Tii 2 3/8 10/15/28 10-15-2028		3,767,358
	United States	United States Of Amer Treas Notes 0.125%04-15-2026		3,289,154
	United States	United Sts Treas Bills 0% T-Bill 04-08-2025		3,287,960
	United States	United Sts Treas 0.375% 12-31-2025		3,119,842
	United States	United States Treas Bds 1.375 02-15-2044 Reg		3,088,075
	United States	United States Treas Bds Index Linked 1.75 Due 01-15-2028 Reg		2,980,703
	United States	United States Of Amer Treas Bonds 0.75% 02-15-2042		2,825,615
	United States	Tsy Infl Ix N/B 1.75% 01-15-2034		2,757,130
	United States	United States Of Amer Treas Notes 4.125%Due 01-31-2025		2,699,367
	United States	Tsy Infl Ix N/B Treas Bonds 0.75% 02-15-2045		2,680,815
	United States	United States Treas Nts Dtd 04-28-2023 1.25% Due 04-15-2028		2,665,664
	United States	United States Of Amer Treas Bills 0% T-Bill 04-10-2025		2,665,387
	United States	United States Of Amer Treas Bills 0% T-Bill 03-20-2025		2,591,639
	United States	United States Of Amer Treas Notes 1.375% 07-15-2033		2,236,624
	United States	United States Treas Bds 2.125% 02-15-2041		2,133,580
	United States	Us Treas Bds Index Linked 2.5 Due 01-15-2029 Reg		1,988,103

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government Securities (continued)
	United States	United States Of Amer Treas Bills 0% T-Bill02-06-2025		1,867,304
	United States	United States Treas Bds Tsy Infl Ix N/B 02-15-2046		1,846,322
	United States	United States Treas Bds 2.125% 02-15-2054		1,809,777
	United States	Tsy Infl Ix N/B 1% Tips 02-15-2048		1,727,499
	United States	United States Of Amer Bds Indx Lnkd 0.875% 02-15-2047		1,681,063
	United States	United States Of Amer Treas Notes Fltg 10-15-2029		1,578,158
	United States	United States Of Amer Treas Notes Infl Idx T-Bond .875% 01-15-2029		1,551,554
	United States	Us Treas Bds Index Linked 2.00 Due 01-15-2026 Reg		1,393,211
	United States	United States Treas Nts 4.25% 12-31-2025		1,350,327
	United States	Tsy Infl Ix N/B Tii 0 1/8 04/15/27 04-15-2027		1,285,788
	United States	United States Of Amer Treas Bonds 1.5% 02-15-2053		1,191,079
	United States	Us Treasury Dtd 02/15/2010 02-15-2040		1,014,667
	United States	United States Of Amer Treas Bonds 0.625% Tips Infl Idx 02-15-2043 Usd1000		925,278
	United States	United States Of Amer Treas Notes 1.125% 01-15-2033		877,326
	United States	United States Treas Nts .625% Due 07-15-2032 Reg		873,957
	United States	United States Of Amer Treas Notes 4.875%04-30-2026		806,188
	United States	Tsy Infl Ix N/B 0.125% 02-15-2052		737,895
	United States	United States Treas Bds 0.125% 02-15-2051		700,621
	United States	United States Of Amer Treas Notes 0.375% 11-30-2025		675,954
	United States	United States Treas Infl Nts 0.375% Dtd 07/15/2015 07-15-2025		661,500
	United States	United States Treas Bds Inflation Index Linked 3.875% 04-15-2029		457,162
	United States	United States Of Amer Treas Bonds 0% T-Bond 02-15-2050		422,457
	United States	United States Treas Bonds 1.0% 02-15-2049		402,256
	United States	United States Treas 2.75% 02-28-2025		332,162
	United States	United States Of Amer Treas Notes 3.875%Due 03-31-2025		329,662
	United States	Utd States Treas 1.125% Due 02-28-2025		328,322
	United States	Us Treas Infl Indexed Bonds 3.375 Due 04-15-2032 Ar12 Due 04-15-32 Reg		207,895
	United States	United States Of Amer Treas Tips 04-15-2029		204,350
	United States	United States Treas Nts .125% Due 04-15-2025 Reg		121,447
	United States	United States Of Amer Treas Notes 0.125%Tips 10-15-2025		120,243
	United States	Us Treas Bds Index Linked Notes 2.375 Due 01-15-2027 Reg		94,802
	United States	United States Of Amer Treas Notes 2.875%Due 05-15-2032 Reg		89,809
	United States	Small Business Admin Gtd Dev Partn Ctf 5.12 Due 11-01-2027 Reg		35,648
		Government Securities Total		1,164,600,984
	Corporate Debt Instruments
	#Reorg/Phh	#Reorg/Phh Escrow Exchange Phh Escrow 451Uamy 01-10-2025		123,554
	144A Labl Inc	144A Labl Inc New Issue 5.875% 11-01-2028		33,854
	522 Fdg Clo 2018-3 A Ltd	522 Fdg Clo 2018-3 A Ltd / 522 Fdg 5.59478% 10-20-2031		319,218
	888 Acquisitions Limited	888 Acquisitions Limited Trm Ln B Sr Scd Trm Ln 07-08-2028		321,358
	Aar Escrow Issuer Llc Sr	Aar Escrow Issuer Llc Sr Nt 144A 6.75% 03-15-2029		36,508
	Acadia Healthcare	Acadia Healthcare 5.5% Due 07-01-2028		69,716
	Acrisure Llc	Acrisure Llc / Acrisure Fin Inc 7.5% 11-06-2030		115,322
	Acrisure Llc	Acrisure Llc Tlb1 02-15-2027		456,419
	Aecom	Aecom 5.125% Due 03-15-2027		67,345
	Air Lease Corp	Air Lease Corp 5.3% 06-25-2026		301,940

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Akamai Technologies Inc	Akamai Technologies Inc Sr Nt Conv 1.125% 02-15-2029		183,309
	Alcoa Nederland	Alcoa Nederland 5.5% Due 12-15-2027		212,757
	Ally Finl Inc	Ally Finl Inc 5.75% Due 11-20-2025		56,292
	Ally Finl Inc	Ally Finl Inc 6.7% 02-14-2033		402,308
	Ally Finl Inc	Ally Finl Inc 8% Due 11-01-2031		152,606
	Ally Finl Inc Sr	Ally Finl Inc Sr Nt Fixed / Fltg 6.992% 06-13-2029		105,251
	American Honda Fin Corp	American Honda Fin Corp 5.0% 05-23-2025		400,235
	Amerigas Partners	Amerigas Partners 5.5% Due 05-20-2025		181,874
	Amerigas Partners	Amerigas Partners 5.75% Due 05-20-2027		300,801
	Amerigas Partners	Amerigas Partners 5.875% Due 08-20-2026		45,292
	Amern Axle & Mfg	Amern Axle & Mfg 5% Due 10-01-2029		239,251
	Amern Axle & Mfg	Amern Axle & Mfg Fixed 6.5% 04-01-2027		202,733
	Amern Honda Fin Fltg Rt	Amern Honda Fin Fltg Rt 5.728606% 01-10-2025		300,027
	Amgen Inc	Amgen Inc 5.711% 03-01-2025		400,219
	Amgen Inc Fixed	Amgen Inc Fixed 5.15% 03-02-2028		201,439
	Antero Midstream	Antero Midstream 5.75% Due 01-15-2028		116,079
	Apache Corp	Apache Corp 5.1% Due 09-01-2040		82,775
	Archrock Partners	Archrock Partners 6.875% Due 04-01-2027		103,533
	Ares European Clo	Ares European Clo 15/10/2031 3.565% 15/10/2031		197,755
	Ares European Cvii Frn C	Ares European Cvii Frn Clo 10/2030 Eur ‘A-1-R’		74,782
	Ares Lii Clo Ltd / Ares	Ares Lii Clo Ltd / Ares Lii Clo Llc Sr Nt Cl A-1-R Fltg Rate 5.6017% 04-22-2031		231,839
	Asbury Automotive	Asbury Automotive 5% Due 02-15-2032		103,075
	Asbury Automotive Group	Asbury Automotive Group Inc 4.75% 03-01-2030		104,744
	Asurion Llc Term Loan B8	Asurion Llc Term Loan B8 Due 12-23-2026 Beo		177,613
	Asurion, Llc Fltg Rt Tb	Asurion, Llc Fltg Rt Tbl 07-29-2027		54,536
	Atlas Cc Acquisition Corp	Atlas Cc Acquisition Corp. Term Loan B Due 04-28-2028 Beo		284,857
	Atlas Cc Acquisition Corp	Atlas Cc Acquisition Corp. Term Loan C Due 02-28-2028 Beo		57,937
	Autonation Inc	Autonation Inc 2.4% 08-01-2031		63,567
	Autonation Inc Fla Sr Nt	Autonation Inc Fla Sr Nt 3.85% 03-01-2032		26,912
	Ball Corp	Ball Corp 6.875% Due 03-15-2028		54,208
	Bamll Coml Mtg Fltg Rt	Bamll Coml Mtg Fltg Rt 5.47648% Due 09-15-2038		381,000
	Bank Amer Corp	Bank Amer Corp 5.875% Due 12-31-2049		80,272
	Bank Montreal	Bank Montreal Que 4.567% 09-10-2027		299,059
	Barclays Plc	Barclays Plc 2.852% 05-07-2026		396,908
	Barclays Plc	Barclays Plc 5.304% Due 08-09-2026 Reg		400,757
	Barnes Group Inc	Barnes Group Inc Senior Secured Term Loan 09-03-2030		41,882
	Bausch Health Companies	Bausch Health Companies Inc. Term Loan B01-27-2027		-
	Bayer Us Fin Ii	Bayer Us Fin Ii 4.375% Due 12-15-2028		96,159
	Bentley Sys Inc	Bentley Sys Inc Sr Nt Conv .125% Due 01-15-2026 Reg		446,200
	Black Diamond 2019 Frn C	Black Diamond 2019 Frn Clo 05/2032 Eur ‘A-1’		288,164
	Blackrock	Blackrock Euro.Vii Frn Clo 10/2031 Eur ‘A’		329,388
	Block Inc	Block Inc Sr Nt 2.75% 06-01-2026		83,833
	Block Inc	Block Inc Sr Nt 3.5% 06-01-2031		67,797
	Blue Racer	Blue Racer 7.25% Due 07-15-2032		98,624
	Bombardier Inc	Bombardier Inc Sr Nt 144A 7.125% 06-15-2026		101,371

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Boxer Parent Co Inc	Boxer Parent Co Inc Tl 07-02-2032		266,161
	Buckeye Partners	Buckeye Partners L 3.95% Due 12-01-2026		163,631
	Buckeye Partners	Buckeye Partners L 4.5% Due 03-01-2028		165,034
	Buckeye Partners	Buckeye Partners L 5.85% Due 11-15-2043		237,326
	C&W	C&W Sr Fing 6.875% Due 09-15-2027		271,804
	Cairn	Cairn Clo Iii B.V. Fltg 144A 15/10/2031		392,889
	Camelot	Camelot Fin S A 4.5% Due 11-01-2026		124,384
	Capital One	Capital One Multi-Asset Execution Ser 22-A3 Cl A 4.95% Due 10-15-2027		501,843
	Carlyle	Carlyle G 14-2 Dac 0% Bds 15/11/2031 Eur		317,780
	Carmax	Carmax Auto Owner Tr Ser 24-2 Cl A2A 5.65%05-17-2027		260,405
	Carnival Corporation	Carnival Corporation (2028) Term Ln Senior Secured 10-18-2028		139,676
	Carriage Purchaser Inc	Carriage Purchaser Inc Senior Secured Term B Loan 10-02-2028		138,796
	Carvana Co	Carvana Co Sr Secd Nt 9.0% / 12.0% 9% 12-01-2028		53,499
	Cco Hldgs Llc	Cco Hldgs Llc / Cco Hldgs Cap Corp Sr Nt144A 4.25% 01-15-2034		217,426
	Cco Hldgs Llc	Cco Hldgs Llc/Cco Hldgs Cap Corp 4.5% 05-01-2032		24,945
	Cco Holdings Llc	Cco Holdings Llc 4.5% 06-01-2033		212,871
	Cec Entmt Inc	Cec Entmt Inc 6.75% 05-01-2026		257,927
	Celanese Us Hldgs Llc	Celanese Us Hldgs Llc 6.33% 07-15-2029		14,285
	Celanese Us Hldgs Llc	Celanese Us Hldgs Llc 6.379% 07-15-2032		72,138
	Centene Corp	Centene Corp Del 2.625% 08-01-2031		79,949
	Centene Corp	Centene Corp Del 3% Due 10-15-2030		144,139
	Centene Corp	Centene Corp Del Sr Nt 2.45% 07-15-2028		116,290
	Centene Corp	Centene Corp Del Sr Nt 4.25% 12-15-2027		82,467
	Ches Fdg Ii Llc	Ches Fdg Ii Llc Fltg Rt 5.10864% Due 05-15-2036		250,137
	Chs / Cmnty Hlth	Chs / Cmnty Hlth 6% Due 01-15-2029		62,678
	Citibank	Citibank Cr Card Fltg Rt 5.03234% Due 08-07-2027		100,288
	Citibank	Citibank N A 4.929% 08-06-2026		100,471
	Citibank	Citibank N A 5.438% 04-30-2026		504,551
	Cleveland-Cliffs	Cleveland-Cliffs Fixed 5.875% Due 06-01-2027		111,365
	Cloud Software Group Inc	Cloud Software Group Inc Tlb 03-30-2029		258,247
	Gs Mtg Secs CorpSer	Cmo Gs Mtg Secs Corp Ser 2005-Ar6 Cl 1A1Due 09-25-2035 Reg		0
	Harborview Mtg	Cmo Harborview Mtg Ln Ser 05-9 Cl B1 Fltg 06-20-2035		179,309
	Harborview Mtg	Cmo Harborview Mtg Ln Tr 2005-11 Mtg Passthru Ctf 2-A1A Due 08-19-2045 Reg		72,630
	Ready Cap Mtg	Cmo Ready Cap Mtg Fing 2022-Fl8 Llc Nt Cl A Fltg 01-25-2037		202,599
	Structured Asset Mtg	Cmo Structured Asset Mtg Invts Ii Inc Ser 04-Ar2 Cl Ia Var 05-19-2034 Reg		10,464
	Wa Mut Mtg Secs Corp	Cmo Wa Mut Mtg Secs Corp 2005-Ar1 Cl A-1A Var Due 12-25-2044 Reg		15,667
	Wamu Mtg	Cmo Wamu Mtg Pass-Thru Ctfs 2005-Ar8 Ctfcl 2-A-1A Due 07-25-2045 Reg		51,025
	Wamu Mtg	Cmo Wamu Mtg Pass-Thru Ctfs Ser 2005-Ar13 Cl A-1A1 Flt 10-25-45		95,678
	Cnf Inc	Cnf Inc 6.7% Due 05-01-2034		499,974
	Cno Global Fdg	Cno Global Fdg Medium Term Nts Book 5.875% 06-04-2027		203,644
	Cobra	Cobra 12.25% Due 11-01-2029		213,690
	Columbia / Hca Healthcare Corp	Columbia / Hca Healthcare Corp Medium Term Book Entry # Tr 15 7.58 09-15-2025		99,642
	Comm 2021-2400 Mtg	Comm 2021-2400 Mtg Fltg Rt 5.72648% Due 12-15-2038		319,489
	Commercehub Inc	Commercehub Inc 2022 Incremental Ln Snr Scd Tl 12-29-2027		31,148
	Commercehub Inc	Commercehub Inc Initial Term Loan (Second Lien) Due 12-29-2028 Beo		14,777

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Commercehub Inc	Commercehub Inc Initial Term Loan (Firstlien) Due 12-29-2027 Beo		67,943
	Commscope Inc	Commscope Inc 7.125% Due 07-01-2028		71,297
	Commscope Inc	Commscope Inc Term Loan First Lien Senior Secured 12-18-2029		501,272
	Comstock Res Inc	Comstock Res Inc 6.75% Due 03-01-2029		78,740
	Connect Finco	Connect Finco Sarl Amendment No. 4 Term Loan Senior Secured 09-27-2029		84,590
	Consensus Cloud	Consensus Cloud 6.5% Due 10-15-2028		275,653
	Cqs Us Clo	Cqs Us Clo 2022-2 Fltg Rt 6.14317% Due 07-20-2031		180,948
	Cr Suisse Ag	Cr Suisse Ag New 3.7% Due 02-21-2025		399,200
	Credit Suisse	Credit Suisse(Ch) 3.39% Pfbrf 05/12/2025Eur		208,820
	Csc Hldis, Llc	Csc Hldis, Llc (Fka Csc Hold(Cablevision)) 22 Refi Tm Ln Snr Sec Tl Due 1-17-28		137,308
	Ctr Partnership L P	Ctr Partnership L P / Caretrust Cap Sr Nt 144A 3.875% 06-30-2028		260,671
	Cvc Cordatus Xi Frn Clo	Cvc Cordatus Xi Frn Clo 10/2031 Eur ‘A’		342,342
	Cvc Cordatus Xi Frn Clo	Cvc Cordatus Xi Frn Clo 10/2031 Eur ‘A’		256,757
	Dana Inc	Dana Inc 5.375% Due 11-15-2027		147,849
	Dana Inc	Dana Inc 5.625% Due 06-15-2028		51,295
	Delivery Hero	Delivery Hero Se Term Loan B Senior Secured 12-12-2029		662,090
	Dell Intl L L C	Dell Intl L L C/Emc Corp 8.1% 07-15-2036 Usd		329,787
	Deutsche Bk	Deutsche Bk Ag N Y Brh 6.119% 07-14-2026		301,957
	Digitalocean Hldgs Inc	Digitalocean Hldgs Inc Nt Conv 0% 12-01-2026		256,488
	Drop Mtg	Drop Mtg Tr Fltg Rt 5.57648% Due 10-15-2043		379,500
	Dryden	Dryden 52 Euro Cl Frn Clo 05/2034 Eur ‘A-R’		269,364
	E2Open Llc	E2Open Llc Initial Term Loan Senior Secured 02-04-2028		87,425
	Echostar Corp	Echostar Corp 10.75% 11-30-2029		358,070
	Echostar Corporation	Echostar Corporation 6.75% Pik 11-30-2030		239,420
	Echostar Corporation	Echostar Corporation Pik 3.875% 11-30-2030		221,154
	Eco Matl	Eco Matl 7.875% Due 01-31-2027		489,764
	Elanco Animal Health Inc	Elanco Animal Health Inc Term Loan B Due 02-04-2027		158,075
	Encino Acqstn Partners Hldgs llc	Encino Acqstn Partners Hldgs Llc Sr Nt 144A 8.5% 05-01-2028		237,738
	Endo Finance Holdings Inc	Endo Finance Holdings Inc Tlb 04-23-2031		462,607
	Enpro Inds Inc Corp	Enpro Inds Inc Corp 5.75% 10-15-2026		154,225
	Enterprise Fleet	Enterprise Fleet 3.03% Due 01-20-2028		54,215
	Enterprise Fleet	Enterprise Fleet 5.76% Due 10-22-2029		94,468
	Etsy Inc	Etsy Inc Sr Nt Conv .125% 10-01-2026		57,953
	Etsy Inc	Etsy Inc Sr Nt Conv .25% 06-15-2028		58,061
	Eversource Energy	Eversource Energy Fixed .8% Due 08-15-2025		389,842
	Extended Stay	Extended Stay Amer Tr 2021-Esh Mtg Pass Thru Ctf Cl A 144A 5.50648% 07-15-2038		352,536
	First Brands Group Llc	First Brands Group Llc 2021 Term Loan First Lien 03-30-2027		53,115
	Fmg Res	Fmg Res Aug 2006 4.5% Due 09-15-2027		566,608
	Fnz Usa Finco Llc	Fnz Usa Finco Llc Usd Tlb Senior Secured 11-05-2031		94,454
	Ford Hldgs Inc	Ford Hldgs Inc 9.3% Due 03-01-2030		383,844
	Ford Mtr Co	Ford Mtr Co Del 3.25% 02-12-2032		148,054
	Ford Mtr Co	Ford Mtr Co Del 6.1% 08-19-2032A		52,776
	Ford Mtr Co	Ford Mtr Co Del 9.625% Due 04-22-2030		724,251
	Ford Mtr Co	Ford Mtr Cr Co Llc 4.0% Due 11-13-2030 Beo		180,192
	Ford Mtr Co	Ford Mtr Cr Co Llc 5.125% 11-05-2026		249,792

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Foursight Cap	Foursight Cap 5.99% Due 05-15-2028		145,000
	Freddie Mac	Freddie Mac Seasoned Lns Structured Ser 2023-1 Cl A-11 3.25% 10-25-2033		232,638
	Frontier Communications	Frontier Communications Hldgs Llc 5.875%11-01-2029		78,561
	Frontier Communications	Frontier Communications Holdings Llc Term Loan B Senior Secured 06-20-2031		99,644
	Gainwell Acquisition Corp	Gainwell Acquisition Corp Term B Loan First Lien Senior Secured 10-01-2027		141,323
	Garda World Security Corp	Garda World Security Corporation Term Loan B 02-01-2029		171,250
	General Mtrs Finl Co Inc	General Mtrs Finl Co Inc 5.4% 05-08-2027		303,127
	Genesis Energy L P	Genesis Energy L P / Genesis Energy Fin Corp 8.875% Due 04-15-2030		127,188
	Genesis Energy L P	Genesis Energy L P 8% Due 01-15-2027		31,539
	Genesis Energy L P	Genesis Energy L P/Genesis Energy Fin 7.875% 05-15-2032		206,639
	Genesis Energy Lp	Genesis Energy Lp Fin 8.0% 05-15-2033		137,987
	Georgia Pwr Co	Georgia Pwr Co Fltg Rt 05-08-2025		300,645
	Gfl Environmental Inc	Gfl Environmental Inc Sr Nt 144A 4.375% 08-15-2029		51,045
	Glatfelter Corp	Glatfelter Corp Senior Secured Term Loan B 10-10-2031		73,530
	Global Med Response Inc	Global Med Response Inc Sr Secd Nt 144A 10% 10-30-2028		16,440
	Global Med Response Inc	Global Medical Response Inc Pik Term Loan Senior Secured 10-02-2028		706,373
	Global Pmts Inc	Global Pmts Inc 4.95% Due 08-15-2027		400,491
	Gm Finl Consumer Automob	Gm Finl Consumer Automobile Receivables Ser 2024-2 Cl A2B Fltg Rt 03-16-2027		230,513
	Goeasy Ltd	Goeasy Ltd Sr Nt 144A 4.375% 05-01-2026		164,868
	Goldman Sachs Group Inc	Goldman Sachs Group Inc 5.798% 08-10-2026		402,213
	Goodyear	Goodyear Tire & 5% Due 05-31-2026		38,387
	Goodyear	Goodyear Tire & 9.5% Due 05-31-2025		229,447
	Goodyear	Goodyear Tire & Rubr Co Sr Nt 5% 07-15-2029		25,712
	Goodyear	Goodyear Tire & Rubr Co Sr Nt 5.25% 04-30-2031		83,854
	Graham Hldgs Co	Graham Hldgs Co 5.75% Due 06-01-2026		109,539
	Great Outdoors Group Llc	Great Outdoors Group Llc Term B-2 Loan 03-06-2028		40,827
	Gs Mtg Backed	Gs Mtg Backed Secs Fltg Rt 2.5% Due 08-25-2052		270,092
	Gs Mtg Backed	Gs Mtg Secs Corp Fltg Rt 5.38% Due 12-15-2036		398,849
	Gs Mtg Backed	Gs Mtg-Backed Secs Fltg Rt 2.5% Due 04-25-2052		248,095
	Gs Mtg Backed	Gs Mtg-Backed Secs Tr 2022-Hp1 Mtg Passthru Ctf Cl A-2 3% 09-25-2052		288,280
	Guardant Health Inc	Guardant Health Inc Sr Nt Conv 0.0% Due 11-15-2027 Re		432,150
	Gulfport Energy Corp	Gulfport Energy Corp 6.75% 09-01-2029		229,589
	Gxo Logistics Inc	Gxo Logistics Inc Nt 2.65% 07-15-2031		83,786
	Harley-Davidson Motorcycle	Harley-Davidson Motorcycle Tr Sr 24-A Cl A2 5.65% 02-16-2027		381,151
	Hca Inc	Hca Inc 3.5% Due 07-15-2051 Beo		206,037
	Heartland Dental Llc	Heartland Dental Llc Tl Term Loan 04-28-2028		165,466
	Hertz	Hertz Veh Fing Iii 3.73% Due 09-25-2026		397,799
	Hewlett Packard	Hewlett Packard 4.45% Due 09-25-2026		248,721
	HilCorp Energy	Hilcorp Energy I L 6% Due 02-01-2031		108,201
	Hillenbrand Inc	Hillenbrand Inc 3.75% Due 03-01-2031 Beo		44,578
	Hillenbrand Inc	Hillenbrand Inc 6.25% 02-15-2029		2,998
	Hlf Financing Sarl Llc	Hlf Financing Sarl Llc Senior Secured Term Loan 04-05-2029		-
	Host Hotels	Host Hotels & Fixed 3.5% Due 09-15-2030		34,416
	Hp Enterprise Co	Hp Enterprise Co 4.4% 09-25-2027		49,481
	Hsbc Usa Inc	Hsbc Usa Inc New 5.625% 03-17-2025		400,732

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Hyundai	Hyundai Cap Amer Var Rt 5.834911% Due 01-08-2027		404,696
	Illumina Inc	Illumina Inc 5.8% Due 12-12-2025		201,462
	Illumina Inc	Illumina Inc Sr Nt 4.65% 09-09-2026		99,656
	Irb Holding Corporation	Irb Holding Corporation Term Loan Seniorsecured Trm Ln 12-15-2027		396,429
	Itron Inc	Itron Inc Sr Nt Conv 0% 03-15-2026		301,185
	Jazz Pharmaceuticals Inc	Jazz Pharmaceuticals Inc Term Loan B Sen 05-05-2028		315,688
	Jones Deslauriers	Jones Deslauriers 10.5% Due 12-15-2030		310,283
	Jp Morgan Mtg Acqstn Corp	Jp Morgan Mtg Acqstn Corp Fr Cmo 25/08/2036 Usd1000 'Av-5' 08-25-2036 Reg		35,053
	Jpmorgan Chase & Co	Jpmorgan Chase & Co Fltg Rt 09-22-2027		401,981
	Jpmorgan Chase & Co	Jpmorgan Chase & Co Sr Nt Fltg Rate 5.276988% 07-22-2028		301,658
	Jpmorgan Chase & Co	Jpmorgan Chase Bk N A Mandatory Tranche # Tr 00246 Var Dtd .125% 10-19-2027		387,280
	Jpmorgan Chase & Co	Jpmorgan Chase Bk N A Mandatory Tranche # Tr 00247 Var Dtd .125% 10-27-2027		651,990
	Jpmorgan Chase & Co	Jpmorgan Chase Bk N A Mandatory Tranche # Tr 00248 Var Dtd .125% 11-08-2027		370,800
	Jyske Realkredit	Jyske Realkredit 0.5% Bds 01/10/43 Dkk0.01		919
	Jyske Realkredit	Jyske Realkredit 1% Snr 01/10/2050 Dkk0.01		34,709
	Jyske Realkredit	Jyske Realkredit 1% Snr 01/10/2053 Dkk0.01		0
	Jyske Realkredit	Jyske Realkredit 1.5% Cvd Bds 01/10/2053Dkk		0
	Jyske Realkredit	Jyske Realkredit 1.5% Cvd Bds 01/10/53 Dkk0.		10,615
	Kkr Clo 18 Ltd / Kkr Clo	Kkr Clo 18 Ltd / Kkr Clo 18 Llc 5.49478%07-18-2030		139,052
	Kraft Heinz Foods Co	Kraft Heinz Foods Co Gtd Sr Nt 4.875% 10-01-2049		75,334
	Kraft Heinz Foods Co	Kraft Heinz Foods Co Gtd Sr Nt 5.5% 06-01-2050		156,891
	L Brands Inc	L Brands Inc 6.875% Due 11-01-2035		217,949
	L Brands Inc	L Brands Inc 9.375% Due 07-01-2025		249,139
	Labl Multicolor	Labl Multicolor Usd Labl Multicolor October 2021 Term Loan L500 10-22-2028		326
	Leia Finco Us Llc	Leia Finco Us Llc Term Loan (Second Lien) 07-02-2032		114,646
	Level 3 Financing Inc	Level 3 Financing Inc Term B-1 Term Loansenior Secured 04-15-2029		263,728
	Liberty Media Corp	Liberty Media Corp Sr Exchangeable Exch Into Sprint 3.75 02-15-30/02-15-04		69,581
	Liberty Tripadvisor Hldg	Liberty Tripadvisor Hldgs Inc Exchangeable Sr Deb 144A .5 Due		238,602
	Lifepoint Hlth Inc	Lifepoint Hlth Inc 4.375% Due 02-15-2027		5,748
	Lithia Mtrs Inc	Lithia Mtrs Inc Sr Nt 144A 3.875% 06-01-2029		363,527
	Live Nation Entertainment	Live Nation Entertainment Inc Term Loan B Due 10-19-2026		158,642
	Live Nation Entertainment	Live Nation Entmt 5.625% Due 03-15-2026		166,716
	Live Nation Entertainment	Live Nation Entmt 6.5% Due 05-15-2027		136,483
	Lumen Technologies, Inc.	Lumen Technologies, Inc. Senior Secured Term B-1 Loan 04-15-2029		197,213
	Lumentum Hldgs Inc	Lumentum Hldgs Inc 0.5% 06-15-2028		144,675
	M / I Homes Inc	M / I Homes Inc 3.95% Due 02-15-2030		92,010
	M2S Group Intermediate Hlds	M2S Group Intermediate Hlds Inc Initial Term Loan Senior Secured 08-25-2031		158,086
	Madison Iaq Llc	Madison Iaq Llc 4.125% Due 06-30-2028		163,770
	Madison Iaq Llc	Madison Iaq Llc 5.875% Due 06-30-2029		126,527
	Madison Pk Fdg	Madison Pk Fdg Fltg Rt 0% Due 10-18-2030		433,402
	Marriott Ownership Resorts Inc	Marriott Ownership Resorts Inc 4.75% Due01-15-2028 Reg		449,675
	Match Group Hldgs Ii Llc	Match Group Hldgs Ii Llc Sr Nt 144A 3.625% 10-01-2031		139,100
	Match Group Inc	Match Group Inc 5% Due 12-15-2027		185,690
	Mcafee Corp	Mcafee Corp (Usd) Term Loan B Senior Secured 03-01-2029		215,359
	Medline	Medline Borrower Lp Third Amendment Incremental Tl Senior Secured 10-23-2028		204,993

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Methanex Corp	Methanex Corp 5.125% 10-15-2027		42,084
	Metis Merger	Metis Merger Sub 6.5% Due 05-15-2029		395,940
	Mgm Resorts Intl	Mgm Resorts Intl 4.625% Due 09-01-2026		465,443
	Mgm Resorts Intl	Mgm Resorts Intl 4.75% Due 10-15-2028		373,449
	Mgm Resorts Intl	Mgm Resorts Intl 5.5% Due 04-15-2027		270,322
	Mgm Resorts Intl	Mgm Resorts Intl 6.5% 04-15-2032		22,919
	Mh Sub I Llc Micro Holding Corp	Mh Sub I Llc Micro Holding Corp 2023 May Incremental Tl Sr Sec Tl 04-25-2028		129,648
	Michaels Co Inc	Michaels Co Inc Term B Loan Senior Secured 04-08-2028		56,141
	Mileage Plus Holdings Llc	Mileage Plus Holdings Llc Term Loan B 06-21-2027 Beo		147,173
	Modena Buyer Llc	Modena Buyer Llc Term Loan Senior Secured 04-18-2031		310,684
	Molina Healthcare	Molina Healthcare 4.375% Due 06-15-2028		175,305
	Molina Healthcare Inc	Molina Healthcare Inc Sr Nt 144A 3.875% 05-15-2032		456,748
	Mosaic Solar	Mosaic Solar Ln Tr 2.64% Due 01-20-2053		244,783
	Mp Clo Vii Ltd	Mp Clo Vii Ltd / Mp Clo Vii Llc Sr Nt Cla-R3 Fltg 144A 3C7 5.44478% 10-18-2028		25,786
	Mpt Oper	Mpt Oper 3.5% Due 03-15-2031		536,851
	Mpt Oper	Mpt Oper 4.625% Due 08-01-2029		7,882
	Mpt Oper	Mpt Oper 5.25% Due 08-01-2026		287,039
	Mpt Oper	Mpt Oper Fixed 5% Due 10-15-2027		38,794
	Msci Inc	Msci Inc 3.625% Due 09-01-2030		180,222
	Msci Inc	Msci Inc Sr Nt 144A 3.625% 11-01-2031		184,528
	Murphy Oil Corp	Murphy Oil Corp 5.125 12-01-2042		51,770
	Nabors Inds Inc	Nabors Inds Inc New 9.125% 01-31-2030		341,699
	Nabors Inds Inc	Nabors Inds Inc New Sr Priority Gtd Nt 144A 7.375% 05-15-2027		205,761
	Natixis Coml Mtg	Natixis Coml Mtg Fltg Rt 6.13546% Due 03-15-2035		200,645
	Navient Corp	Navient Corp 5% Due 03-15-2027		13,722
	Navient Corp	Navient Corp 6.75% 06-15-2026		30,286
	Navient Corp	Navient Corp 6.75% Due 06-25-2025		482,506
	Navient Corp	Navient Corp 9.375% 07-25-2030		111,113
	Navient Private	Navient Private Ed Ln Tr 2020-I 5.42634%04-15-2069		0
	Ncl Corp	Ncl Corp Ltd Sr Secd Nt 144A 5.875% 02-15-2027		127,600
	Neptune Bidco Us Inc	Neptune Bidco Us Inc 9.29% 04-15-2029		244,623
	Nordea Realkredit	Nordea Realkredit 0.5% Cvd Bds 01/10/2043 Dkk		0
	Nordea Realkredit	Nordea Realkredit 1% Cvd Bds 01/10/50 Dkk0.01		17
	Nordea Realkredit	Nordea Realkredit 1.5% Cvd Bds 01/10/2053 Dkk		21,264
	Nordea Realkredit	Nordea Realkredit 1.5% Cvd Bds 01/10/2053 Dkk		0
	Nordea Realkredit	Nordea Realkredit 1.5% Cvd Bds 01/10/2053 Dkk		9,985
	Nordea Realkredit	Nordea Realkredit 2% Cvd Bds 01/10/53 Dkk0.01		23,695
	Nordstrom Inc	Nordstrom Inc 5% Due 01-15-2044		213,069
	Novastar Mtg	Novastar Mtg Fdg Tr Ser 06-1 Cl A1A Fltg 05-25-2036		28,101
	Nrg Energy Inc	Nrg Energy Inc Sr Nt 144A 3.875% 02-15-2032		216,595
	Numericable Us Llc	Numericable Us Llc (Usd) B14 Term Loan Senior Secured Term Loan 08-15-2028		531,843
	Nustar Logistics L P	Nustar Logistics L P 5.75% Due 10-01-2025 Beo		419,918
	Nykredit Realkredi	Nykredit Realkredi 0.5% Cvd Bds 01/10/2043 Dkk		0
	Nykredit Realkredi	Nykredit Realkredi 1% Cvd Bds 01/10/2053Dkk		1,559
	Nykredit Realkredi	Nykredit Realkredi 1% Cvd Bds 01/10/53 Dkk0.01		0

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Nykredit Realkredi	Nykredit Realkredi 1% Snr 01/10/2050 Dkk0.01		21
	Nykredit Realkredi	Nykredit Realkredi 1.5% Cvd Bds 01/10/2053 Dkk		0
	Nykredit Realkredi	Nykredit Realkredi 1.5% Cvd Bds 01/10/2053 Dkk		0
	Nykredit Realkredi	Nykredit Realkredi 1.5% Cvd Bds 01/10/2053 Dkk		9,980
	Nykredit Realkredi	Nykredit Realkredi 2% Cvd Bds 01/10/53 Dkk0.01		0
	Obx 2021-Inv2 Tr Fltg Rt	Obx 2021-Inv2 Tr Fltg Rt 5% Due 10-25-2051		300,324
	Occidental Pete	Occidental Pete 4.2% Due 03-15-2048		55,339
	Occidental Pete	Occidental Pete Corp Sr Nt 6.45% 09-15-2036		205,086
	Occidental Pete	Occidental Pete Corp Sr Nt 6.6% 03-15-2046		74,760
	Occidental Petroleum Corp	Occidental Petroleum Corp 4.3% Due 08-15-2039		7,246
	One 2021-Pk Mtg	One 2021-Pk Mtg Tr 5.12648% 03-15-2036		395,000
	Onemain Direct	Onemain Direct 5.41% Due 11-14-2029		303,075
	Onemain Fin Corp	Onemain Fin Corp 7.5% 05-15-2031		89,291
	Onemain Fin Corp	Onemain Fin Corp 7.875% 03-15-2030		122,049
	Onemain Fin Corp	Onemain Fin Corp Sr Nt 3.5% 01-15-2027		134,493
	Onemain Finance Corp	Onemain Finance Corp 6.625% 05-15-2029		78,971
	Onemain Finance Corp	Onemain Financial Corporation 9.0% 01-15-2029		76,421
	Oneok Inc	Oneok Inc 4.25% 09-24-2027		295,632
	Ontario Gaming Gta Limit	Ontario Gaming Gta Limited Partnership Term Loan B Senior Secured Tl 07-20-2030		121,944
	Option Care Health Inc	Option Care Health Inc 4.375% 10-31-2029		106,975
	Osaic Holdings Inc	Osaic Holdings Inc Term Loan Senior Secured 08-17-2028		158,580
	Oscar Us Fdg Xiv Llc	Oscar Us Fdg Xiv Llc Nt Cl A-4 144A 2.82% 04-10-2029		390,764
	Pac Gas & Elec Co	Pac Gas & Elec Co Fltg Rt 5.367009% Due 09-04-2025		300,501
	Pennymac Finl Svcs	Pennymac Finl Svcs 5.375% Due 10-15-2025		132,631
	Penske Automotive	Penske Automotive 3.75% Due 06-15-2029		338,981
	Penske Automotive Group	Penske Automotive Group Inc 3.5% Due 09-01-2025 Reg		134,280
	Petsmart Inc	Petsmart Inc Fltg Rt Tbl 02-11-2028 Beo		196,376
	Polar Us Borrower Llc	Polar Us Borrower Llc Senior Secured Term B-1 Loan 10-16-2028		377,819
	Polaris Newco Llc	Polaris Newco Llc Tlb Lien1 06-02-2028 Usd		199,246
	Precision Drilling Corp	Precision Drilling Corp Sr Nt 144A 6.875% 01-15-2029		75,308
	Pre-Paid Legal Services Inc	Pre-Paid Legal Services Inc Initial Termloan (First Lien) Due 12-15-2028		157,384
	Proofpoint Inc	Proofpoint Inc Senior Secured Term Loan B 08-31-2028		157,186
	Pvptl Cco Hldgs Llc	Pvptl Cco Hldgs Llc / Cco Hldgs Cap Corp 5.125% Due 05-01-2027		83,523
	Pvptl Commscope Fin Llc	Pvptl Commscope Fin Llc Sr Nt 144A 6.0% 03-01-2026		57,634
	Pvptl Eqm Midstream Partners	Pvptl Eqm Midstream Partners L P 4.75% 01-15-2031		371,470
	Pvptl Iron Mtn Inc	Pvptl Iron Mtn Inc New 4.875% 09-15-2027		316,884
	Pvtl Transocean Titan Fin Ltd	Pvtl Transocean Titan Fin Ltd 01/02/2028 8.375% 02-01-2028		86,732
	Pvtpl 1211 Ave Of The Amers	Pvtpl 1211 Ave Of The Amers Tr 2015-1211 Cl A-1A2 3.9005% Due 08-10-2035 Beo		394,728
	Pvtpl Aadvantage Loyalty	Pvtpl Aadvantage Loyalty Ip Ltd/Amern Airls 5.5% Due 04-20-2026 Beo		48,687
	Pvtpl Aag Fh Uk Plc	Pvtpl Aag Fh Uk Plc / Global Auto Hldgs Plc 11.5% 08-15-2029		203,532
	Pvtpl Abn Amro Bank	Pvtpl Abn Amro Bank Nv 6.575% 10-13-2026		202,116
	Pvtpl Acadia Healthcare	Pvtpl Acadia Healthcare Co Inc Sr Nt 5.0% 04-15-2029		113,177
	Pvtpl Acrisure Llc	Pvtpl Acrisure Llc/Acrisure Fin Inc 8.25% 02-01-2029		135,651
	Pvtpl Acrisure Llc	Pvtpl Acrisure Llc/Acrisure Fin Inc Sr Nt 6.0% 08-01-2029		50,831
	Pvtpl Ag Ttmt	Pvtpl Ag Ttmt Escrow Issuer Llc Sr Secd Nt 8.625% 09-30-2027		85,031

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Ahp Health Partner	Pvtpl Ahp Health Partners Inc Sr Nt 5.75% 07-15-2029		119,756
	Pvtpl Aircastle Ltd	Pvtpl Aircastle Ltd 2.85% Due 01-26-2028Beo		184,210
	Pvtpl Aircastle Ltd	Pvtpl Aircastle Ltd Sr Nt 6.5% 07-18-2028		100,245
	Pvtpl Albertsons Cos Inc	Pvtpl Albertsons Cos Inc 4.875% Due 02-15-2030		308,280
	Pvtpl Albertsons Cos Inc	Pvtpl Albertsons Cos Inc Fixed 5.875% 02-15-2028		134,443
	Pvtpl Albertsons Cos Inc	Pvtpl Albertsons Cos Inc/Safeway Inc/ A 4.625% Due 01-15-2027 Beo		153,705
	Pvtpl Albertsons Cos Inc	Pvtpl Albertsons Cos Inc/Safeway Inc/New A Sr Nt 144A 7.5% 03-15-2026		610,159
	Pvtpl Albertsons Cos Inc	Pvtpl Albertsons Cos Inc/Safeway Inc/Newa 3.5% Due 03-15-2029/08-31-2020 Beo		273,958
	Pvtpl Allison Transmission	Pvtpl Allison Transmission Inc 3.75% Due01-30-2031/11-19-2020 Beo		118,556
	Pvtpl Altice Fing	Pvtpl Altice Fing S A Sr Secd Nt 5.75% 08-15-2029		172,762
	Pvtpl Altice France	Pvtpl Altice France S A Sr Secd Nt 144A 8.125% Due 02-01-2027/08-01-2024 Beo		281,331
	Pvtpl Amer Sports Co	Pvtpl Amer Sports Co 6.75% 02-16-2031		93,208
	Pvtpl American Fin Tr Inc	Pvtpl American Fin Tr Inc/Amern Fin Operpar 4.5% 09-30-2028		224,245
	Pvtpl Amerigas Partners	Pvtpl Amerigas Partners L P / Amerigas Fin Corp 9.375% 06-01-2028		19,236
	Pvtpl Ameritex Holdco Inter Llc	Pvtpl Ameritex Holdco Inter Llc 10.25% 10-15-2028		215,327
	Pvtpl Amwins Group Inc	Pvtpl Amwins Group Inc 6.375% 02-15-2029		81,497
	Pvtpl Anchorage Capital	Pvtpl Anchorage Capital Clo Ltd Sr 18-10A Cl A1Ar Fltg Rt 10-15-2031		563,415
	Pvtpl Antero Midstream Partners	Pvtpl Antero Midstream Partners Lp/Antero Mi 5.75% Due 03-01-2027 Beo		124,417
	Pvtpl Apidos	Pvtpl Apidos Clo Xxiv / Apidos Clo Xxiv Llc Clo Var Rt Due 10-20-2030 Beo		261,044
	Pvtpl Aramark Svcs Inc	Pvtpl Aramark Svcs Inc Sr Nt 5.0% 04-01-2025		95,758
	Pvtpl Arbor Rlty	Pvtpl Arbor Rlty Coml Real Estate Nts 2021-Fl4 Sr 21-Fl4 Cl A 11-15-2036		320,962
	Pvtpl Arches Buyer Inc	Pvtpl Arches Buyer Inc 144A 4.25% Due 06-01-2028 Beo		32,143
	Pvtpl Archrock Partners	Pvtpl Archrock Partners L P/Archrock Partner 6.25% Due 04-01-2028		106,430
	Pvtpl Ard Finance	Pvtpl Ard Finance Sa 6.5% Due 06-30-2027Beo		29,015
	Pvtpl Ares Clo Ltd	Pvtpl Ares Clo Ltd Ser 18-50A Cl Ar Fltg 01-15-2032		189,209
	Pvtpl Artera Svcs Llc	Pvtpl Artera Svcs Llc 8.5% 02-15-2031		48,194
	Pvtpl Assuredpartners Inc	Pvtpl Assuredpartners Inc 5.625% Due 01-15-2029/12-10-2020 Beo		435,530
	Pvtpl Assuredpartners Inc	Pvtpl Assuredpartners Inc 7.5% 02-15-2032		96,863
	Pvtpl Atlas	Pvtpl Atlas Sr Secd Ln Fd Viii Ltd Sr 17-8A Cl B Fltg 01-15-2030		15,212
	Pvtpl Avantor	Pvtpl Avantor 4.625% Due 07-15-2028 Beo		87,814
	Pvtpl Avantor Funding Inc	Pvtpl Avantor Funding Inc 3.875% Due 11-01-2029/10-26-2021 Beo		59,423
	Pvtpl Bain Capital Credit	Pvtpl Bain Capital Credit Clo Limited Ser 20-3A Cl A1R Fltg 10-23-2034		600,692
	Pvtpl Bain Capital Credit	Pvtpl Bain Capital Credit Clo Ltd Sr 21-3A Ar Fltg Rt 07-24-2034		500,000
	Pvtpl Baldwin Ins Group	Pvtpl Baldwin Ins Group Hldgs Llc 7.125%05-15-2031		103,082
	Pvtpl Bausch Health	Pvtpl Bausch Health Companies Inc 11% Nts 30/09/2028 Usd 11.0% Due 09-30-2028		52,250
	Pvtpl Bausch Health	Pvtpl Bausch Health Companies Inc 5.5% Due 11-01-2025		117,094
	Pvtpl Bausch Health	Pvtpl Bausch Health Cos Inc 6.125% 02-10-2027		160,628
	Pvtpl Bausch Health	Pvtpl Bausch Health Cos Inc 4.875% Due 06-01-2028 Beo		80,800
	Pvtpl Bausch Health	Pvtpl Bausch Health Cos Inc Fixed 5.75% 08-15-2027 Beo		80,040
	Pvtpl Baytex Energy Corp	Pvtpl Baytex Energy Corp 7.375% 03-15-2032		80,875
	Pvtpl Baytex Energy Corp	Pvtpl Baytex Energy Corp 8.5% 04-30-2030		307,551
	Pvtpl Berry Global	Pvtpl Berry Global Escrow Corp Fixed 4.875% 07-15-2026 Beo		219,119
	Pvtpl Blue Racer Mid Llc	Pvtpl Blue Racer Mid Llc/Finan 7.0% 07-15-2029		81,708
	Pvtpl Bluemountain	Pvtpl Bluemountain Clo 2013-2A Ltd Cl A-1-R Fltg 10-22-2030		75,564
	Pvtpl Bluemountain	Pvtpl Bluemountain Clo Xxii Ltd 18-1A Cl A-1 Fltg Rt 07-15-2031		325,929

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Bombardier Inc	Pvtpl Bombardier Inc 7.875% Due 04-15-2027		139,203
	Pvtpl Bonanza Creek Energy Inc	Pvtpl Bonanza Creek Energy Inc 5.0% 10-15-2026		407,372
	Pvtpl Borr Ihc Limited	Pvtpl Borr Ihc Limited 10.0% 11-15-2028		518,492
	Pvtpl Bpce	Pvtpl Bpce Sa 6.612% 10-19-2027		307,436
	Pvtpl Buckeye Partners	Pvtpl Buckeye Partners L P 4.125% Due 03-01-2025		50,864
	Pvtpl Caesars Entertainment Inc	Pvtpl Caesars Entertainment Inc 4.625% Due 10-15-2029 Beo		90,817
	Pvtpl Caesars Entertainment Inc	Pvtpl Caesars Entertainment Inc 6.0% 10-15-2032		69,420
	Pvtpl California Res Corp	Pvtpl California Res Corp 8.25% 06-15-2029		312,327
	Pvtpl Carnival Corp	Pvtpl Carnival Corp 4.0% 08-01-2028		284,339
	Pvtpl Carnival Corp	Pvtpl Carnival Corp Gtd Sr Secd Nt 144A 5.75% Due 03-01-2027/02-16-2021 Beo		84,813
	Pvtpl Carriage Purchaser Inc	Pvtpl Carriage Purchaser Inc 7.875% 10-15-2029		272,342
	Pvtpl Carvana Co	Pvtpl Carvana Co 9.0% 06-01-2031		64,313
	Pvtpl Cco Hldgs Llc 144A	Pvtpl Cco Hldgs Llc 144A 5.0% 02-01-2028		214,948
	Pvtpl Cco Hldgs Llc/Cap	Pvtpl Cco Hldgs Llc/Cap Corp 4.75% Due 03-01-2030		59,356
	Pvtpl Cco Hldgs Llc/Cco	Pvtpl Cco Hldgs Llc/Cco Hldgs Cap Corp 4.25% Due 02-01-2031		183,020
	Pvtpl Cco Hldgs Llc/Cco	Pvtpl Cco Hldgs Llc/Cco Hldgs Cap Corp 4.5% Due 08-15-2030		69,115
	Pvtpl Cco Hldgs Llc/Cco	Pvtpl Cco Hldgs Llc/Cco Hldgs Cap Corp Bnds 5.5% Due 05-01-2026		557,408
	Pvtpl Cdi	Pvtpl Cdi Escrow Iss 5.75% 04-01-2030		103,053
	Pvtpl Centennial Resource	Pvtpl Centennial Resource Prodtn Llc 5.375% Due 01-15-2026/11-30-2017		161,571
	Pvtpl Charles Riv Laboratories Intl Inc	Pvtpl Charles Riv Laboratories Intl Inc 4.25% Due 05-01-2028		39,847
	Pvtpl Chart Industries Inc	Pvtpl Chart Industries Inc 9.5% Due 01-01-2031 Beo		336,486
	Pvtpl Chase Auto Owner Trust	Pvtpl Chase Auto Owner Trust 5.48% Sr 24-1A Cl A2 04-26-2027		177,687
	Pvtpl Chase Auto Owner Trust	Pvtpl Chase Auto Owner Trust Ser 24-2A Cl A2 5.66% 05-26-2027		199,278
	Pvtpl Chobani Holdco Ii Inc	Pvtpl Chobani Holdco Ii Llc 8.75% 10-01-2029		115,270
	Pvtpl Chobani Llc/Choban	Pvtpl Chobani Llc/Chobani Fin Corp Inc 7.625% 07-01-2029		31,023
	Pvtpl Chs/Cmnty Health Sys Inc	Pvtpl Chs/Cmnty Health Sys Inc 10.875% 01-15-2032		583,958
	Pvtpl Chs/Cmnty Health Sys Inc	Pvtpl Chs/Cmnty Health Sys Inc 4.75% Due 02-15-2031/02-09-2021 Beo		46,552
	Pvtpl Chs/Cmnty Health Sys Inc	Pvtpl Chs/Cmnty Health Sys Inc 5.625% Due 03-15-2027/12-28-2020 Beo		467,382
	Pvtpl Churchill Downs	Pvtpl Churchill Downs 4.75% 01-15-2028		325,082
	Pvtpl Churchill Downs	Pvtpl Churchill Downs 5.5% Due 04-01-2027		209,619
	Pvtpl Cifc	Pvtpl Cifc Fdg 2017-Iv Ltd Ser 17-4A Cl A1R Fltg 10-24-2030		192,848
	Pvtpl Civitas Res Inc	Pvtpl Civitas Res Inc 8.375% 07-01-2028		436,199
	Pvtpl Civitas Res Inc	Pvtpl Civitas Res Inc 8.625% 11-01-2030		220,969
	Pvtpl Clarios Global	Pvtpl Clarios Global Lp 8.5% 05-15-2027		778,053
	Pvtpl Cleveland-Cliffs Inc	Pvtpl Cleveland-Cliffs Inc 6.875% 11-01-2029		56,390
	Pvtpl Cleveland-Cliffs Inc	Pvtpl Cleveland-Cliffs Inc 7.0% 03-15-2032		48,123
	Pvtpl Cleveland-Cliffs Inc	Pvtpl Cleveland-Cliffs Inc 7.375% 05-01-2033		20,626
	Pvtpl Cloud Software Group Inc	Pvtpl Cloud Software Group Inc 8.25% 06-30-2032		326,685
	Pvtpl Cloud Software Group Inc	Pvtpl Cloud Software Group Inc 9.0% 09-30-2029		637,604
	Pvtpl 280 Pk Ave	Pvtpl Cmo 280 Pk Ave 2017-280P Mtg Tr Coml Ctf Cl A Var Due 09-15-2034		397,000
	Pvtpl 5 Bryant Pk Mtg	Pvtpl Cmo 5 Bryant Pk Mtg Tr Ser-2018-5Bp Cl-A Fltg 06-15-2033 Beo		279,938
	Pvtpl Atrium Hote	Pvtpl Cmo Atrium Hote 2017-Atrm Coml Mtg 144A Cl A Var Rt Due 11-15-2019		344,645
	Pvtpl Cim Trust	Pvtpl Cmo Cim Trust Ser 19-Inv1 Cls A2 Fltg Rt 02-25-2049		18,125
	Pvtpl Colony Mtg Cap Ltd	Pvtpl Cmo Colony Mtg Cap Ltd Sr 19-Ikpr Cl A Fltg 11-15-2038		367,265
	Pvtpl Comm Ser	Pvtpl Cmo Comm Ser 2019-521F Cl A Fltg 144A Due 06-15-2034		647,507

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Hawaii Hotel	Pvtpl Cmo Hawaii Hotel Ser 2019-Maui Cl A Fltg 144A 05-15-2038		400,125
	Pvtpl Mill City Mtg	Pvtpl Cmo Mill City Mtg Ln Tr 2019-Gs2 Ser 19-Gs2 Cls A1 Var Rt 08-25-2059		208,076
	Pvtpl New Orl Hotel	Pvtpl Cmo New Orl Hotel Tr 2019-Hnlaser 19-Hnla Cls A Var Rt Due 04-15-2032 Beo		394,138
	Pvtpl New Residential Mtg	Pvtpl Cmo New Residential Mtg Ln Ser 19-Rpl3 Cl A1 Frn 07-25-2059 Beo		229,925
	Pvtpl One Mkt Plaza	Pvtpl Cmo One Mkt Plaza Tr Ser 2017-1Mkt Cl A 144A 3.6139% 02-10-2032 Beo		477,721
	Pvtpl Sfo Coml Mtg	Pvtpl Cmo Sfo Coml Mtg Tr 2021-555 Sfo 2021-555 A Var Rt Due 05-15-2038 Beo		780,000
	Pvtpl Smb Private Ed	Pvtpl Cmo Smb Private Ed Ln Tr 2022-B 0%Due 12-31-2049		224,338
	Pvtpl Smb Private Ed	Pvtpl Cmo Smb Private Ed Ln Tr 2022-B 0%Due 12-31-2049 Beo		237,551
	Pvtpl Cobra Acquisitionco Llc	Pvtpl Cobra Acquisitionco Llc 6.375% 11-01-2029		148,175
	Pvtpl Cogent Communications Group Inc	Pvtpl Cogent Communications Group Inc 3.5% Due 05-01-2026 Beo		71,644
	Pvtpl Commscope Fin Llc	Pvtpl Commscope Fin Llc 144A Fixed 8.25%8.25% Due 03-01-2027/02-19-2019 Beo		92,768
	Pvtpl Compass Group Diversified Hldgs Llc	Pvtpl Compass Group Diversified Hldgs Llc Sr Nt 5.0% 01-15-2032		159,191
	Pvtpl Conduent Business	Pvtpl Conduent Business Svcs Llc/Conduent St 6.0% 11-01-2029		173,492
	Pvtpl Connect Finco Sarl	Pvtpl Connect Finco Sarl/Connect Us 9.0%09-15-2029		201,288
	Pvtpl Consensus Cloud Solutions Inc	Pvtpl Consensus Cloud Solutions Inc 6.0% 10-15-2026		87,850
	Pvtpl Consolidated Communications Inc	Pvtpl Consolidated Communications Inc 6.5% Due 10-01-2028/10-02-2020 Beo		88,509
	Pvtpl Consolidated Energy	Pvtpl Consolidated Energy Fin S A Nt Usd 5.625% 10-15-2028		126,031
	Pvtpl Continental Resours	Pvtpl Continental Resources 2.268% 11-15-2026		379,770
	Pvtpl Corelogic Inc	Pvtpl Corelogic Inc 4.5% Due 05-01-2028		336,862
	Pvtpl Credit Acceptance	Pvtpl Credit Acceptance 9.25% 12-15-2028		94,136
	Pvtpl Credit Agricole	Pvtpl Credit Agricole S A Fltg Rt 09-11-2028		301,920
	Pvtpl Crestline Denali Clo Xiv	Pvtpl Crestline Denali Clo Xiv Ltd Sr 16-1A Cl Ar2 Fltg 10-23-2031		185,727
	Pvtpl Crestwood Midstream Partners	Pvtpl Crestwood Midstream Partners Lp 7.375% Due 02-01-2031		39,737
	Pvtpl Csc Hldgs Llc	Pvtpl Csc Hldgs Llc 144A 3.375% Due 02-15-2031/08-17-2020 Beo		240,584
	Pvtpl Csc Hldgs Llc	Pvtpl Csc Hldgs Llc 4.625% 12-01-2030		242,418
	Pvtpl Csc Holdings Llc	Pvtpl Csc Holdings Llc Sr Gtd Nt 4.5%11-15-2031		194,408
	Pvtpl Danske Bank	Pvtpl Danske Bank A/S 5.427% 03-01-2028		201,734
	Pvtpl Darling Ingredients Inc	Pvtpl Darling Ingredients Inc 6% 06-15-2030		173,622
	Pvtpl Davita Inc	Pvtpl Davita Inc 3.75% 02-15-2031		86,526
	Pvtpl Davita Inc	Pvtpl Davita Inc 6.875% 09-01-2032		134,019
	Pvtpl Diamond Fgn Asset Co	Pvtpl Diamond Fgn Asset Co/Diamond Fin Llc 8.5% 10-01-2030		171,225
	Pvtpl Digital Rlty	Pvtpl Digital Rlty Tr Lp 1.875% 11-15-2029		119,480
	Pvtpl Directv Holdings	Pvtpl Directv Holdings/Fing 5.87% Due 08-15-2027 Beo		171,477
	Pvtpl Dish Network Corp	Pvtpl Dish Network Corporation 11.75% Due 11-15-2027 Beo		778,531
	Pvtpl Dryden	Pvtpl Dryden 36 Sr Ln Fd Ser 14-36A Cl A-R3 Fltg 04-15-2029		99,587
	Pvtpl Dryden	Pvtpl Dryden Senior Loan Fund Sr 18-64A Cl A Fltg Due 04-18-2031		481,028
	Pvtpl Elastic	Pvtpl Elastic N V 4.125% Due 07-15-2029/07-15-2024 Beo		330,963
	Pvtpl Eldorado Resorts Inc	Pvtpl Eldorado Resorts Inc Sr Nt 144A 8.125% Due 07-01-2027/07-06-2020 Beo		368,649
	Pvtpl Encino Acquisition Partners Holding	Pvtpl Encino Acquisition Partners Holding 8.75% 05-01-2031		142,425
	Pvtpl Endo Fin Hldgs Inc	Pvtpl Endo Fin Hldgs Inc 8.5% 04-15-2031		357,063
	Pvtpl Enerflex Ltd	Pvtpl Enerflex Ltd Sr Secd Nt 9.0% 10-15-2027		175,490
	Pvtpl Entegris Escrow Corp	Pvtpl Entegris Escrow Corp Sr Secd Nt 144A 4.75% Due 04-15-2029/04-14-2022 Beo		213,524
	Pvtpl Entegris Inc	Pvtpl Entegris Inc Sr Nt 144A 4.375% Due 04-15-2028/04-30-2020 Beo		40,131
	Pvtpl Eqm Midstream Partners	Pvtpl Eqm Midstream Partners L P 6.375% 04-01-2029		19,064
	Pvtpl Eqm Midstream Partners	Pvtpl Eqm Midstream Partners L P 7.5% Due 06-01-2027/06-07-2022 Beo		148,876

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Eqm Midstream Partners	Pvtpl Eqm Midstream Partners L P 7.5% Due 06-01-2030/06-07-2022 Beo		225,498
	Pvtpl Eqm Midstream Partners	Pvtpl Eqm Midstream Partners L P Sr Nt 4.5% 01-15-2029		68,539
	Pvtpl Eqm Midstream Partners	Pvtpl Eqm Midstream Partners L P Sr Nt 144A 6.5% Due 07-01-2027/06-18-2020 Beo		75,973
	Pvtpl Fmg Res	Pvtpl Fmg Res August 2006 Pty Ltd 5.875% 04-15-2030		216,213
	Pvtpl Fmg Res	Pvtpl Fmg Res August 2006 Pty Ltd 6.125% 04-15-2032		226,211
	Pvtpl Fmg Resources	Pvtpl Fmg Resources Aug 2006 4.375% Due 04-01-2031 Beo		154,821
	Pvtpl Ford	Pvtpl Ford Cr Auto Owner Tr 2023-Rev1 231 Cl A 4.85% 08-15-2035		251,646
	Pvtpl Fortress	Pvtpl Fort Cre 2022-Fl3 Issuer Llc Nt Cla Fltg 12-17-2026		110,128
	Pvtpl Fortress	Pvtpl Fortress Cr Bsl Vii Ltd Sr 21-1A Cl A-1-R Fltg 07-23-2032		699,984
	Pvtpl Fortress	Pvtpl Fortress Transn & Infrastructure Invs Ll 7.875% 12-01-2030		205,241
	Pvtpl Freedom Mortgage Corp	Pvtpl Freedom Mortgage Corporation 6.625% 01-15-2027		58,010
	Pvtpl Freedom Mortgage Corp	Pvtpl Freedom Mortgage Corporation 12.0% 10-01-2028		54,377
	Pvtpl Freedom Mortgage Corp	Pvtpl Freedom Mortgage Corporation 9.25% 02-01-2029		162,015
	Pvtpl Fresenius Med Care	Pvtpl Fresenius Med Care Us Fin Iii Inc 3% Due 12-01-2031 Beo		431,592
	Pvtpl Fresenius Med Care	Pvtpl Fresenius Med Care Us Fin Iii Inc Gtd Nt2.375% 02-16-2031		196,345
	Pvtpl Frontier Communications Corp	Pvtpl Frontier Communications Corp 5.0% Due 05-01-2028 Beo		193,628
	Pvtpl Frontier Communications Hldgs	Pvtpl Frontier Communications Hldgs Llc 6.0% 01-15-2030		88,801
	Pvtpl Frontier Communications Hldgs	Pvtpl Frontier Communications Hldgs Llc 8.625% 03-15-2031		68,067
	Pvtpl Frontier Communications Hldgs	Pvtpl Frontier Communications Hldgs Llc 8.75% 05-15-2030		117,315
	Pvtpl Fs Rialto	Pvtpl Fs Rialto 2022-Fl4 Issuer Llc Sr 22-Fl4 Cl A Var Rt Due 01-19-2039 Beo		247,290
	Pvtpl Garda World Security Corp	Pvtpl Garda World Security Corp 4.625% Due 02-15-2027		33,993
	Pvtpl Garda World Security Corp	Pvtpl Garda World Security Corp 7.75% 02-15-2028		77,383
	Pvtpl Garda World Security Corp	Pvtpl Garda World Security Corp 8.375% 11-15-2032		441,745
	Pvtpl Garden Spinco Corp	Pvtpl Garden Spinco Corp Sr Nt 8.625% 07-20-2030		112,615
	Pvtpl Garrett Motion Hldgs Inc	Pvtpl Garrett Motion Hldgs Inc/Garrett Lx I 7.75% 05-31-2032		132,904
	Pvtpl Gfl Environmental Inc	Pvtpl Gfl Environmental Inc 3.75% Due 08-01-2025 Beo		402,972
	Pvtpl Gfl Environmental Inc	Pvtpl Gfl Environmental Inc 4.0% 08-01-2028		363,614
	Pvtpl Gfl Environmental Inc	Pvtpl Gfl Environmental Inc 5.125% 12-15-2026		227,768
	Pvtpl Glatfelter Corp	Pvtpl Glatfelter Corp 4.75% 11-15-2029		211,361
	Pvtpl Global Auto	Pvtpl Global Auto Ho/Aag Fh Uk 8.375% 01-15-2029		186,541
	Pvtpl Global Auto	Pvtpl Global Auto Ho/Aag Fh Uk 8.75% 01-15-2032		232,965
	Pvtpl Global Infrastructure Solutions Inc	Pvtpl Global Infrastructure Solutions Inc 7.5% Due 04-15-2032/04-07-2022 Beo		42,541
	Pvtpl Global Net Lease Inc	Pvtpl Global Net Lease Inc & Global Net Lease 3.75 Due 12-15-2027/12-17-2020 Beo		265,563
	Pvtpl Go Daddy Oper Co Llc	Pvtpl Go Daddy Oper Co Llc/Gd Fin Co Inc 5.25% 12-01-2027		14,734
	Pvtpl Go Daddy Oper Co Llc	Pvtpl Go Daddy Oper Co Llc/Gd Fin Co Inc 3.5% Due 03-01-2029 Beo		18,271
	Pvtpl Goeasy Ltd	Pvtpl Goeasy Ltd 7.625% 07-01-2029		183,930
	Pvtpl Goeasy Ltd	Pvtpl Goeasy Ltd 9.25% 12-01-2028		175,853
	Pvtpl Graftech Finance Inc	Pvtpl Graftech Finance Inc 4.625% 12-23-2029		117,450
	Pvtpl Graphic Packaging Intl Llc	Pvtpl Graphic Packaging Intl Llc 3.5% Due 03-01-2029 Beo		122,388
	Pvtpl Graphic Packaging Intl Llc	Pvtpl Graphic Packaging Intl Llc Sr Nt 3.75% 02-01-2030		81,290
	Pvtpl Great Canadian Gaming Corp	Pvtpl Great Canadian Gaming Corp 8.75% 11-15-2029		100,307
	Pvtpl Group 1 Automotive Inc	Pvtpl Group 1 Automotive Inc Group 1 4.0% Due 08-15-2028 Beo		164,773
	Pvtpl Grubhub Hldgs Inc	Pvtpl Grubhub Hldgs Inc Sr Nt 5.5% Due 07-01-2027/06-10-2019 Beo		31,608
	Pvtpl Gs Mortgage Securities	Pvtpl Gs Mortgage Securities Trust Ser 2018-Luau Cl E E 11-15-2032 Beo		399,250
	Pvtpl Hah Group Holding Company	Pvtpl Hah Group Holding Company Llc 9.75% 10-01-2031		146,116

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Heartland Dental Llc	Pvtpl Heartland Dental Llc/ Sr Secd Nt 144A 10.5% 04-30-2028		133,586
	Pvtpl Herc Hldgs Inc	Pvtpl Herc Hldgs Inc 5.5% Due 07-15-2027 Beo		26,657
	Pvtpl Herc Hldgs Inc	Pvtpl Herc Hldgs Inc 6.625% 06-15-2029		20,253
	Pvtpl HilCorp Energy	Pvtpl Hilcorp Energy I L P / Hilcorp 7.25% 02-15-2035		338,445
	Pvtpl HilCorp Energy	Pvtpl Hilcorp Energy I L P/Hilcorp Fin Co Sr Nt 8.375% 11-01-2033		171,493
	Pvtpl HilCorp Energy	Pvtpl Hilcorp Energy I L P/Hilcorp Fin Co 6.875% 05-15-2034		224,624
	Pvtpl Hilton Domestic Oper Co Inc	Pvtpl Hilton Domestic Oper Co Inc 3.625%Due 02-15-2032/02-02-2021 Beo		6,949
	Pvtpl Hilton Domestic Oper Co Inc	Pvtpl Hilton Domestic Oper Co Inc 4.0% Due 05-01-2031 Beo		21,584
	Pvtpl Hilton Grand Vac	Pvtpl Hilton Grand Vac Cor Esc 6.625% 01-15-2032		49,155
	Pvtpl Hlf Fing Sarl Llc	Pvtpl Hlf Fing Sarl Llc/Herbalife Intl Inc 12.25% 04-15-2029		51,198
	Pvtpl Hyundai Cap	Pvtpl Hyundai Cap Amer Fltg Rt 08-04-2025		401,525
	Pvtpl Iliad Hldg	Pvtpl Iliad Hldg S A S 7.0% 04-15-2032		250,260
	Pvtpl Iliad Hldg	Pvtpl Iliad Hldg S A S 7.0% Due 10-15-2028 Beo		202,674
	Pvtpl Iliad Hldg	Pvtpl Iliad Hldg S A S 8.5% Due 04-15-2031		266,854
	Pvtpl Illuminate Buyer Llc	Pvtpl Illuminate Buyer Llc/Illuminate Hldgs Sr Nt 144A 9.0% Due 07-01-2028		356,415
	Pvtpl Ims Health Inc	Pvtpl Ims Health Inc Sr 5.0% Due 10-15-2026/09-28-2016 Beo		305,824
	Pvtpl Ineos Finance Plc	Pvtpl Ineos Finance Plc 6.75% 05-15-2028		201,983
	Pvtpl International Game Technology	Pvtpl International Game Technology 6.25% 01-15-2027		356,224
	Pvtpl Intl Game Tech	Pvtpl Intl Game Tech 4.125% 04-15-2026		829,771
	Pvtpl Iron Mountain Information Management	Pvtpl Iron Mountain Information Managemen 5% Due 07-15-2032 Beo		95,768
	Pvtpl Iron Mtn Inc	Pvtpl Iron Mtn Inc New 4.5% Due 02-15-2031/08-18-2020 Beo		84,107
	Pvtpl Iron Mtn Inc	Pvtpl Iron Mtn Inc New 4.875% Due 09-15-2029 Beo		58,926
	Pvtpl Iron Mtn Inc	Pvtpl Iron Mtn Inc New 5.0% Due 07-15-2028		111,172
	Pvtpl Iron Mtn Inc	Pvtpl Iron Mtn Inc New 5.25% Due 07-15-2030		255,822
	Pvtpl Iron Mtn Inc	Pvtpl Iron Mtn Inc New Bds 144A 5.625% Due 07-15-2032/06-22-2020 Beo		1,911
	Pvtpl Itt Hldgs Llc	Pvtpl Itt Hldgs Llc 6.5% Due 08-01-2029/07-08-2021 Beo		195,904
	Pvtpl J2 Global Inc	Pvtpl J2 Global Inc 4.625% Due 10-15-2030/10-07-2020 Beo		54,014
	Pvtpl Jazz Secs Designated Activity Co	Pvtpl Jazz Secs Designated Activity Co 4.375% Due 01-15-2029 Beo		457,288
	Pvtpl Jones Deslauriers Ins Mgmt Inc	Pvtpl Jones Deslauriers Ins Mgmt Inc 8.5% 03-15-2030		212,597
	Pvtpl Kar Auction Svcs Inc	Pvtpl Kar Auction Svcs Inc 5.125% Due 06-01-2025 Beo		206,993
	Pvtpl Kinetik Hldgs	Pvtpl Kinetik Hldgs Lp 6.625% 12-15-2028		213,809
	Pvtpl Kraken Oil & Gas Partners Llc	Pvtpl Kraken Oil & Gas Partners Llc 7.625% 08-15-2029		118,376
	Pvtpl Lamb Weston Hldgs Inc	Pvtpl Lamb Weston Hldgs Inc Sr Nt 4.125% 01-31-2030		51,185
	Pvtpl Lccm	Pvtpl Lccm 2021-Fl2 Tr Lccm 2021-Fl2 Tr Var Rt Due 12-13-2038/02-18-2025 Beo		41,003
	Pvtpl Lcm Invts Hldgs	Pvtpl Lcm Invts Hldgs Ii Llc 4.875% Due 05-01-2029/04-27-2021 Beo		56,025
	Pvtpl Lcm Invts Hldgs	Pvtpl Lcm Invts Hldgs Ii Llc 8.25% 08-01-2031		117,222
	Pvtpl Level 3 Fing Inc	Pvtpl Level 3 Fing Inc 3.75% Due 07-15-2029/01-13-2021 Beo		74,253
	Pvtpl Level 3 Fing Inc	Pvtpl Level 3 Fing Inc 3.875% Due 10-15-2030 Beo		30,328
	Pvtpl Level 3 Fing Inc	Pvtpl Level 3 Fing Inc 4.0% 04-15-2031		29,925
	Pvtpl Level 3 Fing Inc	Pvtpl Level 3 Fing Inc 4.875% 06-15-2029		53,070
	Pvtpl Level 3 Fing Inc	Pvtpl Level 3 Fing Inc New Money 1St Lien Nt 144A 10.5% 04-15-2029		43,462
	Pvtpl Lft Cre	Pvtpl Lft Cre 2021-Fl1 Ltd / Lft Cre Cl A 1.26025% 06-15-2039		174,288
	Pvtpl Lgi Homes Inc	Pvtpl Lgi Homes Inc 4.0% 07-15-2029		301,619
	Pvtpl Lgi Homes Inc	Pvtpl Lgi Homes Inc 8.75% 12-15-2028		62,951
	Pvtpl Liberty Broadband Corp	Pvtpl Liberty Broadband Corp 3.125% 06-30-2054		295,362

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Lifepoint Health Inc	Pvtpl Lifepoint Health Inc 5.375% Due 01-15-2029 Beo		323,487
	Pvtpl Lifepoint Health Inc	Pvtpl Lifepoint Health Inc 10.0% 06-01-2032		215,564
	Pvtpl Lifepoint Health Inc	Pvtpl Lifepoint Health Inc 11.0% 10-15-2030		712,326
	Pvtpl Lifepoint Health Inc	Pvtpl Lifepoint Health Inc 9.875% Due 08-15-2030		113,259
	Pvtpl Lightning Pwr Llc	Pvtpl Lightning Pwr Llc 7.25% 08-15-2032		88,421
	Pvtpl Lithia Motors Inc	Pvtpl Lithia Motors Inc 4.625% Due 12-15-2027		263,175
	Pvtpl Lithia Mtrs Inc	Pvtpl Lithia Mtrs Inc 4.375% Due 01-15-2031		315,486
	Pvtpl Live Nation Entmt	Pvtpl Live Nation Entmt In 4.75% Due 10-15-2027		254,267
	Pvtpl Live Nation Entmt	Pvtpl Live Nation Entmt Inc 3.75% Due 01-15-2028/01-04-2021 Beo		10,373
	Pvtpl Lumen Technologies Inc	Pvtpl Lumen Technologies Inc 4.125% 04-15-2030		92,864
	Pvtpl M&T Bk Auto Receivables	Pvtpl M&T Bk Auto Receivables Tr Ser 24-1A Cl A2 5.59% 02-17-2032		198,893
	Pvtpl Macquarie Airfinance Hldgs Ltd	Pvtpl Macquarie Airfinance Hldgs Ltd 6.4% 03-26-2029		58,743
	Pvtpl Macquarie Airfinance Hldgs Ltd	Pvtpl Macquarie Airfinance Hldgs Ltd 8.375% 05-01-2028		177,096
	Pvtpl Macquarie Airfinance Hldgs Ltd	Pvtpl Macquarie Airfinance Hldgs Ltd Gtdsr Nt 8.125% 03-30-2029		85,662
	Pvtpl Macys Retail Hldgs Llc	Pvtpl Macys Retail Hldgs Llc 6.125000% Due 03-15-2032 Beo		76,981
	Pvtpl Madison Pk Fdg Xxii Ltd	Pvtpl Madison Pk Fdg Xxiii Ltd/Madison Sr Nt Cl A-R Fltg 6.26157% 07-27-2031		230,704
	Pvtpl Madison Pk Fdg Xxii Ltd	Pvtpl Madison Pk Fdg Xxiii Ltd/Madison Sr Nt Cl A-R Fltg 6.26157% 07-27-2031		307,605
	Pvtpl Magic Mergerco Inc	Pvtpl Magic Mergerco Inc 5.25% 05-01-2028		255,948
	Pvtpl Marathon Clo Ltd	Pvtpl Marathon Clo Ltd Sr 19-1A Cl Aar2 Fltg Rt 04-15-2032		500,011
	Pvtpl Marble Pt Clo Xi Ltd	Pvtpl Marble Pt Clo Xi Ltd Ser 17-20 Cl A Fltg 12-18-2030		106,406
	Pvtpl Marriott Ownership Resorts Inc	Pvtpl Marriott Ownership Resorts Inc 4.5% Due 06-15-2029		267,863
	Pvtpl Master Credit Card Trust	Pvtpl Master Credit Card Trust Ser 23-2A Cl A Fltg 01-21-2027		501,316
	Pvtpl Match Group Inc	Pvtpl Match Group Inc 4.125% Due 08-01-2030		118,653
	Pvtpl Match Group Inc	Pvtpl Match Group Inc 5.625% Due 02-15-2029/02-15-2019 Beo		165,079
	Pvtpl Match Group Inc	Pvtpl Match Group Inc Sr Nt 144A 4.625% Due 06-01-2028/05-19-2020 Beo		93,324
	Pvtpl Mauser Packaging Solutions	Pvtpl Mauser Packaging Solutions 7.875% 04-15-2027		117,324
	Pvtpl Mauser Packaging Solutions	Pvtpl Mauser Packaging Solutions Hldg Co9.25% Due 04-15-2027 Beo		78,922
	Pvtpl Mav Acquisition Corp	Pvtpl Mav Acquisition Corp Sr Nt 8.0% 08-01-2029		240,006
	Pvtpl Mav Acquisition Corp	Pvtpl Mav Acquisition Corp Sr Secd Nt 144A 5.75% 08-01-2028		327,082
	Pvtpl Mcafee Corp	Pvtpl Mcafee Corp Sr Nt 144A 7.375% Due 02-15-2030/02-15-2025 Beo		684,715
	Pvtpl Mcgraw-Hill Education	Pvtpl Mcgraw-Hill Education 7.375% 09-01-2031		103,361
	Pvtpl Methanex Us Operations	Pvtpl Methanex Us Operations 6.25% 03-15-2032		44,521
	Pvtpl Mileage Plus Hldgs Llc	Pvtpl Mileage Plus Hldgs Llc/Mileage Plus In 6.5% Due 06-20-2027		8,554
	Pvtpl Minerva Merger Sub Inc	Pvtpl Minerva Merger Sub Inc 6.50% Due 02-15-2030		177,715
	Pvtpl Molina Healthcare Inc	Pvtpl Molina Healthcare Inc 3.875% Due 11-15-2030 Beo		353,421
	Pvtpl Molina Healthcare Inc	Pvtpl Molina Healthcare Inc 6.25% 01-15-2033		238,190
	Pvtpl Moss Creek Res Hldgs Inc	Pvtpl Moss Creek Res Hldgs Inc 8.25% 09-01-2031		102,648
	Pvtpl Mozart Debt Merger Sub Inc	Pvtpl Mozart Debt Merger Sub Inc 3.875% Due 04-01-2029 Beo		206,495
	Pvtpl Msci Inc	Pvtpl Msci Inc 3.25% Due 08-15-2033 Beo		131,798
	Pvtpl Msci Inc	Pvtpl Msci Inc Sr Nt 144A 3.875% Due 02-15-2031/05-26-2020 Beo		45,810
	Pvtpl Nabors Inds Ltd	Pvtpl Nabors Inds Ltd 7.5% Due 01-15-2028		86,109
	Pvtpl Nationstar Mtg Hldgs Inc	Pvtpl Nationstar Mtg Hldgs Inc 6.5% 08-01-2029		119,797
	Pvtpl Nationstar Mtg Hldgs Inc	Pvtpl Nationstar Mtg Hldgs Inc Sr Nt 144A 6% Due 01-15-2027/01-15-2025 Beo		199,940
	Pvtpl Navient Pvt Ed Ln	Pvtpl Navient Pvt Ed Ln Tr 2015-B Nt Cl A-3 Fltg Rate 144A Var Rt Due 07-16-2040		148,860
	Pvtpl Ncl Corp Ltd	Pvtpl Ncl Corp Ltd 6.25% 03-01-2030		43,477

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Ncl Corp Ltd	Pvtpl Ncl Corp Ltd 8.125% 01-15-2029		76,929
	Pvtpl Ncl Corp Ltd	Pvtpl Ncl Corp Ltd 8.375% Due 02-01-2028		87,828
	Pvtpl Ncr Corp	Pvtpl Ncr Corp New 5% Due 10-01-2028/08-20-2020 Beo		189,482
	Pvtpl Nelnet Student Ln	Pvtpl Nelnet Student Ln Tr Fltg Rt Ser 19-2A Cl A 06-27-2067 Beo		0
	Pvtpl Noble Fin Ii Llc	Pvtpl Noble Fin Ii Llc 8.0% 04-15-2030		118,166
	Pvtpl Northriver Midstream	Pvtpl Northriver Midstream Fin Lp 6.75% 07-15-2032		74,439
	Pvtpl Nortonlifelock Inc	Pvtpl Nortonlifelock Inc 6.75% Due 09-30-2027 Beo		265,943
	Pvtpl Nrg Energy Inc	Pvtpl Nrg Energy Inc 3.375% Due 02-15-2029/12-02-2020 Beo		24,497
	Pvtpl Nrg Energy Inc	Pvtpl Nrg Energy Inc 6.25% 11-01-2034		313,870
	Pvtpl Nrg Energy Inc	Pvtpl Nrg Energy Inc 7.0% 03-15-2033		623,907
	Pvtpl Octagon Invt Partners	Pvtpl Octagon Invt Partners Xxi Ltd/Octagon Sr Secd Nt 02-14-2031		195,733
	Pvtpl Olympus Wtr Us Hldgs Corp	Pvtpl Olympus Wtr Us Hldg Corp 4.25% 10-01-2028		186,889
	Pvtpl Olympus Wtr Us Hldgs Corp	Pvtpl Olympus Wtr Us Hldg Corp 9.75% 11-15-2028		216,447
	Pvtpl Ontario Gaming Gta Ltd	Pvtpl Ontario Gaming Gta Ltd Partnership/Otg 8.0% 08-01-2030		151,123
	Pvtpl Open Text Corp	Pvtpl Open Text Corp 01/12/2029 3.875% Due 12-01-2029/12-01-2024 Beo		275,890
	Pvtpl Open Text Corp	Pvtpl Open Text Corp 3.875% Due 02-15-2028 Beo		214,783
	Pvtpl Open Text Corp	Pvtpl Open Text Corp 6.9% Due 12-01-2027/12-01-2022 Beo		368,877
	Pvtpl Open Text Inc	Pvtpl Open Text Inc 4.125% 02-15-2030		146,901
	Pvtpl Organon Co	Pvtpl Organon Co/Organon Foreign Debt C 6.75% 05-15-2034		372,304
	Pvtpl Organon Fin 1 Llc	Pvtpl Organon Fin 1 Llc 5.125% 04-30-2031		239,982
	Pvtpl Osd Clo	Pvtpl Osd Clo 2021-23 Ltd Ser 21-23A Cl A Fltg 144A 04-17-2031		241,263
	Pvtpl Ot Merger Corp	Pvtpl Ot Merger Corp 7.875% Due 10-15-2029		109,423
	Pvtpl Ozlm Xxiv Ltd	Pvtpl Ozlm Xxiv Ltd / Ozlm Xxiv Llc 20/07/2032 Var Rt Due 07-20-2032 Beo		90,002
	Pvtpl Palmer Square Ln Fdg	Pvtpl Palmer Square Ln Fdg 2021-3 Ltd/Sr Secd Nt Cl A-1 Fltg 5.04257% 07-20-2029		53,724
	Pvtpl Palmer Square Loan Funding Ltd	Pvtpl Palmer Square Loan Funding Ltd Ser 21-4A Cl A1 Fltg Rt 10-15-2029 Beo		179,367
	Pvtpl Panther Bf Aggregator	Pvtpl Panther Bf Aggregator 2 Lp/Panther6.25% 05-15-2026		263,930
	Pvtpl Panther Escrow Issuer Llc	Pvtpl Panther Escrow Issuer Llc/Panther Co-I 7.125% 06-01-2031		100,999
	Pvtpl Park Inter Hldgs Llc	Pvtpl Park Inter Hldgs Llc/Pk Domestic Ppty 5.875% Due 10-01-2028 Beo		88,951
	Pvtpl Parkland Corp	Pvtpl Parkland Corp 6.625% 08-15-2032		130,627
	Pvtpl Parkland Corp	Pvtpl Parkland Corp/Canada 4.625% 07-10-2030		423,090
	Pvtpl Parkland Corp	Pvtpl Parkland Corp/Canada 4.5% 10-01-2029		615,852
	Pvtpl Parkland Fuel Corp	Pvtpl Parkland Fuel Corp 5.875% Due 07-15-2027 Beo		300,113
	Pvtpl Penn National Ga Inc	Pvtpl Penn National Ga Inc 4.125% Due 07-01-2029 Beo		181,135
	Pvtpl Penn Natl Gaming Inc	Pvtpl Penn Natl Gaming Inc Sr Nt 5.625% Due 01-15-2027 Beo		67,931
	Pvtpl Pennymac Finl Svcs Inc	Pvtpl Pennymac Finl Svcs Inc New Sr Nt 4.25% 02-15-2029		55,607
	Pvtpl Permian Resources Operating Llc	Pvtpl Permian Resources Operating Llc 5.875% 07-01-2029		14,718
	Pvtpl Petsmart Inc	Pvtpl Petsmart Inc/Petsmart Fin Corp 4.75% Due 02-15-2028 Beo		634,029
	Pvtpl Petsmart Inc	Pvtpl Petsmart Inc/Petsmart Fin Corp 7.75% Due 02-15-2029 Beo		310,298
	Pvtpl Phinia Inc	Pvtpl Phinia Inc 6.75% 04-15-2029		99,960
	Pvtpl Pike Corp	Pvtpl Pike Corp Sr Nt 5.5% 09-01-2028		229,789
	Pvtpl Playtika Hldg Corp	Pvtpl Playtika Hldg Corp 4.25% Due 03-15-2029/03-11-2021 Beo		891,020
	Pvtpl Post Hldgs Inc	Pvtpl Post Hldgs Inc 6.25% 10-15-2034		114,949
	Pvtpl Post Hldgs Inc	Pvtpl Post Hldgs Inc Sr Nt 144A 5.5% Due12-15-2029/12-15-2024 Beo		264,157
	Pvtpl Premier Entmt Sub	Pvtpl Premier Entmt Sub Llc/Premier Entmt Fi Sr Nt 5.625% 09-01-2029		179,765
	Pvtpl Premier Entmt Sub	Pvtpl Premier Entmt Sub Llc/Premier Entmt Fi Sr Nt 5.875% 09-01-2031		270,630

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Prime Healthcare	Pvtpl Prime Healthcare Svcs Inc 9.375% 09-01-2029		397,838
	Pvtpl Quicken Lns Llc	Pvtpl Quicken Lns Llc/Quicken Lns Co-Issuer In 3.625% 03-01-2029		18,112
	Pvtpl Radiate Holdco	Pvtpl Radiate Holdco/Finance 4.5% Due 09-15-2026		14,841
	Pvtpl Raven Acquisition Hldgs	Pvtpl Raven Acquisition Hldgs Llc 6.875% 11-15-2031		229,673
	Pvtpl Regatta Xvi Funding	Pvtpl Regatta Xvi Funding Ltd Sr 19-2A Cl A1R Fltg Rt 01-15-2033		502,451
	Pvtpl Regatta Xvi Funding	Pvtpl Regatta Xvi Funding Ltd Sr 19-2A Cl A1R Fltg Rt 01-15-2033		401,961
	Pvtpl Roblox Corp	Pvtpl Roblox Corp 3.875% Due 05-01-2030/10-29-2021 Beo		197,351
	Pvtpl Rockcliff Energy	Pvtpl Rockcliff Energy Ii Llc Sr Nt 144A5.5% Due 10-15-2029/10-15-2024 Beo		251,257
	Pvtpl Rocket Mtg Llc	Pvtpl Rocket Mtg Llc/Rocket Mtg 4.0% 10-15-2033		79,955
	Pvtpl Rocket Mtg Llc	Pvtpl Rocket Mtg Llc/Rocket Mtg Co-Issuer Inc 2.875% Due 10-15-2026 Beo		100,578
	Pvtpl Rockies Express Pipeline Llc	Pvtpl Rockies Express Pipeline Llc 6.875% Due 04-15-2040/03-22-2010		232,910
	Pvtpl Rockies Express Pipeline Llc	Pvtpl Rockies Express Pipeline Llc Fixed 4.95% 07-15-2029 Beo		315,210
	Pvtpl Rockies Express Pipeline Llc	Pvtpl Rockies Express Pipeline Llc Sr Nt144A 7.5% Due 07-15-2038/06-27-2008 Beo		99,319
	Pvtpl Royal Caribbean Cruise Limited	Pvtpl Royal Caribbean Cruises Limited 5.5% 08-31-2026		97,904
	Pvtpl Royal Caribbean Cruise Limited	Pvtpl Royal Caribbean Cruises Ltd 5.375%Due 07-15-2027 Beo		188,816
	Pvtpl Royal Caribbean Cruise Limited	Pvtpl Royal Caribbean Cruises Ltd 5.5% Due 04-01-2028 Beo		152,846
	Pvtpl Sabre Glbl Inc	Pvtpl Sabre Glbl Inc 10.75% 11-15-2029		232,119
	Pvtpl Scih Salt Hldgs Inc	Pvtpl Scih Salt Hldgs Inc 4.875% 05-01-2028		157,103
	Pvtpl Scih Salt Hldgs Inc	Pvtpl Scih Salt Hldgs Inc 6.625% Due 05-01-2029 Beo		53,158
	Pvtpl Select Medical Corp	Pvtpl Select Medical Corp 6.25% 12-01-2032		47,132
	Pvtpl Sensata Technologies Inc	Pvtpl Sensata Technologies Inc 4.375% Due 02-15-2030		80,611
	Pvtpl Sequoia Mtg	Pvtpl Sequoia Mtg Tr Sr-Ch1 Cl-A1 4% 02-25-2048		0
	Pvtpl Shift4 Pmts Llc	Pvtpl Shift4 Pmts Llc / Fin 6.75% 08-15-2032		116,962
	Pvtpl Shift4 Pmts Llc	Pvtpl Shift4 Pmts Llc/Shift4 Pmts Fin Sub In 4.625% Due 11-01-2026 Beo		423,376
	Pvtpl Sirius Xm Holdings Inc	Pvtpl Sirius Xm Holdings Inc 5.0% Due 08-01-2027		81,688
	Pvtpl Sirius Xm Radio Inc	Pvtpl Sirius Xm Radio Inc 3.125% Due 09-01-2026 Beo		622,441
	Pvtpl Sirius Xm Radio Inc	Pvtpl Sirius Xm Radio Inc 3.875% Due 09-01-2031 Beo		324,670
	Pvtpl Sitio Royalties Oper Partnership	Pvtpl Sitio Royalties Oper Partnership Lp/S 7.875% 11-01-2028		99,704
	Pvtpl Six Flags Theme Parks Inc	Pvtpl Six Flags Theme Parks Inc Sr Secd Nt 144A 7% Due 07-01-2025/04-22-2020		25,976
	Pvtpl Sm Energy Co	Pvtpl Sm Energy Co 6.75% 08-01-2029		53,453
	Pvtpl Sm Energy Co	Pvtpl Sm Energy Co 7.0% 08-01-2032		39,438
	Pvtpl Smb Private Eduacation	Pvtpl Smb Private Eduacation Ln Tr 2023-C Nt Cl A-1A 5.67% 11-15-2052		199,986
	Pvtpl Smb Private Eduacation	Pvtpl Smb Private Education Loan Trust Ser 24-D Cl A1B Fltg 07-05-2053		477,111
	Pvtpl Snap Inc	Pvtpl Snap Inc .5% 05-01-2030		231,667
	Pvtpl Sound Pt Clo	Pvtpl Sound Pt Clo Xvi Ltd/Sound Pt Clo Xvi Var Rt Due 07-25-2030 Beo		58,346
	Pvtpl Sound Pt Clo	Pvtpl Sound Pt Clo Xvi Ltd/Sound Pt Clo Xvi Var Rt Due 07-25-2030 Beo		72,932
	Pvtpl Sound Pt Clo	Pvtpl Sound Pt Clo Xvii Ltdcl A-1-R Fltg 144A Var Rt 10-20-2030		168,728
	Pvtpl Sound Pt Clo	Pvtpl Sound Pt Clo Xvii Ltdcl A-1-R Fltg 144A Var Rt 10-20-2030		134,982
	Pvtpl Specialty Building	Pvtpl Specialty Building Produ 7.75% 10-15-2029		38,560
	Pvtpl Ss&C Technologies Inc	Pvtpl Ss&C Technologies Inc 144A 5.5% 03-28-2019		111,925
	Pvtpl Standard Inds Inc	Pvtpl Standard Inds Inc Del 3.375% Due 01-15-2031 Beo		23,150
	Pvtpl Standard Industries Inc	Pvtpl Standard Industries Inc 6.5% 07-30-2032		50,080
	Pvtpl Staples Inc	Pvtpl Staples Inc 10.75% 09-01-2029		244,963
	Pvtpl Summit Matls Llc	Pvtpl Summit Matls Llc Fixed 6.5% 03-15-2027		38,961
	Pvtpl Summit Midsteam Hldgs	Pvtpl Summit Midsteam Hldgs Llc/Fin Corp 8.625% 10-31-2029		115,123

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Sunoco	Pvtpl Sunoco Lp Nt 7.0% 09-15-2028		250,657
	Pvtpl Surgery Ctr Hldgs	Pvtpl Surgery Ctr Hldgs Inc 7.25% 04-15-2032		257,064
	Pvtpl Swedbank Ab Medium	Pvtpl Swedbank Ab Medium Term Nts Book Entry 1 3.356% Due 04-04-2025 Reg		299,006
	Pvtpl Symantec Corp	Pvtpl Symantec Corp 5.0% Due 04-15-2025		98,775
	Pvtpl Tallgrass Energy Partners	Pvtpl Tallgrass Energy Partners Lp/Tallgrass 6.0% 12-31-2030		66,281
	Pvtpl Tallgrass Energy Partners	Pvtpl Tallgrass Energy Partners Lp/Tallgrass 6.0% Due 09-01-2031 Beo		299,195
	Pvtpl Tegna Inc	Pvtpl Tegna Inc Sr Nt 4.75% Due 03-15-2026 Beo		175,544
	Pvtpl Teleflex Inc	Pvtpl Teleflex Inc Sr Nt 144A 4.25% Due 06-01-2028/05-27-2020 Beo		277,142
	Pvtpl Telesat Canada	Pvtpl Telesat Canada/Telesat Llc 4.875% Due 06-01-2027		126,953
	Pvtpl Thor Industries	Pvtpl Thor Industries 4.0% 10-15-2029		391,312
	Pvtpl Towd Pt Mtg	Pvtpl Towd Pt Mtg Tr Fltg Rt Ser 19-Hy2 Cl A1 12-25-2048 Beo		29,888
	Pvtpl Towd Pt Mtg	Pvtpl Towd Pt Mtg Tr Ser 2019-Hy3 Cl A1A Fltg 12-25-2048		120,307
	Pvtpl Towd Pt Mtg	Pvtpl Towd Pt Mtg Tr Var Rt Ser 19-1 Cl A1 03-25-2058		256,946
	Pvtpl Transocean Inc	Pvtpl Transocean Inc 8.25% 05-15-2029		291,912
	Pvtpl Transocean Inc	Pvtpl Transocean Inc 8.75% 02-15-2030		165,682
	Pvtpl Trident Tpi Hldgs	Pvtpl Trident Tpi Hldgs Inc 12.75% 12-31-2028		469,907
	Pvtpl Trinitas Clo	Pvtpl Trinitas Clo Xiv Ltd Ser 20-14A Cl A1R Fltg 01-25-2034		500,905
	Pvtpl Trinseo Matls	Pvtpl Trinseo Matls Oper S C A/Trinseo 5.375% Due 09-01-2025		117,410
	Pvtpl Trinseo Op	Pvtpl Trinseo Op/Trinseo Fin 5.125% Due 04-01-2029 Beo		286,004
	Pvtpl Triton Wtr Hldgs	Pvtpl Triton Wtr Hldgs Inc 6.25% Due 04-01-2029/03-31-2021 Beo		201,521
	Pvtpl Triumph Group Inc	Pvtpl Triumph Group Inc 9.0% 03-15-2028		226,989
	Pvtpl Tronox Inc	Pvtpl Tronox Inc 4.625% 03-15-2029		120,278
	Pvtpl Trtx	Pvtpl Trtx 2021-Fl4 Issuer Ltd Ser 21-Fl4 Cl A Fltg 03-15-2038		182,816
	Pvtpl Trtx	Pvtpl Trtx 2022-Fl5 Issuer Ser 22-Fl5 Cl A Var 02-15-2039		385,193
	Pvtpl Ubs Group	Pvtpl Ubs Group Ag 5.711% 01-12-2027		503,583
	Pvtpl Ubs Group	Pvtpl Ubs Group Ag 6.373% 07-15-2026		402,855
	Pvtpl Ukg Inc	Pvtpl Ukg Inc 6.875% 02-01-2031		143,049
	Pvtpl United Shore	Pvtpl United Shore Finan Serv 5.5% 11-15-2025		323,403
	Pvtpl United Wholesale Mtge	Pvtpl United Wholesale Mtge Ll Corp 5.5% 04-15-2029		118,480
	Pvtpl United Whsl Mtg Llc	Pvtpl United Whsl Mtg Llc 5.75% 06-15-2027		15,804
	Pvtpl Uniti Group	Pvtpl Uniti Group/Csl Capital 10.5% 02-15-2028		439,308
	Pvtpl Univision Communications Inc	Pvtpl Univision Communications Inc 8.0% 08-15-2028		78,402
	Pvtpl Univision Communications Inc	Pvtpl Univision Communications Inc Sr Secd Nt 144A 6.625% 06-01-2027		304,767
	Pvtpl Us Foods Inc	Pvtpl Us Foods Inc 6.875% Due 09-13-2028		51,157
	Pvtpl Usa Compression Partners	Pvtpl Usa Compression Partners Lp/Usa 7.125% 03-15-2029		124,153
	Pvtpl Uwm Holdings Llc	Pvtpl Uwm Holdings Llc 6.625% 02-01-2030		105,345
	Pvtpl Valaris Ltd	Pvtpl Valaris Ltd 8.375% 04-30-2030		77,812
	Pvtpl Valeant Pharmaceuticals	Pvtpl Valeant Pharmaceuticals Intl Bnds 9.0% Due 12-15-2025		50,502
	Pvtpl Varonis Sys Inc	Pvtpl Varonis Sys Inc 1.0% 09-15-2029		111,215
	Pvtpl Venture Clo Ltd	Pvtpl Venture Clo Ltd Sr 17-28A Cl A2R Var Rt 07-20-2030		192,075
	Pvtpl Venture Global Calcasieu	Pvtpl Venture Global Calcasieu Pass Llc 3.875% Due 08-15-2029		501,620
	Pvtpl Venture Global Calcasieu	Pvtpl Venture Global Calcasieu Pass Llc 3.875% Due 11-01-2033 Beo		352,240
	Pvtpl Venture Global Calcasieu	Pvtpl Venture Global Calcasieu Pass Llc 6.25% 01-15-2030		233,162
	Pvtpl Venture Global Lng	Pvtpl Venture Global Lng Inc 7.0% 01-15-2030		245,625
	Pvtpl Venture Global Lng	Pvtpl Venture Global Lng Inc 8.375% Due 06-01-2031		110,550

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Pvtpl Venture Global Lng	Pvtpl Venture Global Lng Inc 9.5% 02-01-2029		699,633
	Pvtpl Venture Global Lng	Pvtpl Venture Global Lng Inc 9.875% 02-01-2032		523,402
	Pvtpl Venture Xxix Clo Ltd	Pvtpl Venture Xxix Clo Ltd/Venture Xxix Clo Var Rt Due 09-07-2030 Beo		264,565
	Pvtpl Venture Xxix Clo Ltd	Pvtpl Venture Xxvi Clo Ltd Ser 17-26A Cl A-R Fltg 01-20-2029 Beo		33,298
	Pvtpl Verdelite Static Clo Ltd	Pvtpl Verdelite Static Clo Ltd Ser 24-1A Cl A Fltg 07-20-2032		485,505
	Pvtpl Vertical Holdco Gmbh	Pvtpl Vertical Holdco Gmbh Sr Nt Usd 144A 7.625 Due 07-15-2028/07-15-2020 Beo		199,846
	Pvtpl Vertical U S Newco Inc	Pvtpl Vertical U S Newco Inc 5.25% Due 07-15-2027		293,685
	Pvtpl Viasat Inc	Pvtpl Viasat Inc Sr Nt 144A 5.625% 09-15-2025		161,544
	Pvtpl Vibrant Clo Ltd	Pvtpl Vibrant Clo Ltd Ser 19-11A Cl A1R1 Fltg 07-20-2032		373,787
	Pvtpl Vici Pptys L P	Pvtpl Vici Pptys L P/Vici Nt Co Inc 3.875% Due 02-15-2029 Beo		124,382
	Pvtpl Vici Pptys L P	Pvtpl Vici Pptys L P/Vici Nt Co Inc 4.125% Due 08-15-2030		103,138
	Pvtpl Vici Pptys L P	Pvtpl Vici Pptys L P/Vici Nt Co Inc 4.5% Due 01-15-2028 Beo		149,632
	Pvtpl Vici Properties Inc	Pvtpl Vici Properties Inc 3.75% Due 02-15-2027		52,426
	Pvtpl Vistra Operations Co	Pvtpl Vistra Operations Co Llc 4.375% Due 05-01-2029 Beo		317,293
	Pvtpl Vistra Operations Co	Pvtpl Vistra Operations Co Llc 5.0% 07-31-2027		296,320
	Pvtpl Vistra Operations Co	Pvtpl Vistra Operations Co Llc 5.125% Due 05-13-2025 Beo		162,818
	Pvtpl Vistra Operations Co	Pvtpl Vistra Operations Co Llc 5.5% Due 09-01-2026 Beo		330,953
	Pvtpl Vistra Operations Co	Pvtpl Vistra Operations Co Llc 6.875% Due 04-15-2032		393,184
	Pvtpl Vistra Operations Co	Pvtpl Vistra Operations Co Llc 6.95% Due10-15-2033 Beo		792,928
	Pvtpl Vistra Operations Co	Pvtpl Vistra Operations Co Llc Sr Nt 144A 5.625% 02-15-2027		20,916
	Pvtpl Vistra Operations Co	Pvtpl Vistra Operations Co Llc Sr Nt 7.75% 10-15-2031		614,752
	Pvtpl Vital Energy Inc	Pvtpl Vital Energy Inc Del 7.875% 04-15-2032		295,394
	Pvtpl W R Grace Hldgs Llc	Pvtpl W R Grace Hldgs Llc Sr Nt 5.625% 08-15-2029		162,784
	Pvtpl Wesco Distribution Inc	Pvtpl Wesco Distribution Inc 6.375% 03-15-2029		48,642
	Pvtpl Wildfire Inter Hldgs Llc	Pvtpl Wildfire Inter Hldgs Llc 7.5% 10-15-2029		203,011
	Pvtpl Williams Scotsman Inc	Pvtpl Williams Scotsman Inc 6.625% 06-15-2029		48,571
	Pvtpl Xpo Inc	Pvtpl Xpo Inc 6.25% 06-01-2028		97,593
	Pvtpl Zf North Amer Cap Inc	Pvtpl Zf North Amer Cap Inc Nt 144A 4.75% Due 04-29-2025 Beo		301,471
	Pvtpl Zf North Amer Cap Inc	Pvtpl Zf North America Capital Inc 6.875% Due 04-14-2028		149,592
	Pvtpl Zf North Amer Cap Inc	Pvtpl Zf North America Capital Inc 7.125% Due 04-14-2030		157,024
	Pvtpl Ziprecruiter Inc	Pvtpl Ziprecruiter Inc 5.0% 01-15-2030		144,139
	Pvtplmacquarie Airfinance Hldgs Ltd	Pvtplmacquarie Airfinance Hldgs Ltd 6.5% 03-26-2031		169,341
	Radiate Holdco, Llc	Radiate Holdco, Llc Incremental Term Loan B Due 09-25-2026		102,828
	Rapid7 Inc Sr Nt Conv 1.	Rapid7 Inc Sr Nt Conv 1.25% 03-15-2029		196,008
	Realkredit Danmark	Realkredit Danmark 1% Cvd Bds 01/10/53 Dkk0.01		3,011
	Realkredit Danmark	Realkredit Danmark 1% Cvd Bds 01/10/53 Dkk0.01		0
	Realkredit Danmark	Realkredit Danmark 1% Snr Sec 01/10/50 Dkk0.01		0
	Realkredit Danmark	Realkredit Danmark 1.5% Cvd Bds 01/10/2053 Dkk		50,905
	Realkredit Danmark	Realkredit Danmark 1.5% Snr Sec 01/10/2053 Dkk		0
	Realkredit Danmark	Realkredit Danmark 2% Cvd Bds 01/10/53 Dkk0.01		13,887
	Regal Rexnord Corp	Regal Rexnord Corp 6.05% 04-15-2028		31,532
	Regal Rexnord Corp	Regal Rexnord Corp 6.3% 02-15-2030		212,910
	Regal Rexnord Corp	Regal Rexnord Corp 6.4% 04-15-2033		61,937
	Resimac Bastille Series	Resimac Bastille Series 2021-2Nc 5.09248% 02-03-2053		272,062
	Restoration Hardware Inc	Restoration Hardware Inc Term Loan B 10-20-2028		222,934

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Rhp Hotel Pptys Lp & Rhp Corp	Rhp Hotel Pptys Lp & Rhp Fin Corp 4.75% 10-11-2027		19,345
	Ripon Mortgages	Ripon Mortgages 28/08/2056		419,802
	Rlj Lodging Tr	Rlj Lodging Tr L P Sr Secd Nt 144A 3.75% 07-01-2026		115,733
	Rlj Lodging Tr	Rlj Lodging Tr L P Sr Secd Nt 144A 4% 09-15-2029		187,586
	Royal Caribbean Cruises	Royal Caribbean Cruises Ltd Sr Nt 144A 4.25% 07-01-2026		271,893
	Sabra Health Care	Sabra Health Care Lp 3.2% Due 12-01-2031		266,900
	Sabre Glbl Inc	Sabre Glbl Inc 4% Snr Nts 04-15-2025 Usd		127,201
	Sabre Glbl Inc	Sabre Glbl Inc Sr Secd Nt 144A 8.625% 06-01-2027		30,573
	Sabre Glbl Inc	Sabre Glbl Inc Term Loan B Senior Secured Term Loan 06-30-2028 Beo		-
	Sabre Glbl Inc	Sabre Glbl Inc Term Loan B1 Due 12-17-2027 Beo		124,845
	Sabre Glbl Inc	Sabre Glbl Inc Term Loan B2 Due 12-17-2027 Beo		54,222
	Sabre Glbl Inc	Sabre Glbl Inc. Senior Secured Term Loan B 06-30-2028 Beo		153,390
	Santander Uk Group Fltg	Santander Uk Group Fltg Rt 4.858% Due 09-11-2030		243,321
	Sba Communications	Sba Communications 3.125% Due 02-01-2029		190,456
	Sba Communications	Sba Communications Corp New Sr Nt 3.875% 02-15-2027		86,281
	Scientific Games	Scientific Games 7% Due 05-15-2028		292,576
	Scih Salt Holdings Inc	Scih Salt Holdings Inc Term Loan B 03-16-2027 Eo		83,901
	Seagate Hdd Cayman	Seagate Hdd Cayman 4.091% Due 06-01-2029		21,448
	Seagate Hdd Cayman	Seagate Hdd Cayman 5.75% Due 12-01-2034		287,729
	Seagate Hdd Cayman	Seagate Hdd Cayman 8.25% 12-31-2049		138,514
	Seagate Hdd Cayman	Seagate Hdd Cayman 9.625% 12-01-2032		185,525
	Segovia Euro	Segovia Euro C6-19 Frn Clo 07/2032 Eur 'A-R'		375,661
	Sensata	Sensata 3.75% Due 02-15-2031		45,457
	Service Pptys	Service Pptys Tr 5.5% Due 12-15-2027		77,615
	Shea Homes	Shea Homes Lp 4.75% 02-15-2028		60,294
	Shift4 Payments Inc	Shift4 Payments Inc 0.5% Cnv Snr Nts 08-01-2027		151,575
	Sitel Worldwide Corporation	Sitel Worldwide Corporation Term Loan 07-28-2028 Beo		219,578
	Slm Corp Medium Term Nts	Slm Corp Medium Term Nts Book Entry 5.625% Due 08-01-2033		37,208
	Sm Energy Co	Sm Energy Co 6.5% Due 07-15-2028 Reg		13,913
	Snap Inc	Snap Inc Sr Nt Conv 0% 05-01-2027		98,028
	Sound Pt Clo Ix Ltd	Sound Pt Clo Ix Ltd / Sound Pt Clo 15-2A Ar 0.0% 07-20-2032		400,618
	Southern Calif Edison Co	Southern Calif Edison Co 5.35% 03-01-2026		301,966
	Southwest Airls Co	Southwest Airls Co 1.25% Due 05-01-2025		413,680
	Springleaf Fin	Springleaf Fin 7.125% Due 03-15-2026		65,150
	Sprint Corp Fixed	Sprint Corp Fixed 7.625% Due 03-01-2026		215,629
	Star Hldg Llc	Star Hldg Llc Term Loan B 07-18-2031		86,908
	Star Parent Inc	Star Parent Inc Term Loan B Senior Secured Term Loan 09-19-203		247
	Starwood Ppty Tr Inc	Starwood Ppty Tr Inc Sr Nt 144A 4.375% 01-15-2027		386,736
	Std Inds Inc	Std Inds Inc Del 4.375% Due 07-15-2030		84,291
	Std Inds Inc	Std Inds Inc Del 5% Due 02-15-2027		35,231
	Steele Creek	Steele Creek Clo 2018-1 Ltd / Sr Secd Ntcl A Fltg 144A 5.57359% 04-15-2031		375,486
	Stryker Corp	Stryker Corp 4.637% 09-11-2029		292,023
	Sumitomo Mitsui	Sumitomo Mitsui 1.474% Due 07-08-2025		393,304
	Sumitomo Mitsui Finl Group Inc	Sumitomo Mitsui Finl Group Inc 5.464% 01-13-2026		403,037
	Sunoco Lp/Sunoco Fin Corp	Sunoco Lp/Sunoco Fin Corp 4.5% Due 05-15-2029		39,460

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Sunoco Lp/Sunoco Fin Corp	Sunoco Lp/Sunoco Fin Corp 5.875% 03-15-2028		83,657
	Surgery Center Holdings, Inc	Surgery Center Holdings, Inc Senior Secured Term Loan B 12-19-2030		311,775
	Synchrony Bk Global	Synchrony Bk Global Sr Short Term Bk Nts5.4% Due 08-22-2025 Reg		400,498
	Synchrony Card Issuance	Synchrony Card Issuance Tr Ser 23-A2 Cl A 5.74% 10-15-2029		407,575
	Targa Res Partners Fixed	Targa Res Partners Fixed 6.5% Due 07-15-2027		157,094
	Tegna Inc	Tegna Inc 4.625% Due 03-15-2028		194,671
	Teladoc Health Inc	Teladoc Health Inc 1.25% Due 06-01-2027		283,725
	Telesat Canada	Telesat Canada Term B-5 Loan Due 12-07-2026 Beo		72,708
	Tenet Healthcare	Tenet Healthcare 6.875% Due 11-15-2031		98,314
	Tenet Healthcare Corp	Tenet Healthcare Corp 6.25% Due 02-01-2027		835,337
	Tenet Healthcare	Tenet Healthcare Fixed 6.125% Due 10-01-2028		10,980
	Tenneco Inc.	Tenneco Inc. Term A Loan Senior Secured Term Loan 11-17-2028		119,799
	Tenneco Inc.	Tenneco Inc. Term B Loan (First Lien) Senior Secured Term Loan 11-17-2028		60,104
	Teva	Teva 3.15% Due 10-01-2026		496,784
	Teva	Teva 6.15% Due 02-01-2036		36,071
	Teva Pharmaceutical Inds	Teva Pharmaceutical Indst Ltd 4.1% Bds 10-01-2046 Usd2000		122,932
	Tibco Software Inc	Tibco Software Inc Sr Secd Nt 144A 6.5% 03-31-2029		389,673
	Time Warner Cable	Time Warner Cable 7.3% Due 07-01-2038		93,713
	Tkc Hldgs Inc	Tkc Hldgs Inc Sr Secd Nt 144A 6.875% 05-15-2028		184,884
	Tkc Holdings, Inc.	Tkc Holdings, Inc. Closing Date Initial Term Loan (2024) Sr Scrd Tl 05-15-2028		111,059
	Transalta Corp	Transalta Corp 7.75% Due 11-15-2029 Beo		75,077
	Transdigm Inc	Transdigm Inc 4.625% 01-15-2029		62,720
	Transdigm Inc	Transdigm Inc 4.875% 05-01-2029 Reg		63,268
	Transdigm Inc	Transdigm Inc Fixed 5.5% 11-15-2027		624,955
	Transdigm Inc	Transdigm Inc Tranche I Term Loan Sen 08-24-2028		342,687
	Transocean Sedco Forex Inc	Transocean Sedco Forex Inc 7.5 Due 04-15-2031 Beo		80,513
	Tri Pointe Homes Inc	Tri Pointe Homes Inc 5.25% Due 06-01-2027		41,249
	Trident Tpi Hldgs Inc	Trident Tpi Hldgs Inc Senior Secured Tlb 09-15-2028		115,138
	Triton Water Holdings Inc	Triton Water Holdings Incorporated Tl Due 03-31-2028 Beo		27,811
	Twilio Inc	Twilio Inc 3.625% 03-15-2029		370,633
	Uber Technologies	Uber Technologies 7.5% Due 09-15-2027		341,984
	Uber Technologies Inc	Uber Technologies Inc Sr Nt Conv 0.0% Due 12-15-2025 Reg		247,968
	Ubs Group	Ubs Group Ag Sr Nt 3.75% 03-26-2025		249,252
	Uniti Group Lp	Uniti Group Lp / 4.75% Due 04-15-2028		142,460
	Uniti Group Lp	Uniti Group Lp / Uniti Fiber Hldgs Sr Nt144A 6% 01-15-2030		65,858
	Uwm Mtg	Uwm Mtg Tr Fltg Rt 5% Due 12-25-2051		303,804
	Venture 38 Clo Ltd	Venture 38 Clo Ltd / Venture 38 Clo 5.7085% 07-30-2032		300,462
	Venture Global	Venture Global 4.125% Due 08-15-2031		331,346
	Venture Xxviii Clo Ltd	Venture Xxviii Clo Ltd / Venture Sr Secdnt Cl A1R Fltg 144A 5.54478% 07-20-2030		143,920
	Viacom Inc	Viacom Inc New 5.25% Due 04-01-2044		196,790
	Viacom Inc	Viacom Inc New 5.85% Due 09-01-2043		91,321
	Wells Fargo & Co	Wells Fargo & Co Var Rt 3.908% Due 04-25-2026		199,387
	Wells Fargo & Co	Wells Fargo & Company 5.707% 04-22-2028		406,633
	Wells Fargo Home	Wells Fargo Home Fltg Rt 5.43378% Due 10-25-2034		19,858
	Western Dig Corp	Western Dig Corp 3.1% Due 02-01-2032		5,833

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate Debt Instruments (continued)
	Western Dig Corp	Western Dig Corp 4.75% Due 02-15-2026		329,790
	Western Midstream Oper	Western Midstream Oper Lp 5.45% 11-15-2034		68,580
	Western Midstream Operating	Western Midstream Operating Lp 5.25% 02-01-2050		161,820
	Westn Gas Partners	Westn Gas Partners 4.5% 03-01-2028		33,285
	Westn Gas Partners	Westn Gas Partners 5.3% 03-01-2048		52,720
	William Morris Endeavor Entmt	William Morris Endeavor Entmt Llc (Img Hldngs, Llc) Term B-1 Ln 05-18-25		237,074
	Ww Intl Inc	Ww Intl Inc Sr Secd Nt 144A 4.5% 04-15-2029		73,842
	Wyndham	Wyndham 4.625% Due 03-01-2030		52,899
	Wyndham	Wyndham 6.625% Due 07-31-2026		358,794
	Zayo Group Holdings Inc	Zayo Group Holdings Inc Incremental Term Loan (1St Lien) Senior Secured 3-9-27		49,230
	Ziggo	Ziggo Bd Fin B V 6% Due 01-15-2027		294,598
		Corporate Debt Instruments		171,927,433
	Derivative Investments
	Barclays	OTC DER CASH COLL REC FROM BARCLAYS		204,000
	Barclays	SWAP DUE FROM USD BARCUS31XXX 31 DEC 2050		192,000
	Barclays	LCH_OIS BARCUS31 18/09/2029 GBP P 1DSONIA / R 4% SWU022DV9		0
	Barclays	CME_OIS BARCUS31 12/18/2029 USD P 3.75% / R 1DSOFR SWU025TW3		20,387
	Barclays	CME_OIS BARCUS31 12/21/2032 USD P 2% / R 1DSOFR SWU01JHW7		271,350
	Barclays	LCH_OIS BARCUS31 08/19/2034 USD P 3.586% / R 1DSOFR SWU028ZY6		4,336
	Barclays	LCH_OIS BARCUS31 08/21/2034 USD P 3.558% / R 1DSOFR SWU02A1C6		4,558
	Barclays	LCH_OIS BARCUS31 08/22/2034 USD P 3.613% / R 1DSOFR SWU02A2K7		4,097
	Barclays	LCH_OIS BARCUS31 08/28/2034 USD P 3.555% / R 1DSOFR SWU02A7Z9		4,553
	Barclays	LCH_OIS BARCUS31 08/28/2034 USD P 3.565% / R 1DSOFR SWU02A805		4,471
	Barclays	LCH_OIS BARCUS31 08/28/2034 USD P 3.599% / R 1DSOFR SWU02A813		8,377
	Barclays	LCH_OIS BARCUS31 08/28/2034 USD P 3.611% / R 1DSOFR SWU02A847		8,178
	Barclays	LCH_OIS BARCUS31 08/28/2034 USD P 3.643% / R 1DSOFR SWU02A854		5,736
	Barclays	LCH_OIS BARCUS31 09/04/2034 USD P 3.525% / R 1DSOFR SWU02ABR2		4,775
	Barclays	LCH_OIS BARCUS31 09/05/2034 USD P 3.41% / R 1DSOFR SWU02ACW0		5,722
	Barclays	LCH_OIS BARCUS31 09/16/2034 USD P 3.277% / R 1DSOFR SWU02ANQ1		6,775
	Barclays	LCH_OIS BARCUS31 09/18/2034 USD P 3.231% / R 1DSOFR SWU02AR95		14,294
	Barclays	LCH_OIS BARCUS31 10/31/2030 USD P 3.623% / R 1DSOFR SWU020UR3		4,718
	Barclays	LCH_OIS BARCUS31 10/31/2030 USD P 3.664% / R 1DSOFR SWU020WS9		4,286
	Barclays	LCH_OIS BARCUS31 10/31/2030 USD P 3.677% / R 1DSOFR SWU020XV1		2,075
	Barclays	LCH_OIS BARCUS31 10/31/2030 USD P 3.689% / R 1DSOFR SWU020W18		6,629
	Barclays	LCH_OIS BARCUS31 10/31/2030 USD P 3.735% / R 1DSOFR SWU020ZX5		7,051
	Barclays	LCH_OIS BARCUS31 12/18/2025 USD P 3.5% / R 1DSOFR SWU020B78		12,398
	Citibank	CALL SWO EUR CITIUS33 P 3MEURIB / R 2.05% 317U6VZA8 19/02/2025		1,878
	Citibank	OTC DERIVATIVE CASH COLL RECEIVABLE FROM CITIBANK		194
	Citibank	CDS CITIUS33 06/20/2025 SELL SCHLUMBERGER OILFIELD SWPC0N676		2,195
	Citigroup Global Markets	CDX SBNYUS33 08/17/2061 SELL CMBX.NA.AAA.12 SWPC0HTX7		30
	Deutsche Bank AG	CALL SWO USD DEUTGB2L P 1DSOFR / R 3.75% 317U7HTA5 10/30/2025		24,894
	Goldman Sachs Bank Usa	CALL SWO GBP GSCMUS33 P 1DSONIA / R 3.25% 317U71LA8 06/03/2025		55
	Goldman Sachs Bank Usa	CALL SWO GBP GSCMUS33 P 1DSONIA / R 3.25% 317U72BA7 10/03/2025		96
	Goldman Sachs Bank Usa	CALL SWO GBP GSCMUS33 P 1DSONIA / R 3.25% 317U72TA8 11/03/2025		85
	Goldman Sachs Bank Usa	CALL SWO GBP GSCMUS33 P 1DSONIA / R 3.25% 317U73VA3 12/03/2025		136

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative Investments (continued)
	Goldman Sachs Bank Usa	CALL SWO GBP GSCMUS33 P 1DSONIA / R 3.25% 317U74RA6 13/03/2025		144
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/03/2031 EUR P CPTFE / R 1.38% SWU086FC4		0
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/03/2052 EUR P CPTFE / R 2.58% SWU0KT119		9,743
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/03/2052 EUR P CPTFE / R 2.59% SWU0ZD712		5,231
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/04/2053 EUR P CPTFE / R 2.7% SWU0K8A23		33,843
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/05/2027 EUR P 3% / R CPTFE SWU0EA018		5,728
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/05/2027 EUR P 3.13% / R CPTFE SWU04AM49		708
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/05/2037 EUR P CPTFE / R 2.488% SWU01JA46		1,161
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/05/2052 EUR P CPTFE / R 2.421% SWU0EA026		740
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/08/2034 EUR P 2.049% / R CPTFE SWU056462		0
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/09/2034 EUR P 2.034% / R CPTFE SWU0MM443		0
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/09/2053 EUR P CPTFE / R 2.763% SWU0GH854		19,368
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/10/2053 EUR P CPTFE / R 2.682% SWU0KH016		16,499
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/10/2053 EUR P CPTFE / R 2.736% SWU0NL451		36,916
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/12/2052 EUR P CPTFE / R 2.59% SWU0XL419		23,647
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 15/08/2034 GBP P RPI / R 3.5% SWU0TX9S4		0
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 02/05/2028 USD P CPI / R 2.335% SWU0Y9274		0
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 02/24/2031 USD P 2.311% / R CPI SWU0PS017		111,910
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 02/26/2026 USD P 2.314% / R CPI SWU0EN655		184,303
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 03/05/2026 USD P 2.419% / R CPI SWU0EN705		131,101
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 05/13/2026 USD P 2.768% / R CPI SWU0EQ088		77,948
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 05/14/2026 USD P 2.813% / R CPI SWU0JL852		42,053
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 05/25/2026 USD P 2.703% / R CPI SWU0ZN009		59,591
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 08/26/2028 USD P 2.573% / R CPI SWU0EQ690		28,069
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 09/10/2028 USD P 2.645% / R CPI SWU0EQ781		12,436
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 10/07/2025 USD P CPI / R 2.208% SWU0BV9R9		0
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 10/15/2025 USD P CPI / R 2.38% SWU0RT9K2		0
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 11/04/2029 USD P CPI / R 1.76% SWU0FC880		0
	Goldman Sachs Bank Usa	LCH_RPI GOLDUS33 11/07/2025 USD P CPI / R 2.341% SWU0RB9N5		0
	Goldman Sachs Bank Usa	CCP DUE FROM GOLDMAN SACHS		99,000
	Goldman Sachs Bank Usa	CCP OTC DERIVATIVE CASH COLLATERAL RECEIVABLE FROM GOLDMA		87,000
	Goldman Sachs Bank Usa	OTC DERIVATIVE CASH COLLATERAL RECEIVABLE FROM USD GSAMUS33		260,000
	Goldman Sachs Bank Usa	LCH_IRS GOLDUS33 04/11/2052 EUR P 0.195% / R 6MEURIB SWU01MK06		233,422
	Goldman Sachs Bank Usa	LCH_IRS GOLDUS33 08/11/2052 EUR P 0.197% / R 6MEURIB SWU01MMU8		636,446
	Goldman Sachs Bank Usa	LCH_IRS GOLDUS33 11/05/2027 EUR P 6MEURIB / R 0.65% SWU01IOA9		0
	Goldman Sachs Bank Usa	LCH_IRS GOLDUS33 12/04/2027 EUR P 6MEURIB / R 0.65% SWU01HY44		0
	Goldman Sachs Bank Usa	LCH_IRS GOLDUS33 13/05/2027 EUR P 6MEURIB / R 1% SWU01IQW9		0
	Goldman Sachs Bank Usa	LCH_IRS GOLDUS33 15/08/2032 EUR P 6MEURIB / R 2.879% SWU01QDX3		88,889
	Goldman Sachs Bank Usa	LCH_IRS GOLDUS33 19/03/2035 EUR P 6MEURIB / R 2.5% SWU028YB7		211,217
	Goldman Sachs Bank Usa	LCH_IRS GOLDUS33 19/03/2055 EUR P 2.25% / R 6MEURIB SWU02A2D3		0
	Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 26/02/2025 EUR P 3.475% / R 1DESTR SWU0225S5		19,824
	Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 20/09/2027 JPY P 0.3% / R 1DTONAR SWU01E2S3		55
	Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 18/09/2026 GBP P 1DSONIA / R 0 SWU022DT4		0
	Goldman Sachs Bank Usa	CME_OIS GOLDUS33 06/20/2054 USD P 3.5% / R 1DSOFR SWU0206Z2		76,147
	Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 02/13/2034 USD P 1DSOFR / R 3.085% SWU01OR39		0

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative Investments (continued)
	Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 02/13/2054 USD P 2.865% / R 1DSOFR SWU01OR47		514,952
	Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 11/15/2028 USD P 1DSOFR / R 2.3% SWU01YS10		0
	Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 11/15/2053 USD P 2.285% / R 1DSOFR SWU01YS28		273,153
	Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 11/21/2028 USD P 1DSOFR / R 2.34% SWU01YS36		0
	Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 11/21/2053 USD P 2.236% / R 1DSOFR SWU01YS44		204,578
	Goldman Sachs Bank Usa	LCH_OIS GOLDUS33 12/20/2025 USD P 4.25% / R 1DSOFR SWU01VA64		0
	Goldman Sachs Bank Usa	CDS / STS GSILGB2X 10-17-2057 SWPC0ATK0		1
	Goldman Sachs Bank Usa	ICE_CDS GOLDUS33 20/12/2025 SELL BARCLAYS BANK PLC 1.5% SWPC0N6P6		679
	GSC	CCP DUE RECEIVABLE FROM GSC		75,000
	HSBC	HSBC (RYANAIR HOLDINGS PLC) P-NOTE 31/10/2025		4,586,180
	JP Morgan Chase Bank	PUT SWO USD CHASUS33 P 5% / R 1DSOFR 317U4UYA3 07/08/2025		3,888
	Keppel DC Reit	KEPPEL DC REIT NRO NPV		5,229
	Merrill Lynch	OTC DERIVATIVE CASH COLL RECEIVABLE FROMMERRILL LYNCH INTL		17,550,211
	Not Applicable	Canadian dollar		0
	Not Applicable	Euro		12,967
	Not Applicable	British pound sterling		36,909
	Not Applicable	British pound sterling		51,282
	Not Applicable	Japanese yen		1
	Not Applicable	Japanese yen		14,669
	Not Applicable	New Zealand dollar		1
	Not Applicable	Brazilian real		818
	Not Applicable	British pound sterling		6
	Not Applicable	Japanese yen		892
	Not Applicable	Australian dollar		3,542
	Not Applicable	Brazilian real		1,845
	Not Applicable	Brazilian real		37,668
	Not Applicable	Brazilian real		26,937
	Not Applicable	Brazilian real		33,007
	Not Applicable	Brazilian real		24,555
	Not Applicable	Brazilian real		17,449
	Not Applicable	Brazilian real		20,638
	Not Applicable	Brazilian real		5,735
	Not Applicable	Canadian dollar		8,298
	Not Applicable	Canadian dollar		6,204
	Not Applicable	HK offshore Chinese Yuan Renminbi		52
	Not Applicable	Danish krone		1,500
	Not Applicable	Danish krone		4,113
	Not Applicable	Danish krone		4,058
	Not Applicable	Euro		175,869
	Not Applicable	Euro		2,233
	Not Applicable	Euro		131
	Not Applicable	Euro		7,699
	Not Applicable	Euro		153
	Not Applicable	British pound sterling		7,289
	Not Applicable	British pound sterling		1,953

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value

	Derivative Investments (continued)
	Not Applicable	Japanese yen		628.41
	Not Applicable	Mexican peso		957.17
	Not Applicable	Mexican peso		1,017.43
	Not Applicable	New Zealand dollar		9,939.31
	Not Applicable	South African rand		1,236.41
		Derivative Investments Total		27,079,590
	Collective Trust Fund
*	Blackrock	MFO BLACKROCK INSTL TR CO EQUITY INDEX UNITIZED ACCT		4,100,047,480.74
*	Blackrock	MFO BLACKROCK INSTL TR CO MIDCAP EQUITY INDEX UNITIZED ACCT		652,329,706.25
*	Blackrock	MFO BLACKROCK INSTL TR CO RUSSELL 2000 INDEX UNITIZED ACCT		546,242,680.05
*	Blackrock	MFO BLACKROCK INSTL TR CO MSCI ACWI EX US IMI INDEX UNITIZED ACCT		425,971,132.54
*	Blackrock	MFO BLACKROCK INSTL TR CO US DEBT INDEX UNITIZED ACCT		252,248,287.53
*	Blackrock	MFO BLACKROCK INSTL TR CO EMERGING MKTS INDEX UNITIZED ACCT		177,166,135.36
*	Blackrock	MFO BLACKROCK INSTL TR CO N A MSCI ACWI ESG FOCUS INDEX UNITIZED ACCT		118,282,362.59
*	Blackrock	MFO BLACKROCK INSTL TR CO US HIGH YIELD BOND INDEX		81,055,354.16
*	Blackrock	MFO BLACKROCK INSTL TR CO N A INVT FDS FOR E DEVELOPED REAL ESTATE INDEX UNI		65,191,529.34
*	JP Morgan	MFO CF COMMINGLED PENSION TR FD LARGE CAP GROWT OF JPM CHASE BK N A UNIT CL CF-K		1,199,400,903.03
*	JP Morgan	MFO CF COMMINGLED PENSION TR FD LARGE CAP GROWT OF JPM CHASE BK N A UNIT CL CF-K		649,456,051.53
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		23,691,222.36
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		15,712,989.67
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		15,656,888.22
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		10,295,213.52
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		9,685,308
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		8,985,882.42
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		8,471,289.48
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		7,335,802.59
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		3,442,099.30
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		2,626,837.08
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		1,053,050.79
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		842,037.15
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		407,898.79
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		379,736.49
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		242,419.59
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		79,379.11
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		12,993.64
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		6,366.38
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		11.97
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		-
*	Northern Trust	NT COLLECTIVE SHORT TERM INVT FD		-
*	PIMCO	MFO PIMCO COLLECTIVE INVT TOTAL RETURN COLLECTIVE TR CL M		298,602,624.48
*	Pimco	MFO PIMCO SHORT TERM FLOATING NAV II		30,013,466.98
*	State Street	MFO SSGA 2035 FUND (CM8V1)		688,527,441.83
*	State Street	MFO SSGA 2030 FUND (CM5L)		550,732,849.71
*	State Street	MFO SSGA 2040 FUND (CM5M)		547,090,464.39

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2024

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Collective Trust Fund (continued)
*	State Street	MFO SSGA 2045 FUND (CM8W1)		532,762,031.25
*	State Street	MFO SSGA 2050 FUND (CMAQ1)		480,100,538.00
*	State Street	MFO SSGA 2025 FUND (CM8U1)		333,319,851.17
*	State Street	MFO SSGA 2055 FUND (CMLE1)		330,702,424
*	State Street	MFO SSGA TARGET RETMT INCOME SL SER I		196,226,700.98
*	State Street	MFO STATE STREET TARGET RETIREMENT 2060 SECURITIES LENDING SER FUND CLASS I		189,469,764.68
*	State Street	MFO SSGA 2020 FUND (CM5J)		110,249,435
*	State Street	MFO STATE STREET TARGET RETIREMENT 2065 SECURITIES LENDING SERIES FUND CLASS I		104,513,652
*	TS&W	MFO TS&W COLLECTIVE INVT TR INTL LARGE CAP EQUITY TR CL V		287,873,575
*	Wellington	MFO WELLINGTON OPPORTUNISTIC EMERGING MARKETS DEBT (SERIES 1)		58,420,742
*	William Blair	MFO WILLIAM BLAIR COLLECTIVE INVT TR EMERGING MKTS GROWTH COLL INVT FD CL 6		319,949,482
		Collective Trust Fund Total		13,434,874,094
	Repurchase Agreements
*	Blackrock	Agreement to repurchase W/BANK OF N 4.45% FROM 12-31-2024 TO 01-02-2025		95,000,000
*	Blackrock	Agreement to repurchase W/BNP PARIB 4.46% FROM 12-31-2024 TO 01-02-2025		95,000,000
*	Blackrock	Agreement to repurchase W/BOFA SECU 4.46% FROM 12-31-2024 TO 01-02-2025		95,000,000
*	Blackrock	Agreement to repurchase W/GOLDMAN, 4.46% FROM 12-31-2024 TO 01-02-2025		80,000,000
*	Blackrock	Agreement to repurchase W/MIZUHO SE 4.46% FROM 12-31-2024 TO 01-02-2025		70,000,000
*	Blackrock	Agreement to repurchase W/NATIXIS C 4.45% FROM 12-31-2024 TO 01-02-2025		70,000,000
*	Blackrock	Agreement to repurchase W/TD SECURI 4.48% FROM 12-31-2024 TO 01-02-2025		65,000,000
		Repurchase Agreement Total		570,000,000

	Participant-directed investments at fair value			21,589,503,782

	Various Participants	Participant Loans (secured by account, rates ranging from 4.25% to 9.50% with maturity dates ranging from 2024 to 2051)		130,367,784

* Party-in-interest

** Cost information is not required for Participant-directed investments and therefore is not included.

See Report of Independent Registered Public Accounting Firm